SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☒	Preliminary proxy statement.	☐ Confidential, for use of the Commission only (as permittedby Rule 14a-6(e) (2)).

☐	Definitive proxy statement.
☐	Definitive additional materials.
☐	Soliciting material pursuant to Rule 14a—12

BCT International, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: BCT International, Inc. common stock, par value $0.04 per share

(2)	Aggregate number of securities to which transaction applies: 5,121,471 shares of common stock, par value $0.04 per share.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined based upon the product of 2,431,189 shares of common stock and the merger consideration of $2.00 per share. In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the amount calculated pursuant to the preceding sentence by 1/50 of one percent.

(4)	Proposed maximum aggregate value of transaction: $4,862,378

(5)	Total fee paid: $972.48

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BCT INTERNATIONAL, INC.

3000 Northeast 30th Place

Fifth Floor

Fort Lauderdale, FL 33306

To Our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of BCT International, Inc. (“BCTI”) to be held on             , 2003, at          p.m., local time, at our corporate offices at 3000 Northeast 30th Place, Fort Lauderdale, Florida 33306. A notice of the special meeting, a proxy statement and a proxy card are enclosed. Please read the enclosed proxy statement carefully as it sets forth details of the proposed merger and other important information relating to the merger and the special meeting.

At the special meeting, we will ask you to adopt and approve an Agreement and Plan of Merger, dated as of May 29, 2003, pursuant to which Phoenix Acquisition Corp. will merge into BCTI. Phoenix Acquisition Corp., formed solely for the purpose of effecting the merger, is a wholly-owned subsidiary of Phoenix Group of Florida, Inc. (“Phoenix”). Phoenix is wholly-owned by William A. Wilkerson, who serves as its sole director and executive officer, and who also serves as Chairman and Chief Executive Officer of BCTI. The acquisition group, which includes Phoenix, Phoenix Acquisition Corp. and William A. Wilkerson, owns 52.5% of BCTI’s outstanding common stock. Adoption and approval of the merger agreement requires the affirmative vote of the holders of more than 50% of all outstanding shares of BCTI common stock as well as the affirmative vote of the holders of a majority of the shares not held by the acquisition group (the “Minority Shareholders’ Approval”). The acquisition group has indicated to us its intention to vote in favor of the merger agreement, provided that the Minority Shareholders’ Approval is obtained.

Upon the adoption and approval of the merger agreement and the completion of the merger, each outstanding share of common stock will be canceled and converted into the right to receive $2.00 in cash, except for shares held by stockholders who perfect their appraisal rights under Delaware law and shares held by the acquisition group. After the merger, BCTI will be privately held and wholly-owned by the acquisition group. A copy of the merger agreement is attached to the proxy statement as Appendix A and we urge you to read it in its entirety.

A Special Committee of our board of directors, comprised solely of directors who are not officers or employees of our company, was formed to consider and evaluate the proposed merger. The Special Committee has unanimously recommended to our board of directors that the merger agreement be approved. In connection with its evaluation of the merger, the Special Committee engaged Capitalink, L.C. to render an opinion to the Special Committee as to the fairness of the consideration to be received in the proposed merger by the unaffiliated stockholders of BCTI. Capitalink has rendered its opinion dated as of May 27, 2003, to the effect that, as of that date and based upon and subject to the limitations and qualifications set forth in the opinion, the consideration to be received in the merger by the unaffiliated stockholders of BCTI is fair to those stockholders from a financial point of view. The written opinion of Capitalink is attached to the proxy statement as Appendix B, and you should read it carefully.

Based on the unanimous recommendation of the Special Committee, our board has unanimously approved and declared the advisability of the merger agreement, and has unanimously determined that the merger consideration described above is fair to our unaffiliated common stockholders and that the terms of the merger are fair to our unaffiliated common stockholders . We unanimously recommend that you vote “FOR” the merger agreement.

Whether or not you plan to attend the special meeting, please promptly complete, date, sign and return the enclosed proxy card in the enclosed prepaid envelope. Your failure to either return a properly executed proxy card or vote at the special meeting will have the same effect as a vote against the merger.

If the merger is consummated, you will receive instructions for surrendering your BCTI stock certificates and a letter of transmittal to be used for this purpose. You should not submit your stock certificates for exchange until you have received the instructions and the letter of transmittal.

Sincerely,

/s/ William A. Wilkerson
William A. Wilkerson Chairman of the Board and Chief Executive Officer

This proxy statement is dated             , 2003 and was first mailed to BCTI stockholders on or about             , 2003.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT ATTACHED HERETO. ANY REPRESENTATIONS TO THE CONTRARY ARE UNLAWFUL.

BCT INTERNATIONAL, INC.

3000 Northeast 30th Place

Fifth Floor

Fort Lauderdale, FL 33306

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON             , 2003

To Our Stockholders:

A special meeting of the stockholders of BCT International, Inc. will be held on             , 2003, at 2:00 p.m., local time, at the corporate offices of BCTI at 3000 Northeast 30th Place, Fort Lauderdale, Florida 33306, for the following purposes:

1.	To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of May 29, 2003, by and among Phoenix Group of Florida, Inc., a Nevada corporation, Phoenix Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Phoenix, and BCTI. Under the terms of the merger agreement, upon the adoption and approval of the merger agreement by holders of BCTI common stock and the completion of the merger: (i) Phoenix Acquisition Corp. will merge into BCTI, with BCTI continuing as the surviving corporation and (ii) each outstanding share of BCTI common stock will be canceled and converted into the right to receive $2.00 in cash, except for shares held by stockholders who perfect their appraisal rights under Delaware law and shares of BCTI common stock held by Phoenix and William A. Wilkerson (our Chairman and Chief Executive Officer). A copy of the merger agreement is attached to the proxy statement as Appendix A; and

2.	To vote to adjourn the meeting, if necessary.

We have specified             , 2003, at the close of business, as the record date for the purpose of determining the BCTI common stockholders who are entitled to receive notice of and to vote at the special meeting. A list of the BCTI common stockholders entitled to vote at the special meeting will be available for examination by any stockholder at the special meeting. For ten days prior to the special meeting, this stockholder list will also be available for inspection by stockholders at our corporate offices at 3000 Northeast 30th Place, Fort Lauderdale, Florida 33306, during ordinary business hours.

For a more complete statement regarding the matters to be acted upon at the special meeting, please read the proxy statement and the other materials concerning BCTI and the merger, which are mailed with this notice.

The adoption and approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of BCTI common stock held by stockholders of record on the record date, as well as the affirmative vote of the holders of a majority of the shares held by persons other than members of the acquisition group (the “Minority Shareholders’ Approval”). The acquisition group, which consists of Phoenix, Phoenix Acquisition Corp. and William A. Wilkerson, owned, as of the record date, an aggregate of 2,690,282 shares of BCTI common stock, constituting approximately 52.5% of the outstanding shares of BCTI common stock entitled to vote at the special meeting. The acquisition group has agreed to vote in favor of adoption and approval of the merger agreement, provided that the Minority Shareholders’ Approval is obtained.

Acting upon the unanimous recommendation of a Special Committee of our board of directors, comprised solely of directors who are not officers or employees of BCTI, our board of directors has unanimously determined that the consideration to be received in the merger by the unaffiliated stockholders of BCTI, , is, from a financial point of view, fair to such stockholders. Our board of directors unanimously recommends that you vote “FOR” adoption and approval of the merger agreement.

If the merger is completed, BCTI stockholders who do not vote in favor of the adoption and approval of the merger agreement will have the right to seek appraisal of the fair value of their shares, provided that they submit a written demand for such an appraisal before we take the vote on the merger agreement and they comply with Delaware law as explained in the proxy statement. For an explanation of the procedures for perfecting your appraisal rights, see pages 47-50 setting forth the section of the proxy statement captioned “The Merger—Appraisal Rights.”

Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares of BCTI common stock that you own, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. Failure to return a properly executed proxy card or vote at the special meeting will have the same effect as a vote against the merger and the merger agreement.

Your proxy is revocable and will not affect your right to vote in person if you decide to attend the special meeting. Simply attending the special meeting, however, will not revoke your proxy. For an explanation of the procedures for revoking your proxy, see page 11 setting forth the sections of the proxy statement captioned “Special Meeting—Voting and Revocation” and “Special Meeting—Solicitation of Proxies”. Returning your proxy card without indicating how you want to vote will have the same effect as a vote “FOR” the adoption and approval of the merger agreement.

The merger is described in the enclosed proxy statement, which you are urged to read carefully. In addition, you may obtain information about BCTI from documents that BCTI has filed with the Securities and Exchange Commission, including the Schedule 13E-3 transaction statement filed in connection with the merger.

By Order of the Board of Directors,

/s/ William A. Wilkerson
William A. Wilkerson Chairman of the Board and Chief Executive Officer

Ft. Lauderdale, Florida

            , 2003

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	WHAT ARE WE VOTING ON?

A:	Whether to adopt and approve an Agreement and Plan of Merger by and among Phoenix, Phoenix Acquisition Corp. (a newly formed, wholly-owned subsidiary of Phoenix) and BCTI, pursuant to which Phoenix Acquisition Corp. will merge into BCTI, with BCTI continuing as the surviving corporation.

Q:	WHAT ARE THE RELATIONSHIPS AMONG THE PARTIES TO THE MERGER AGREEMENT?

A:	Phoenix, the proposed acquiror of BCTI, formed Phoenix Acquisition Corp. as its wholly-owned subsidiary solely for the purpose of effecting the merger. Phoenix is wholly-owned by William A. Wilkerson, who is the sole director and officer of Phoenix and Phoenix Acquisition Corp., and who is also Chairman and Chief Executive Officer of BCTI. Phoenix and Mr. Wilkerson, together own approximately 52.5% of the outstanding shares of BCTI common stock. In this proxy statement, the term “acquisition group” refers to Phoenix, Mr. Wilkerson and any entity that is controlled by Phoenix or Mr. Wilkerson.

Q:	ARE THERE CONDITIONS TO THE COMPLETION OF THE MERGER?

A:	Yes. Before completion of the transactions contemplated by the merger agreement, BCTI and Phoenix must fulfill or waive several closing conditions, including adoption and approval of the merger agreement by the holders of BCTI common stock, the accuracy of representations and warranties made by the parties, the absence of certain material adverse effects on BCTI and other customary closing conditions. If these conditions are not satisfied or waived, the merger will not be completed even if the holders of BCTI common stock vote to adopt and approve the merger agreement and the merger.

Q:	WHAT VOTE IS REQUIRED TO ADOPT AND APPROVE THE MERGER AGREEMENT AND THE MERGER?

A:	The affirmative vote of the holders of a majority of all outstanding shares of BCTI common stock as well as the affirmative vote of the holders of a majority of the shares held by persons other than members of the acquisition group (the “Minority Shares”) (the “Minority Shareholders’ Approval”) is required to adopt and approve the merger agreement and the merger. The acquisition group owns approximately 52.5% of the outstanding shares of BCTI common stock and has agreed to vote in favor of the adoption and approval of the merger agreement, provided that the Minority Shareholders’ Approval is obtained.

Q:	WHAT WILL BE THE EFFECT OF THE MERGER?

A:	After the merger, BCTI will no longer be a publicly held corporation, you will no longer own any BCTI stock, and the acquisition group will own 100% of BCTI’s stock.

Q:	IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY BCTI COMMON STOCK?

A:	If the merger is completed, each of your shares of BCTI common stock will be automatically canceled and converted into the right to receive $2.00 in cash, without interest or any other payment thereon, except that if you perfect your appraisal rights, your shares will be subject to appraisal in accordance with Delaware law. See page 46 (The Merger—Payment of Merger Consideration and Surrender of Stock Certificates) and pages 47-50 (The Merger—Appraisal Rights).

Q:	IF THE MERGER IS COMPLETED, WHAT WILL THE ACQUISITION GROUP RECEIVE FOR ITS BCTI COMMON STOCK?

A:	If the merger is completed, each share of BCTI common stock held by the acquisition group will remain outstanding and the acquisition group will not receive any cash consideration for its shares of BCTI common stock.

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Q:	WHAT DOES OUR BOARD OF DIRECTORS RECOMMEND REGARDING THE MERGER AGREEMENT?

A:	After receiving the unanimous recommendation of a Special Committee of our board of directors, consisting solely of directors who are not officers or employees of BCTI, our board of directors unanimously determined that the terms of the merger are advisable, fair to, and in the best interests of, BCTI unaffiliated stockholders,. Our board of directors unanimously recommends that you vote “FOR” the adoption and approval of the merger and the merger agreement.

Q:	WHY DID OUR BOARD OF DIRECTORS FORM THE SPECIAL COMMITTEE?

A:	Our board of directors formed the Special Committee because of the interests Mr. Wilkerson has in both BCTI and Phoenix. He is the Chairman and Chief Executive Officer of BCTI, the proposed target, as well as the sole director, senior executive officer and the owner of Phoenix, the proposed acquiror. The two members of the Special Committee (Jeffrey Hewson and Philip Pisciotta) are directors of BCTI who are neither officers nor employees of BCTI or Phoenix and are not affiliates of Phoenix.

Q:	WHAT SHOULD I DO NOW? HOW DO I VOTE?

A:	After you read and consider carefully the information contained in this proxy statement, please fill out, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. Failure to return your proxy or vote in person at the meeting will have the same effect as a vote against the adoption and approval of the merger and the merger agreement.

Q:	WHAT RIGHTS DO I HAVE TO DISSENT FROM THE MERGER?

A:	If you wish, you may dissent from the merger and seek an appraisal of the fair value of your shares of BCTI common stock, but only if you comply with the requirements of Delaware law which are attached as Appendix C and which are summarized on page Appendix C-1. Based on the determination of the Delaware Court of Chancery, the appraised fair value of your shares of BCTI common stock, which will be paid to you if you seek an appraisal, may be more than, less than, or equal to the $2.00 per share price of common stock to be paid in the merger.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should fill out, sign, date and return the proxy card and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your shares. See page 11 (Special Meeting—Voting and Revocation of Proxies).

Q:	CAN I CHANGE MY VOTE OR REVOKE MY PROXY AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes, you can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these methods, we must receive your notice of revocation or your new proxy card before the vote is taken at the special meeting. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. See page 11 (Special Meeting—Voting and Revocation of Proxies).

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

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A:	No. If the merger agreement is adopted and approved, then shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Phoenix’s payment agent. You should use the letter of transmittal to exchange your stock certificates for the merger consideration to which you are entitled as a result of the merger. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS. You should follow the procedures described in page 46 (The Merger—Payment of Merger Consideration and Surrender of Stock Certificates).

Q:	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:	We are working towards completing the merger as soon as possible. For the merger to occur, it must be adopted and approved by our stockholders and certain other customary closing conditions must be fulfilled or waived (to the extent permitted by law). If this and other conditions are either fulfilled or waived (to the extent permitted by law), we expect to complete the merger on or about , 2003, which in any event, will be no more than five business days after these conditions have been fulfilled or waived (to the extent permitted by law).

Q:	WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A:	The receipt of cash in exchange for your stock surrendered in the merger will constitute a taxable transaction for U.S. federal income tax purposes and under most state, local, foreign and other tax laws. In general, a stockholder who surrenders common stock pursuant to the merger will recognize a gain or loss equal to the difference, if any, between $2.00 per share and such stockholder’s adjusted tax basis in such share. We urge you to consult your own tax advisor regarding the specific tax consequences that may result from your individual circumstances as well as the foreign, state and local tax consequences of the disposition of shares in the merger. To review the tax considerations of the merger in greater detail see pages 42-43 (Special Factors—Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders).

Q:	WHO CAN HELP ANSWER MY OTHER QUESTIONS?

A:	If you have more questions about the merger, you should contact Michael Hull, Chief Financial Officer:

BCT International, Inc.

3000 Northeast 30th Place

Fifth Floor

Fort Lauderdale, Florida 33306

Telephone: 954-563-1224

Facsimile: 954-565-0742

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SUMMARY TERM SHEET

This term sheet highlights all material information from this proxy statement. Nonetheless, to understand the merger fully, you should read carefully this entire proxy statement, the appendices and the additional documents referred to in this proxy statement. In this proxy statement, the terms “BCTI”, “we”, “us” and “our” refer to BCT International, Inc. In this proxy statement, the term “Phoenix” refers to “Phoenix Group of Florida, Inc.” In this proxy statement, the terms the “acquisition group” and “Phoenix and its affiliates” refer to Phoenix, Phoenix Acquisition Corp., William A. Wilkerson, and any entity that is controlled by Phoenix or William A. Wilkerson.

THE SPECIAL MEETING DATE, TIME AND PLACE (PAGE 10)

Proposal to be Considered at the Special Meeting

The special meeting of common stockholders of BCT International, Inc. will be held on             , 2003 at          p.m. local time, at our corporate offices at 3000 Northeast 30th Place, Fort Lauderdale, Florida 33306. At the special meeting, you are being asked to adopt and approve the merger agreement pursuant to which Phoenix Acquisition Corp., a wholly-owned Phoenix subsidiary, formed solely for the purpose of effecting the merger, will be merged into BCTI. BCTI will continue as the surviving corporation. For additional information about the merger, see pages 45-50 (The Merger). For additional information about the merger agreement see pages 50-58 (The Merger Agreement).

Record Date for Voting

Only holders of record of shares of common stock of BCTI at the close of business on             , 2003 are entitled to notice of and to vote at the special meeting. On that date, there were              holders of record of common stock, and 5,121,471 shares of our common stock outstanding. Each share of common stock entitles the holder to cast one vote at the special meeting. For additional information about the record date for voting see page 10 (Special Meeting—Voting Rights; Vote Required for Adoption and Approval).

Procedures Relating to Your Vote at the Special Meeting

The presence, in person or by proxy, of the holders of a majority of all outstanding shares of BCTI common stock as of the record date is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes are counted for the purpose of establishing a quorum.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of all outstanding shares of BCTI common stock and the affirmative vote of the holders of a majority of the Minority Shares. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the adoption and approval of the merger agreement.

You should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the meeting in person. Unless contrary instructions are indicated on your proxy, all of your shares represented by valid proxies will be voted “FOR” the adoption and approval of the merger agreement.

If your shares are held in “street name” by your broker, your broker will vote your shares, but only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

You can revoke your proxy and change your vote in any of the following ways:

•	deliver to our secretary at our corporate offices at 3000 Northeast 30th Place, Fort Lauderdale, Florida 33306, on or before the business day prior to the special meeting, a later dated, signed proxy card or a written revocation of your proxy;

•	deliver a later dated, signed proxy card or a written revocation to us at the special meeting;

•	attend the special meeting and vote in person. Your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting; or

•	if you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions. For additional information regarding the procedure for delivering your proxy see page 11 (Special Meeting—Voting and Revocation of Proxies and Special Meeting—Solicitation of Proxies).

APPRAISAL RIGHTS (PAGE 10)

You may dissent from the merger and seek appraisal of the fair value of your shares of common stock, but only if you comply with all requirements of Delaware law attached as Appendix C to this proxy statement. See pages 47-50 (The Merger—Appraisal Rights).

PURPOSES AND STRUCTURE OF THE MERGER (PAGE 40)

The principal purposes of the merger are to permit BCTI stockholders to realize a cash price for their shares in an amount substantially in excess of the market price at which their shares traded just prior to the announcement of the signing of the merger agreement (this cash price is 138.1% greater than the average closing price at which their shares traded for the one year period prior to the announcement of the signing of the merger agreement) and to permit the acquisition group to increase its ownership of BCTI from approximately 52.5% to 100%.

The proposed transaction has been structured as a going private cash merger of Phoenix Acquisition Corp. into BCTI. BCTI will be the surviving corporation in the merger and, upon completion of the merger, will be a privately held wholly-owned subsidiary of the acquisition group. The transaction has been structured as a going private transaction to permit the acquisition group to own 100% of a privately held corporation and as a cash merger in order to provide the holders of common stock, other than the acquisition group, with cash for all of their shares. See page 40 (Special Factors—Purposes and Structure of the Merger).

CONSIDERATION TO BE OFFERED TO OUR STOCKHOLDERS (PAGE 51)

At the effective time of the merger, each outstanding share of common stock will be canceled and converted into the right to receive $2.00 in cash, except for shares held by stockholders who perfect their appraisal rights under Delaware law, shares of common stock held by the acquisition group and any shares of common stock held in our treasury.

Each share of common stock of Phoenix Acquisition Corp. then issued and outstanding will, by virtue of the merger and without any action on the part of Phoenix Acquisition Corp. become one fully paid and non-assessable share of common stock of BCTI, the surviving corporation.

THE PARTIES TO THE MERGER

Phoenix

The principal activity of Phoenix Group of Florida, Inc., a Nevada corporation, is the acquisition, ownership and operation through its wholly-owned entities and other affiliates, of the common stock of BCTI. BCTI’s Chairman and Chief Executive Officer, William A. Wilkerson, is the sole shareholder, director and executive officer of Phoenix. See page 43 (Conflicts of Interest).

As of the record date, Phoenix and its affiliates own 2,690,282 shares of BCTI’s outstanding common stock, which represents approximately 52.5% of BCTI’s outstanding common stock. The address and telephone number of Phoenix’s principal executive offices are:

Phoenix Group of Florida, Inc.

3000 Northeast 30th Place

Fifth Floor

Fort Lauderdale, FL 33306

Telephone: 954-563-1224

Phoenix Acquisition Corp.

Phoenix Acquisition Corp. is a Delaware corporation and a wholly-owned subsidiary of Phoenix that was formed solely for the purpose of effecting the transactions contemplated by the merger and has not engaged in any business except in furtherance of this purpose. The address and telephone number of Phoenix Acquisition Corp.’s principal executive offices are:

Phoenix Acquisition Corp.

3000 Northeast 30th Place

Fifth Floor

Fort Lauderdale, FL 33306

Telephone: 954-563-1224

BCTI

BCTI, a Delaware corporation, is a holding company with one direct wholly-owned subsidiary, Business Cards Tomorrow, Inc., a Florida corporation (“BCT”). BCT operates the Business Cards Tomorrow franchise system, the world’s largest wholesale franchise printing chain, with 82 franchised plants located in 36 states and Canada. For additional information and news concerning BCTI, please contact:

Michael Hull, Chief Financial Officer, BCT International, Inc.

BCTI’s common stock is quoted on the Over-The-Counter Bulletin Board under the symbol “BCTI”. The address and telephone number of BCTI’s principal executive offices are:

BCT International, Inc.

3000 Northeast 30th Place

Fifth Floor

Fort Lauderdale, Florida 33306

Telephone: 954-563-1224

Other Filing Persons

WILLIAM A. WILKERSON

The principal occupation of William A. Wilkerson is (i) to serve as the Chairman of the Board of Directors (since January 1986) and Chief Executive Officer (from May 1988 to October 1997 and since February 2001) and (ii) to serve as the Chairman of the Board of Directors and the Chief Executive Officer of Phoenix, with which he has been associated since its inception in 2001. As of the record date, William A. Wilkerson and Phoenix owned 2,690,282 shares of BCTI common stock, which represents approximately 52.5% of BCTI’s outstanding common stock. William A. Wilkerson owns 100% of Phoenix and may be deemed to be a controlling person of BCTI. For additional information about William A. Wilkerson see page 43 (Conflicts of Interest—Directors, Officers and Controlling Persons—William A. Wilkerson). The business address and telephone number of William A. Wilkerson are:

3000 Northeast 30th Place

Fifth Floor

Fort Lauderdale, FL 33306

Telephone: 954-563-1224

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS (PAGE 31)

The Special Committee of our board of directors, consisting of two non-employee, non-officer directors of BCTI, was formed to consider and evaluate the proposed merger. Nonetheless, the Special Committee members have interests in the merger that are different from or in addition to the interests of BCTI stockholders generally and which may present actual, apparent or potential conflicts of interest in connection with the merger. See page 43 (Conflicts of Interest). The Special Committee has determined unanimously that the merger consideration is fair to our stockholders other than officers, directors and affiliates of BCTI (“unaffiliated stockholders”) and recommended to our board of directors that it declare the merger advisable and in the best interests of BCTI and our unaffiliated stockholders, approve the merger agreement and determine to recommend that our stockholders vote to adopt and approve the merger agreement. Our board of directors, based on the unanimous recommendation of the Special Committee, has unanimously determined that the merger consideration is fair to our unaffiliated stockholders, and that the merger is advisable and in the best interests of BCTI and our unaffiliated stockholders and declared that the merger agreement is advisable. Accordingly, our board of directors has approved the merger agreement and unanimously recommends that you vote “FOR” the proposal to adopt and approve the merger agreement.

For a discussion of the material factors considered by the Special Committee and our board of directors in reaching their conclusions and the reasons why the Special Committee and our board of directors determined that the merger is fair despite the absence of a completely independent special committee and the existence of conflicts of interest, see pages 31-34 (Special Factors—Reasons for the Recommendations of the Special Committee and Our Board of Directors), pages 36-38 (Special Factors—BCTI’s Position as to the Fairness of the Merger), page 40 (Special Factors—Purposes and Structure of the Merger) and page 43 (Conflicts of Interest).

OPINION OF CAPITALINK (PAGES 23-32)

In connection with the merger, the Special Committee and our board of directors considered the opinion of the Special Committee’s financial advisor, Capitalink L.C., as to the fairness of the merger consideration to the unaffiliated holders of shares of common stock, from a financial point of view. Capitalink delivered its opinion to the Special Committee on May 27, 2003, that, as of that date and based on and subject to the limitations and qualifications described in the opinion, the consideration to be received by the common stockholders, other than the acquisition group, pursuant to the merger agreement is fair to such stockholders from a financial point of view. Capitalink’s opinion was provided for use by the Special

Committee and the board of directors of BCTI and does not constitute a recommendation to any BCTI common stockholder with respect to any matter relating to the proposed merger.

For a detailed discussion of the opinion of Capitalink, see pages 23-31 (Special Factors—Opinion of Capitalink).

The full text of Capitalink’s written opinion is attached as Appendix B to this proxy statement. We encourage you to read Capitallink’s opinion in its entirety for a description of the matters considered and limitations on the review undertaken.

BCTI’S POSITION AS TO THE FAIRNESS OF THE MERGER (PAGES 36-38)

We believe the merger and the merger consideration to be fair to our unaffiliated stockholders. In reaching this determination we have relied on numerous factors, including:

•	the merger consideration of $2.00 per share represents a 117.4% premium over $.92, the closing price of our common stock on May 28, 2003, the last full trading day prior to our May 29, 2003 announcement of the proposed merger; our board of directors considered the fact that the merger consideration represents a 138.1% premium to the average closing price of $.84 per share for our common stock for the one-year period prior to May 29, 2003. For additional information, see page 11 (Comparative Market Price Data);

•	the merger consideration to be paid in the merger agreement represents a multiple of 13.3 times our earnings per share for the 12 month period ended February 28, 2003;

•	the approval of the merger by all of the members of the Special Committee and the fact that the members of the Special Committee, based on the factors described in page 31-34 (Special Factors—Reasons for the Recommendations of the Special Committee and Our Board of Directors), determined that the merger is fair and in the best interests of BCTI and our unaffiliated stockholders and declared that the merger agreement is advisable;

•	the merger agreement was negotiated on an arms length basis between the representatives of the Special Committee and the representatives of Phoenix; and

•	the members of the Special Committee who negotiated the transaction on behalf of our stockholders are not officers or employees of BCTI and are not affiliated with Phoenix.

•	For a more detailed discussion of the material factors upon which these beliefs are based, see pages 36-38 (Special Factors—BCTI’s Position as to the Fairness of the Merger).

THE ACQUISITION GROUP’S POSITION AS TO THE FAIRNESS OF THE MERGER (PAGES 38-40)

The acquisition group believes the merger consideration to be fair to BCTI’s unaffiliated stockholders. In reaching this determination, the acquisition group relied on numerous factors, including:

•	the per share price to be paid on BCTI common stock in the merger represents a 117.4% premium over the reported closing price of $.92 for shares of BCTI common stock on May 28, 2003, which was the last day on which shares of BCTI common stock traded prior to BCTI’s May 29, 2003 announcement of the execution of the merger agreement;

•	the consideration to be paid in the merger agreement represents a multiple of 13.3 times BCTI’s earnings per share of BCTI common stock for the 12 month period ended February 28, 2003;

•	the acquisition group believes that BCTI is too small to continue to support the expenses of being a public company, which include the cost of counsel and independent accountants for securities law compliance, preparing, printing and mailing certain corporate reports, directors’ and officers’ insurance and the cost of investor relations activities.

•	For a detailed discussion of the material factors upon which these beliefs are based, see pages 38-40 (Special Factors—The Acquisition Group’s Position as to the Fairness of the Merger).

CONFLICTS OF INTEREST (PAGE 43)

In considering the recommendation of the Special Committee and our board of directors with respect to the merger and the merger agreement, you should be aware that certain directors, executive officers and controlling persons of BCTI have interests in the merger that are different from or in addition to, the interests of our stockholders generally, and which present actual, apparent or potential conflicts of interest in connection with the merger.

THE ACQUISITION GROUP

The acquisition group consists of Phoenix, Phoenix Acquisition Corp., William A. Wilkerson, and any entity that is controlled by Phoenix or William A. Wilkerson. Phoenix’s sole director and executive officer, William A. Wilkerson, is also Chairman and Chief Executive Officer of BCTI. As of the record date, the acquisition group owned 2,690,282 shares of BCTI common stock, which represents approximately 52.5% of BCTI’s outstanding common stock. Upon completion of the merger, pursuant to which Phoenix’s wholly-owned subsidiary, Phoenix Acquisition Corp., will merge into BCTI, the certificate of incorporation and bylaws of Phoenix’s wholly-owned subsidiary will become BCTI’s certificate of incorporation and bylaws, and the ownership of BCTI’s common stock by the acquisition group will increase from approximately 52.5% to 100%.

For additional information about Conflicts of Interest see page 43 (Conflicts of Interest).

ACCOUNTING TREATMENT

The merger will be accounted for under the purchase method of accounting as prescribed by Statement of Financial Standards No. 141, Business Combinations and Emerging Issues Task Force Abstract 88-16, Basis in Leveraged Buyout Transactions. For a discussion of the accounting treatment for the merger see page 47 (The Merger—Accounting Treatment).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO OUR STOCKHOLDERS (PAGES 42-43)

The receipt of $2.00 in cash for each outstanding share of common stock will be a taxable transaction for U.S. federal income tax purposes and under most state, local, foreign and other tax laws. For U.S. federal income tax purposes, each of our stockholders generally will realize taxable gain or loss as a result of the merger measured by the difference, if any, between the tax basis of each share of our common stock owned by such stockholder and $2.00 for each share of common stock owned by such stockholder. For additional information regarding material U.S. federal income tax consequences of the merger to our stockholders, see pages 42-43 (Special Factors—Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders).

FINANCING OF THE MERGER (PAGE 47)

The total amount of funds required to consummate the merger and to pay related fees and expenses is estimated to be approximately $5,043,000. The acquisition group, through its direct cash resources, a bank loan commitment and BCTI cash reserves which will become available immediately upon the effectiveness of the merger, has sufficient funds available to pay the merger consideration and pay its portion of the fees and expenses incurred in connection with the merger. The merger is not conditioned on any financing arrangements. For additional information about the financing of the merger see page 47 (The Merger—Financing of the Merger; Fees and Expenses of the Merger).

THE MERGER AGREEMENT (PAGES 50-58)

Generally

The merger agreement provides for Phoenix Acquisition Corp. to merge with and into BCTI. BCTI will be the surviving corporation in the merger, and, as a result of the merger, the acquisition group will own 100% of BCTI’s stock. In the merger, Phoenix Acquisition Corp.’s certificate of incorporation as in effect immediately prior to the effective time, shall be the certificate of incorporation of BCTI, provided, that Phoenix Acquisition Corp.’s certificate of incorporation will be amended by the certificate of merger to read as follows: “The name of the corporation is: BCTI International, Inc.”As of the completion of the merger, the bylaws of Phoenix Acquisition Corp. will be the bylaws of BCTI.

Effective Time

The merger will be consummated and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as specified in the certificate of merger.

Competing Transactions

Nothing contained in the merger agreement shall prohibit us from, prior to the date of the stockholder’s meeting, doing any of the following:

•	furnishing information or entering into discussions with any person that makes an unsolicited written proposal to us with respect to a competing transaction, which could reasonably be expected to result in a superior proposal, if the failure to take such action would be inconsistent with the board of directors’ and the Special Committee’s fiduciary duties to BCTI stockholders. Prior to furnishing information to, or entering into negotiations with, such person, we will provide reasonable notice to Phoenix that we are furnishing information or negotiating with such person, and will have received from such person a fully executed confidentiality agreement;

•	complying with Rule 14d-9 or Rule 14e-2 under the Securities Exchange Act of 1934, as amended with regard to a tender offer or exchange offer;

•	failing to make or withdrawing or modifying our recommendation to the BCTI common stockholders that they adopt and approve the merger agreement; or

•	recommending an unsolicited, bona fide proposal with respect to a competing transaction which could reasonably be expected to result in a superior proposal, if the failure to take such action would be inconsistent with the board of directors’ and the Special Committee’s fiduciary duties to the stockholders. As a result of a proxy given by Phoenix to the Special Committee with respect to 454,036 of its BCTI shares, Phoenix cannot use its majority ownership of BCTI common stock to block a superior proposal. See p. 14 (“Background of the Merger”).

•	Taking these actions, however, may result in reimbursement for expenses of Phoenix of up to $125,000. See page 58 (The Merger Agreement—Fees, Expenses and Other Payments).

Conditions

The completion of the merger depends on several conditions being satisfied or waived, including, among others, the following:

•	the adoption and approval of the merger agreement by the affirmative vote of the holders of a majority of our outstanding shares entitled to vote thereon and the affirmative vote of the holders of a majority (1,215,595) of the 2,431,189 Minority Shares. The acquisition group has agreed to vote in favor of the merger agreement, provided that the Minority Shareholders’ Approval is obtained.

•	the absence of any legal prohibition against the merger;

•	the material accuracy of the representations and warranties of the parties contained in the merger agreement and the material compliance with the obligations of the parties to be performed under the merger agreement;

•	our stockholders asserting their appraisal rights with respect to BCTI common stock shall constitute less than 25% of all shares of BCTI common stock outstanding immediately prior to the effective time; and

•	a material adverse effect with respect to our operations has not occurred, and no facts or circumstances arising after May 29, 2003, have occurred which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on us.

Fees, Expenses and Other Payments

If the merger is consummated, all costs and expenses incurred in connection with the merger agreement are to be borne by the party which incurs those costs and expenses. We have agreed to pay Phoenix an amount equal to all of Phoenix’s expenses, not to exceed $125,000, if the merger agreement is terminated:

•	as a result of a material breach of any of our representations, warranties, covenants or agreements, or if any of our representations or warranties shall have become untrue such that we would be incapable of satisfying the conditions precedent to the obligations of Phoenix and Phoenix Acquisition Corp. under the merger agreement by December 31, 2003;

•	because our common stockholders do not adopt and approve the merger and the merger agreement at the stockholders’ meeting and at the time of the stockholders’ meeting there exists a proposal with respect to a competing transaction which either (1) our board of directors or the Special Committee has not publicly opposed or (2) is consummated or a definitive agreement providing for such competing transaction is entered into at any time prior to or within 12 months after the termination of the merger agreement;

•	by Phoenix, if the Special Committee or our board of directors has withdrawn, modified or adversely changed its approval or recommendation of the merger and the merger agreement or recommended or approved a competing transaction or superior proposal, entered into an agreement with respect to a competing transaction or superior proposal, or shall have resolved to do any of the foregoing;

•	by Phoenix, if we fail to reject a tender offer or exchange offer proposal by a third party within ten days of its commencement or the date such proposal is first publicly disclosed;

•	by us, upon the Special Committee and our board of directors’ authorization to enter into a written agreement with respect to a competing transaction that the Special Committee and our board of directors have determined to be a superior proposal; or

•	by us, if the merger shall not have been completed on or before December 31, 2003 and we enter into a definitive agreement providing for a competing transaction within 12 months after the date of the termination of the merger agreement.

•	By either party, if the merger shall not have been completed on or before December 31, 2003, for any reason other than a breach of the merger agreement by the terminating party, a failure to obtain shareholder approval of the merger agreement or exercise of appraisal rights by holders of 25% or more of the BCTI common stock.

If the merger fails to close by December 31, 2003, due to a breach of the merger agreement by the acquisition group, then Phoenix and Wilkerson, jointly and severally, are required to reimburse BCTI for all of its reasonable expenses incurred in connection with the proposed transaction.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

This proxy statement contains certain forward-looking statements. Because these forward-looking statements are being made by us in connection with a going private transaction, the safe harbor created by Section 21E of the Securities Exchange Act of 1934, as amended, does not apply to these statements. Such forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Such statements are generally accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “expect” or similar terms. BCTI’s actual results may differ materially from such statements. Factors that could cause or contribute to such differences include, without limitation, the following:

•	our plans, strategies, objectives, expectations and intentions are subject to change at any time at its discretion;

•	adverse changes in the wholesale printing market including, among other things, competition with other companies; and

•	other risks and uncertainties indicated from time to time in BCTI’s filings with the Securities and Exchange Commission.

Although BCTI believes that the assumptions underlying its forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, BCTI cannot make any assurances that the results contemplated in such forward-looking statements will be realized. The inclusion of such forward-looking information should not be regarded as a representation by BCTI or any other person that the future events, plans or expectations contemplated by BCTI will be achieved. Furthermore, past performance is not necessarily an indicator of future performance. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for a special meeting of common stockholders to be held on             , 2003 at              local time, at our corporate offices at 3000 Northeast 30th Place, Fort Lauderdale, Fifth Floor, Florida 33306, or at any adjournment of the special meeting. Shares of our common stock, par value $0.04 per share, represented by properly executed proxies received by us will be voted at the special meeting or any adjournment of the special meeting in accordance with the terms of such proxies, unless revoked.

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

At the special meeting, you will consider and vote upon a proposal to adopt and approve a merger agreement, dated as of May 29, 2003, among Phoenix, Phoenix Acquisition Corp., a wholly-owned subsidiary of Phoenix and BCTI. The merger agreement provides for the merger of Phoenix Acquisition Corp. with and into BCTI. Upon the effective time of the merger, the separate corporate existence of Phoenix Acquisition Corp. will cease, and BCTI will be the surviving corporation and a wholly-owned subsidiary of the acquisition group. Pursuant to the merger: each outstanding share of common stock will be canceled and converted into the right to receive $2.00 in cash, except for shares held by stockholders who perfect their appraisal rights under Delaware law and shares held by the acquisition group.

APPRAISAL RIGHTS

Holders of BCTI common stock who do not vote in favor of the merger and who perfect their appraisal rights under Delaware law will be entitled to receive from the surviving corporation in the merger a cash payment in the amount of the “fair value”, determined in accordance with Delaware law, of such shares. After the merger, such shares will not represent any interest in the surviving corporation, other than the right to receive such cash payment. You will be able to avail yourself of your appraisal rights only (i) if you do not vote in favor of the merger and (ii) if you follow precisely the procedures set forth beginning on pages 47-50 (The Merger—Appraisal Rights). If you wish to exercise your appraisal rights or wish to preserve your right to do so, you should review carefully the procedures of Section 262 of the Delaware General Corporation Law, a copy of which is attached hereto as Appendix C, and seek the advice of legal counsel.

VOTING RIGHTS; VOTE REQUIRED FOR ADOPTION AND APPROVAL

Each outstanding share of BCTI common stock entitles its holder to one vote on all matters properly coming before the special meeting. Any stockholder entitled to vote may vote either in person or by properly executed proxy. A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum at the special meeting. Abstentions and broker non-votes (i.e., shares held by brokers in “street name”, voting on certain matters due to discretionary authority or instructions from the owner, but not voting on other matters due to lack of authority to vote on such matters without instructions from the owner) are counted for the purpose of establishing a quorum at the special meeting. The merger agreement must be adopted and approved by the holders of at least a majority of the outstanding shares of BCTI common stock and the holders of a majority of the Minority Shares. Abstentions and broker non-votes will have the effect of a vote “AGAINST” adoption and approval of the merger agreement. Votes will be tabulated by our transfer agent, Mellon Shareholder Services.

On             , 2003, the record date for the special meeting, there were              holders of record of BCTI common stock, and 5,121,471 shares of BCTI common stock outstanding, 2,690,282 of which were owned by the acquisition group, representing approximately 52.5% of the total number of shares entitled to vote at the special meeting. The acquisition group has agreed to vote all of the BCTI common stock owned by it

“FOR” the adoption and approval of the merger agreement and the transactions contemplated by the merger agreement, provided that the Minority Shareholders’ Approval is obtained.

VOTING AND REVOCATION OF PROXIES

All shares of BCTI common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted for the proposal to adopt and approve the merger agreement and to adjourn the special meeting, if necessary.

If you have given a proxy, you may revoke it by:

•	delivering to Michael R. Hull, our Chief Financial Officer, at our executive offices at 3000 Northeast 30th Place, Fort Lauderdale, FL 33306, Fifth Floor, on or before the business day prior to the special meeting, a later dated, signed proxy card or a written revocation of such proxy;

•	delivering a later dated, signed proxy card or a written revocation to us at the special meeting;

•	attending the special meeting and voting in person; or

•	if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions. Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; to revoke you must vote in person at the meeting. Our board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement. No proxies marked “AGAINST” the proposal to adopt and approve the merger agreement will be voted in favor of a motion to adjourn or postpone the special meeting for the purpose of soliciting further proxies in favor of adoption and approval of the merger agreement.

SOLICITATION OF PROXIES

We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of shares of BCTI common stock which such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or facsimile, by our officers and regular employees. Such persons will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services. We will not solicit proxies over the Internet.

We are mailing this proxy material to BCTI stockholders on or about             , 2003.

COMPARATIVE MARKET PRICE DATA

The table below sets forth the high and low closing prices for the BCTI common stock (ticker symbol “BCTI”), as reported on the Nasdaq National Market through September 9, 2001 for the fiscal quarters indicated, and the high and low bid quotations for the BCTI common stock on the Over-The-Counter Bulletin Board from September 10, 2001, through August, 2003. The high and low bid quotations for the BCTI common stock represent prices between broker-dealers, and do not include retail mark-ups or mark-downs or any commission to the broker-dealer and may not represent actual transactions.

COMMON STOCK	HIGH		LOW
Fiscal 2004

First Quarter		$1.95		$0.91

Second Quarter (through August , 2003)	$		$

Fiscal 2003

First Quarter		$1.11		$0.46
Second Quarter		$0.93		$0.71
Third Quarter		$0.90		$0.67
Fourth Quarter		$1.07		$0.70

Fiscal 2002

First Quarter		$1.62		$0.93
Second Quarter		$1.30		$0.71
Third Quarter		$1.09		$0.50
Fourth Quarter		$1.11		$1.02

The average closing price of BCTI common stock for the one year period through May 28, 2003 was $.84 per share. On May 29, 2003, the last day on which shares of BCTI common stock were traded prior to BCTI’s announcement of the execution of the merger agreement, the closing price of the BCTI common stock was $.92. On August, 2003, the most recent trading day prior to the date of this proxy statement, the closing price of the BCTI common stock was $            .

DIVIDEND POLICY

We have never declared any cash dividends on our common stock and have no present intention to declare or pay cash dividends on our common stock in the foreseeable future. While there are no restrictions on our ability to declare dividends, we anticipate that in the future, earnings will be retained to finance our operations. Any decision as to the future declaration of dividends on our common stock will depend on the results of operations and our financial condition and such other factors as our board of directors, in its discretion, deems relevant.

SELECTED FINANCIAL INFORMATION

The following table sets forth our selected financial information for each of the last five fiscal years in the five-year period ended February 28, 2003, and selected financial information for the three months ended May 31, 2003. The financial information for the five-year period ended February 28, 2003, is derived from our financial statements which have been audited by PricewaterhouseCoopers, LLP, independent certified public accountants. The unaudited selected financial information presented below, as of and for the three months ended May 31, 2003, is derived from our unaudited financial statements. The financial data set forth below should be read in conjunction with our audited and unaudited financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in BCTI’s Annual Report on Form 10-K for the year ended February 28, 2003, and in BCTI’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2003, which are incorporated by reference in this proxy statement. The financial data set forth below also should be read in conjunction with audited consolidated financial statements as of February 28, 2003 and for each of the years in the three-year period ended February 28, 2003. No pro forma data giving effect to the merger is provided because BCTI does not believe such information is material to stockholders in evaluating the merger and the merger agreement since the merger consideration will be paid to BCTI’s public stockholders solely in cash and BCTI’s public stockholders will no longer have any equity interest in BCTI if the merger is completed

(Amounts in thousands, except per share information).

	Three Months Ended 05/31/03 (unaudited)	Fiscal Year Ended 02/28/03	Fiscal Year Ended 02/28/02	Fiscal Year Ended 02/28/01	Fiscal Year Ended 02/29/00	Fiscal Year Ended 02/28/99
Total Revenues	$5,420	$19,815	$18,007	$19,429	$19,649	$18,606
Total Expenses	4,918	18,539	17,194	18,292	18,382	15,415
Legal settlement received	—	—	—	—	941	—

Income from continued operations before income taxes	502	1,276	813	1,137	2,208	3,191
Income tax provision	190	491	321	442	837	690

Income from continued operations	312	785	492	695	1,371	2,501
Discontinued Operations:
Loss from Company owned Franchises operated under a plan of disposition, net of income tax benefit				(31)	(357)	(327)

Net income (loss)	$312	$785	$492	$664	$1,014	$2,174

Earnings(loss) percommon share:
Income from continued operations	$.06	$.15	$.10	$.13	$.26	$.47
Loss from discontinued operations				(.01)	(.07)	(.06)

Basic	$.06	$.15	$.10	$.13	$.19	$.41

Income from continued operations	$.06	$.15	$.10	$.13	$.25	$.45
Loss from discontinued operations				(.01)	(.06)	(.06)

Diluted	$.06	$.15	$.10	$.13	$.19	$.39

Total Assets	$18,031	$17,835	$17,078	$16,190	$17,321	$15,235
Long-term debt	$390	$410		$236	$330	$433
Preferred Stock						$60
Working Capital	$9,742	$9,402	$8,285	$6,921	$5,666	$6,424
Stockholders’ Equity	$15,853	$15,541	$14,756	$14,284	$13,756	$12,892
Book Value Per Share	$3.10	$3.03	$2.88	$2.78	$2.58	$2.43
Ratio of Earnings to Fixed Charges	55.78	60.76	23.23	26.98	38.57	50.25

SPECIAL FACTORS

BACKGROUND OF THE MERGER

In April 2001, William A. Wilkerson, the Chairman and the Chief Executive Officer of BCTI, and the owner at the time of approximately 19.2% of BCTI’s common stock, began reviewing the following factors involving BCTI:

•	the failure of the public equity market to fairly reflect the value of BCTI’s common stock in the public market place, which failure he believed would not be remedied in the near future because (i) BCTI’s common stock was in danger of being delisted from the Nasdaq National Market due to its failure to meet the applicable listing standards, (ii) the trading volume in BCTI’s common stock was very low and (iii) BCTI’s common stock was held by very few holders; and

•	BCTI’s declining revenues and profitability and the difficult competitive conditions faced by BCTI.

BCTI’s net income declined from $2.1 million in fiscal 1999 to $664,000 in fiscal 2001 and the decline continued into fiscal 2002. BCTI’s revenues peaked at $19.6 million in fiscal 2000 and were continuing to decline. The price of BCTI’s common stock declined from a high of $3.75 in the first quarter of fiscal 2000 to a low of $.93 in the first quarter of fiscal 2002.

The decline in BCTI’s revenues and profits was due primarily to a decline in sales by franchisees to quick print outlets, their core base of customers. The number of quick print outlets has declined significantly in recent years due to competition from major office supply and service chains such as Office Depot, Office Max, Staples and Kinko’s. BCTI franchisees service only Kinko’s and Office Max, the smallest of the four major chains, and they face heavy competition in that sector, resulting in reduced sales and profit margins. BCTI franchisees in recent years have also faced significant and increasing competition from “do-it-yourself” production of business cards and stationery by businesses using personal computers and high quality laser printers.

In an attempt to offset the decline in its sales and profitability resulting from the new competitive environment, BCTI focused on expanding distribution of its products through its Internet-based ordering system, Orderprinting.com™. These efforts had some success, as sales through Orderprinting.com™ and license fee revenues charged to franchisees increased; however, these results were more than offset by the general decline in BCTI’s business as well as the high costs associated with developing, maintaining and upgrading the Orderprinting.com™ system. In addition, BCTI implemented measures designed to control costs and improve cash collections.

By April 2001, Mr. Wilkerson believed that, despite management’s efforts, it was unlikely BCTI would be able to reverse the negative trends which it faced.

In May 2001, Phoenix and Mr. Wilkerson began entering into various private transactions which resulted in the acquisition group increasing its share ownership in BCTI. On May 21, 2001, Mr. Wilkerson acquired the right to purchase shares of Common Stock pursuant to an Option Agreement (the “Option Agreement”). Pursuant to the Option Agreement, Bill LeVine, a former director of BCTI, as Trustee of the 1982 Bill and Bonnie LeVine Trust (the “LeVine Trust”) granted an option (the “Option”) to Wilkerson to purchase 623,782 shares of Common Stock for a per share price of $1.75. The Option was subsequently assigned to Phoenix and on September 1, 2001 Phoenix exercised the Option and purchased the subject shares at a purchase price of $1.75 per share. In connection with the exercise of the Option, Phoenix made a payment of $45,484.10 to the LeVine Trust at the closing and executed a two-year promissory note in favor of the LeVine Trust for the balance of the aggregate exercise price of $1,046,134.40.

In May 2001, Mr. Wilkerson expressed to the BCTI Board his interest in exploring the possibility of purchasing the shares of BCTI common stock not already owned by him. On June 19, 2001, the BCTI Board appointed Jeffrey K. Hewson and Philip M. Pisciotta, both independent directors, as members of a Special Committee to consider the terms and conditions of a possible future proposal from Mr. Wilkerson and persons affiliated with him to purchase the shares of BCTI’s common stock not already owned by him. The Special Committee was authorized to engage legal counsel and a financial advisor at the expense of BCTI, to consider the proposed offer from Mr. Wilkerson as well as any other bona fide offers made to BCTI, to negotiate the definitive terms and conditions of any such transaction and to prepare and deliver to the BCTI Board its presentation and recommendation on the appropriate course of action for BCTI.

On June 22, 2001, the Special Committee engaged the Chicago law firm of Gardner, Carton & Douglas (“Gardner Carton”) as its legal counsel based upon discussions that Mr. Hewson had with Gardner Carton and Gardner Carton’s qualifications and experience in Special Committee matters.

On July 2, 2001, the Special Committee, Gardner Carton and the Miami law firm of Mitrani, Rynor, Adamsky & Macaulay, P.A. (“Mitrani, Rynor”), legal counsel to BCTI, had a telephonic meeting to discuss the proposed transaction with Mr. Wilkerson, which included a proposal that BCTI guarantee a loan by Bank of America, N.A. to Mr. Wilkerson and/or his affiliates in the amount of $2,000,000, the proceeds of which would be used by Mr. Wilkerson and/or his affiliates to fund the purchase of BCTI common stock, including the cash portion of the purchase from the LeVine Trust and another major stockholder of an aggregate of 1,242,224 shares of BCTI’s common stock for an aggregate purchase price of $2,019,281. It was proposed that these purchases would be followed as promptly as possible by an offer from Mr. Wilkerson to purchase the remaining stock held by BCTI’s public stockholders. The Special Committee discussed the potential benefits to BCTI’s public stockholders of a going private transaction. These benefits derived from the disadvantages of BCTI remaining publicly traded, which included a lack of liquidity in BCTI’s common stock, the prospect of BCTI’s common stock being delisted in the near future and the lack of public market acceptance of companies of the size and type of BCTI. The Special Committee then authorized Mitrani, Rynor to propose to Mr. Wilkerson certain conditions under which the Special Committee would be willing to consider recommending approval of BCTI’s guarantee of the Bank of America loan, which conditions would be designed to protect BCTI in the event Mr. Wilkerson did not consummate his purchase of all the outstanding shares of BCTI’s common stock.

On July 2, 2001, Mitrani, Rynor sent a memorandum to Mr. Wilkerson outlining the terms under which the Special Committee would likely recommend approval of the loan guarantee, including that, if Mr. Wilkerson did not consummate his purchase of all of the outstanding shares of BCTI’s common stock at a price deemed fair by the Special Committee, the final year of his employment contract (March 1, 2002—February 28, 2003) with BCTI would be eliminated, Mr. Wilkerson would grant BCTI an assignable option to purchase the shares purchased by Mr. Wilkerson with the loan proceeds at the price paid by Mr. Wilkerson and Mr. Wilkerson would reimburse BCTI for its expenses incurred in connection with the proposed transaction.

Between July 3 and July 10, 2001, Mitrani, Rynor had several discussions with Mr. Wilkerson regarding the Special Committee’s proposed conditions to the loan guarantee to which Mr. Wilkerson had a generally positive reaction.

On July 10, 2001, the Special Committee, Gardner Carton and Mitrani, Rynor had a telephonic meeting to discuss the results of the previously authorized proposal by Mitrani, Rynor and Mr. Wilkerson’s positive reaction to the proposal. The Special Committee also discussed the engagement of a financial advisor to deliver a fairness opinion in connection with the proposed transaction. The Special Committee determined that prior to delivering its recommendation to the BCT Board regarding the loan guarantee, it would contact its proposed financial advisor, Capitalink, to ascertain if, based upon the information then available, Capitalink envisioned any significant obstacles to the delivery of a fairness opinion, notwithstanding the fact that Mr. Wilkerson’s offer to BCTI’s public stockholders would likely be lower than the price to be paid by Mr. Wilkerson for the shares to be purchased with the proceeds of the loan. Mitrani, Rynor was authorized by the Special Committee to contact Capitalink.

On July 12, 2001, the Special Committee, Gardner Carton and Mitrani, Rynor had a telephonic meeting. Mitrani, Rynor reported on its discussions with Capitalink, noting that although Capitalink had conducted no due diligence regarding the proposed transactions, Capitalink was not of the opinion that the fact that Mr. Wilkerson’s offer to BCTI’s public stockholders might be lower than the price to be paid by Mr. Wilkerson for the shares to be purchased with the proceeds of the BCTI-guaranteed loan would be an absolute impediment to reaching a conclusion that such lower price would be within a range of prices that would be fair to the public stockholders from a financial point of view. Based upon its previous discussions regarding the potential benefits to BCTI’s public stockholders of a going private transaction and in light of Capitalink’s preliminary indication, the Special Committee determined that, subject to the conditions previously proposed by the Special Committee, the terms of BCTI’s guarantee of Mr. Wilkerson’s bank loan were fair, and the Special Committee authorized Mitrani, Rynor to notify the other members of the BCT Board that the Special Committee recommended approval of the loan guarantee. The Special Committee also authorized Gardner Carton and Mitrani, Rynor to finalize an engagement agreement with Capitalink for the rendering of a fairness opinion with respect to Mr. Wilkerson’s future offer to purchase all of the remaining outstanding shares of BCTI’s common stock.

On August 9, 2001, in connection with the $2,000,000 bank loan to Phoenix (the “Loan”), BCTI entered into an agreement with Phoenix and Wilkerson providing the following conditions to the guarantee of the loan by BCTI and its subsidiary BCT (which included a pledge of substantially all of the assets of BCTI and BCT to secure the Loan): (i) the last year of Wilkerson’s employment agreement with BCTI was eliminated, so that the agreement will now terminate on February 28, 2002; (ii) Wilkerson and Phoenix, jointly and severally, agreed to (A) grant BCTI an assignable one-year option to repurchase all of the shares of BCTI common stock bought with the borrowed funds at the same price paid by Phoenix and (B) pay BCTI’s expenses incurred in connection with the transaction, unless (1) Wilkerson and/or Phoenix made an offer on or before September 30, 2001, to purchase for cash all of BCTI’s shares held by public shareholders, and providing for a closing of that transaction on or before April 15, 2002 and (2) such transaction closes on terms deemed “fair” to BCTI and its shareholders by the Special Committee; and (iii) Wilkerson and Phoenix, jointly and severally, agreed to immediately reimburse BCTI and BCT for all payments made pursuant to the corporate guaranty. As collateral for their reimbursement obligations, Wilkerson and Phoenix granted to BCTI a first priority security interest in any and all shares of BCTI common stock which Phoenix purchases with the borrowed funds and a subordinated security interest in the 935,382 shares of BCTI common stock already owned by Phoenix and pledged to the bank (these 935,382 shares had been transferred to Phoenix on August 15, 2001 in connection with the loan described above; Phoenix did not pay any material consideration for this transfer).

Through an assignment dated August 17, 2001, Phoenix acquired all rights of the purchaser under that certain Stock Purchase Agreement dated July 31, 2001 (the “Purchase Agreement”), whereby Phoenix purchased an aggregate of 618,482 shares of Common Stock on August 29, 2001, from Steven N. Bronson and Catalyst Financial, L.L.C. at a price of $1.50 per share. Between August 20 and October 21, 2001, Phoenix purchased an aggregate of 454,036 shares of Common Stock from various shareholders in private transactions for an aggregate purchase price of $408,632 ($.90 per share). The funds used for these private purchases came from the proceeds of the Loan. See page 64—“Prior Stock Purchases.”

The primary goal of Phoenix and Wilkerson in acquiring the shares of BCTI common stock in these private transactions was to obtain voting “control” of BCTI. The consummation of these private transactions was required for Phoenix to accumulate over 50% of BCTI’s outstanding common stock. In particular, certain purchases of BCTI common stock, including but not limited to, the LeVine and Bronson shares, allowed Phoenix to assemble significant blocks of BCTI common stock. In addition, Wilkerson believed that these transactions would help to avoid possible costly and time consuming disputes with Bronson. In October 2000 by letter and in November 2000 through a presentation at a BCTI Board meeting, Bronson had communicated to BCTI and our Board of Directors his belief that BCTI had suffered from mismanagement by Wilkerson and the Board of Directors. In March 2001, Bronson stated that he was considering, among other things (i) requesting our Board to retain an investment banking firm to assist BCTI concerning a possible sale of the company or other fundamental transaction, (ii) seeking to change the makeup of our Board of Directors, or (iii) requesting our Board to force our Hawaii franchisee, a company 50% owned by Wilkerson, to pay money owed by it to BCTI.

Once these transactions had been consummated and Phoenix (and Wilkerson) had obtained absolute voting control of BCTI, Phoenix (and Wilkerson) then began looking more closely at various alternatives including the acquisition of the remaining shares of BCTI common stock.

Other alternatives contemplated by the acquisition group included (i) maintaining its ownership position and current operations of BCTI; (ii) continuing to purchase BCTI common stock, from time to time, in privately negotiated transactions; and (iii) proposing the disposition, through sale or merger, of strategic assets of BCTI. Several factors were considered by the acquisition group in rejecting each of these options. Among these factors were the costs of continuing to be a public, reporting company and the limited prospects of BCTI operating either in a status quo or depressed environment. The acquisition group believed that operating BCTI as a private company would give management more flexibility in attempting to alter the negative trends in BCTI=s earnings and revenues while eliminating significant costs related to public company status. Additionally, in consummating the private transactions discussed above, the acquisition group had already purchased the significant outstanding blocks of BCTI common stock. Therefore, continuing to purchase common stock on a private basis would be time consuming and inefficient. Although the acquisition group considered recommending a disposition of assets or merger transaction, given the economic conditions within BCTI=s industry and the U.S. economy as a whole, finding an attractive bona fide purchaser or merger candidate was unlikely. As a result, the acquisition group did not pursue this alternative.

Several factors influenced Phoenix’s decision to propose a transaction and the timing of such proposal. BCTI was experiencing negative trends in its earnings and revenues throughout fiscal year 2001. These financial conditions only worsened due to the economic recession and as a result of the events of September 11, 2001. Additionally, the market price for BCTI’s common stock was decreasing significantly through fiscal year 2002 and the stock was thinly traded. Because of these reasons, Phoenix determined that a proposal to purchase the remaining shares of BCTI common stock was economically feasible for the acquisition group and also represented the best option for BCTI’s unaffiliated shareholders to obtain a “fair” return on their investment. This conclusion was based on the factors discussed above regarding the negative financial trends experienced by BCTI, the weakness of the public market for BCTI common stock and general economic conditions affecting BCTI and its operations. In addition, the acquisition group was aware that unaffiliated shareholders who dissented from the merger would have the alternative of seeking appraisal rights to establish a fair value for their BCTI shares.

On September 20, 2001, the acquisition group submitted a written offer to the BCT Board to acquire all of the outstanding common stock of BCTI not owned by Phoenix or its affiliates for $0.85 in cash per share. The Special Committee subsequently formally engaged Capitalink to render a fairness opinion with respect to the proposed transaction. Neither Phoenix nor Mr. Wilkerson engaged a financial advisor in connection with any of the transactions described in this proxy statement.

On October 4, 2001, the Special Committee, Gardner Carton and Capitalink met to discuss Capitalink’s initial analyses. Before the meeting, Capitalink advised the Special Committee and Gardner Carton that the analyses were preliminary and incomplete; that such analyses consisted of a broad range of preliminary analyses, some of which would likely be deemed irrelevant when the analyses were completed and would not ultimately be utilized in connection with a fairness opinion; and that certain of the variables within each of the preliminary analyses would likely not be applicable to BCTI and its business model. Nonetheless, Capitalink agreed to deliver the initial analyses to accommodate the schedule of a member of the Special Committee, who was to be unavailable for a period of time following the meeting date.

At the meeting, Capitalink presented and discussed the following preliminary financial analyses and schedules: Comparable Company Analysis, Comparable Transaction Analysis, Actual & Projected Sales Growth Review and Analysis, Discounted Cash Flow Analysis, Adjusted Net Book Value Analysis, Historical Financial Review and Historical Stock Review. Capitalink focused its discussion on the reasons why each of these analyses and schedules were prepared and reviewed, rather than on a quantitative review of each analysis and schedule. Moreover, Capitalink specifically noted that, due to BCTI’s distinct niche as a franchisor of wholesale printers, it was difficult to locate directly comparable companies and to locate directly comparable transactions.

In addition, Capitalink discussed its review of actual and projected sales by BCTI franchisees, as well as the collectability of various notes receivable from certain franchisees. Capitalink noted that BCTI’s chief financial officer, Michael R. Hull, had prepared the sales projections and a collectability schedule based on the information available to him and his judgment, with assistance, review and approval by Mr. Wilkerson and Henry A. Johnson, BCTI’s president and chief operating officer. Capitalink noted that system-wide sales growth was 2.24%, -0.46% and –5.05% for the 2000 and 2001 fiscal years and the first five months of fiscal 2002, respectively. In addition, Capitalink noted that BCTI was projecting system-wide sales declines of 5.26% and 6.76% in fiscal years 2002 and 2003, respectively.

Capitalink noted that it had utilized management-prepared projections in preparing the preliminary Discounted Cash Flow Analysis and that its preliminary Management Case Discounted Cash Flow Analysis produced estimated values in excess of the $0.85 per share offer price. Capitalink did not discuss the estimated range of fair values for BCTI Common Stock; rather, it merely stated that such value would be in excess of $0.85 per share. Capitalink also advised that it had prepared two preliminary alternative case projections, both of which utilized management’s fiscal 2002 projections, one of which projected zero sales growth in both fiscal years 2003 and 2004 and the other projected 2% sales growth in fiscal years 2003 and 2004.

Capitalink advised the Special Committee that the preliminary Adjusted Net Book Value Analysis provided by Capitalink had been based solely on financial information and adjustments provided by BCTI. Capitalink noted that such Adjusted Net Book Value Analysis produced a value in excess of the $0.85 per share offer price. Capitalink did not discuss the estimated range of fair values for BCTI Common Stock; rather, it merely stated that such value would be in excess of $0.85 per share. The Special Committee instructed Capitalink to further examine the preliminary Adjusted Net Book Value Analysis, with particular focus on the collectability of notes receivable from certain BCTI franchisees.

Capitalink reviewed BCTI’s historical financial performance, based on BCTI’s filings with the Commission, for the five fiscal years ended February 28, 2001 and the three months ended May 31, 2001. In addition, Capitalink reviewed BCTI’s stock performance for the twelve-month period ended October 3, 2001 and compared it to the Russell 3000 and companies utilized in the preliminary Comparable Company Analysis.

At the conclusion of the meeting, Capitalink informed the Special Committee that, based upon its preliminary review, it would have difficulty issuing an opinion that the proposed consideration of $0.85 per share in cash was fair, from a financial point of view, to the stockholders of BCTI other than Phoenix and its affiliates. The Special Committee then instructed Capitalink to refine its analysis and report back to the Special Committee regarding its estimate of the range of fair value for the common stock of BCTI.

On October 18, 2001, the Special Committee, Gardner Carton and Capitalink had a telephonic meeting at which Capitalink acquisition group reported on the additional work it had performed on its financial analyses and on the value of the BCTI common stock under various valuation methods. Capitalink informed the Special Committee that, while the financial analyses were based on further research undertaken by Capitalink, they were still preliminary and subject to further revision. Capitalink discussed the following preliminary financial analyses and schedules [, which had been distributed prior to the meeting]: Comparable Company Analysis, Comparable Transaction Analysis, Actual and Projected Sales Growth Review & Analysis, Discounted Cash Flow Analysis, Adjusted Net Book Value Analysis, Plant Sales Growth Analysis, Historical Financial Review and Historical Stock Review.

Capitalink noted that, while it had updated the Comparable Company Analysis to reflect BCTI’s results for the second quarter of fiscal 2002 and more recent closing stock prices, it was still unable to identify companies directly comparable to BCTI. Capitalink also noted that it was unable to find any additional comparable transactions and those that it had previously found were not directly comparable for the reasons previously discussed with the Special Committee.

Capitalink also advised that it had revised the Discounted Cash Flow Analysis to: 1) reflect actual cash flows through August 31, 2001 instead of February 28, 2001; 2) reflect an updated and more comprehensive notes receivable collectability analysis; and 3) reflect an updated weighted average cost of capital. Capitalink also noted that the revised preliminary Management Case Discounted Cash Flow Analysis produced estimated values in excess of the $0.85 per share offer price. Capitalink did not discuss the estimated range of fair values for BCTI Common Stock; rather, it merely stated that such value would be in excess of $0.85 per share.

Capitalink reviewed with the Special Committee a revised Adjusted Net Book Value Analysis. Capitalink noted that it had prepared two adjusted net book value schedules, based on going-concern and liquidation premises of value, respectively. Capitalink noted that the going concern and liquidation analyses indicated a value of $1.36 and $0.98 per share, respectively. Capitalink further noted that both analyses generated estimated values in excess of the $0.85 per share offer price. Capitalink also noted that both analyses utilized revised liquidated estimated values of the Company’s notes receivable. The revised notes receivable analysis was prepared based upon: 1) a detailed note-by-note review of the portfolio with management; 2) a review of past payment performance; and 3) a review of potential collateral underlying the obligations. Based upon the review, Capitalink estimated the aggregate net present value of the notes receivable at $3,396,000.

Capitalink noted that it had made minor revisions to the Plant Sales Growth Analysis but that no changes had been made to either the management growth or sales projections. In addition, Capitalink reviewed with the Special Committee a comparison of the financial projections previously provided by BCTI with the actual results for the periods in question.

Capitalink reviewed the Company’s historical financial performance, based on the Company’s filings with the Commission, for the five fiscal years ended February 28, 2001 and the six months ended August 31, 2001. In addition, Capitalink reviewed the Company’s stock performance for the twelve-month period ended October 9, 2001 and compared it to the Russell 3000 and companies utilized in the preliminary Comparable Company Analysis.

Capitalink provided the Special Committee with revised preliminary analyses and targeted certain key multiples that were applicable to BCTI. With respect to the preliminary Adjusted Net Book Value Analysis, Capitalink reviewed in detail with the Special Committee the collectibility of notes receivable from certain BCTI franchisees. In addition, Capitalink reviewed with the Special Committee the financial projections previously provided by BCTI with the actual results for the periods in question. Following discussion, at the conclusion of the meeting, the Special Committee determined to inform Mr. Wilkerson that Capitalink’s various valuation methodologies all yielded values substantially in excess of $0.85 per share. Capitalink did not discuss the estimated range of fair values for BCTI Common Stock; rather, it merely stated that such value would be in excess of $0.85 per share.

After so informing Mr. Wilkerson, on October 22, 2001, the Special Committee received a verbal offer from the acquisition group to purchase all of BCTI’s outstanding common stock not owned by Phoenix or its affiliates for $0.95 per share in cash.

On October 24, 2001, the Special Committee, Gardner Carton and Capitalink had a telephonic meeting at which it was decided that the Special Committee would reject Mr. Wilkerson’s offer of $0.95 per share and inform him that based in part upon Capitalink’s valuation analyses, an offer in the range of $1.10 per share would be more likely to be acceptable to the Special Committee and to be high enough to allow Capitalink to render a favorable fairness opinion. The Special Committee also decided to inform Mr. Wilkerson that if he did not increase his offer to this range, the Special Committee would recommend that BCTI retain a financial advisor to identify a third party to acquire BCTI.

On October 26, 2001, the Special Committee had further discussions with Mr. Wilkerson and Mr. Wilkerson indicated that he would not be supportive of a sale of BCTI to a third party, but that Phoenix would increase its offer to $1.10 per share in cash.

On November 1, 2001, the Special Committee, Gardner Carton and Capitalink had a telephonic meeting at which it was decided that the Special Committee, based in part on Capitalink’s valuation analyses, would, in an attempt to obtain the highest possible offer, reject the $1.10 offer and seek an offer of $1.13 per share.

On November 5, 2001, the Special Committee received a written offer from the acquisition group and Mr. Wilkerson to acquire all of the outstanding common stock of BCTI not beneficially owned by Phoenix (or its affiliates) at a purchase price of $1.13 in cash per share.

On November 7, 2001, the Special Committee, Gardner Carton and Capitalink had a telephonic conference at which Capitalink informed the Special Committee that, subject to the terms of a definitive agreement to be executed by the parties and no changes in BCTI’s financial condition and results of operations and in market conditions, it would be in a position to render an opinion that the $1.13 price to be received by BCTI’s stockholders (other than Phoenix and its affiliates) was fair to such stockholders from a financial point of view. The factors considered by the Special Committee throughout its process, including the potential benefits to BCTI’s public stockholders of a going private transaction and the lack of alternatives to the proposed transaction, were then reviewed by Gardner Carton and the Special Committee. The Special Committee specifically considered the fact that Mr. Wilkerson had indicated his unwillingness to participate in a sale of BCTI to a third party thereby making such an alternative extremely unlikely. In addition, the Special Committee considered the alternative of a liquidation of BCTI but, based on Capitalink’s presentations, determined that the $1.13 price offered exceeded the per share liquidation value of BCTI. The Special Committee members then considered that in their judgment the $1.13 price was fair and that the proposed transaction was the best alternative for BCTI’s stockholders (other than Phoenix and its affiliates). Gardner Carton was directed to negotiate a definitive merger agreement and report back to the Special Committee on its progress.

On November 15, 2001, Mitrani, Rynor distributed a first draft of the Agreement and Plan of Merger, which included the $1.13 per share price. On November 20, 2001, the Special Committee, Gardner Carton and Capitalink had a telephonic meeting at which Capitalink gave a detailed presentation based on its materials furnished to the Special Committee, which summarized Capitalink’s financial analyses and assessed the fairness of the $1.13 price under various valuation methods. The Special Committee was informed by Gardner Carton of the final changes to the Merger Agreement negotiated since November 15. Capitalink issued its oral fairness opinion and subsequently delivered its final written opinion. The Special Committee members then unanimously approved resolutions declaring the Merger Agreement and the Merger fair to and in the best interests of BCTI and its stockholders (other than Phoenix and its affiliates); recommending that the full BCT Board approve and declare advisable the Merger Agreement and the Merger; and resolving to recommend, subject to the terms and conditions of the Merger Agreement, that BCTI’s stockholders approve and adopt the Merger Agreement and the Merger.

On November 26, 2001, the Special Committee and its counsel, together with the other members of our board of directors, met with Messrs. James Cassel and Scott Salpeter of Capitalink and BCTI’s counsel. Some of the participants participated in the meeting by conference call. George McKann of Gardner Carton and Robert Macaulay of Mitrani, Rynor discussed the fiduciary duties owed by the board of directors to BCTI’s stockholders and the conflicts of interest in the proposed transaction with Mr. Wilkerson and Phoenix. Capitalink then gave an oral review and summary of its opinion. The Special Committee then reported to our board of directors that it had concluded that the $1.13 per share merger consideration was fair to and in the best interests of the BCTI unaffiliated stockholders and recommended that the merger agreement and the merger be approved by our board of directors and submitted to the holders of BCTI common stock for their adoption and approval. The members of the board of directors then unanimously approved the merger agreement and the merger and determined to recommend that the BCTI common stockholders vote to adopt and approve the merger agreement and the merger.

On April 26, 2002, BCTI and Phoenix entered into an agreement terminating the merger agreement. This termination was based primarily upon BCTI’s difficulties in completing the regulatory review of its proxy statement to be submitted to shareholders in connection with the approval of the merger, as well as substantial improvement in BCTI’s results of operations and financial condition, which led the Special Committee to question whether or not the $1.13 price was still fair to BCTI’s unaffiliated shareholders. These regulatory difficulties arose primarily as a result of the Securities and Exchange Commission’s (“SEC”) contention that Mr. Wilkerson had failed to timely file Schedule 13e-3 in connection with his effort to acquire BCTI, which led to the commencement of an SEC enforcement proceeding. The improvement in BCTI’s results of operations and financial condition was due primarily to better-then-expected collection of debts owed by franchisees and slightly increased revenues (compared to a projected decline) which resulted in an approximately $3 million increase in BCTI’s cash from November 30, 2001, to May 31, 2002.

In September 2002, BCTI’s Board of Directors instructed management to prepare a new fiscal 2004 business plan taking into account the recent changes in BCTI’s business and its industry, as well as BCTI’s improved performance as described above. The plan was completed on February 2003 and noted the severe decline in recent years in the number of quick printers, who comprise the BCTI franchisees’ core market. In order to offset this serious adverse trend, the plan emphasized the use of Company-owned plants in strategic geographical locations and development of satellite territories linked to franchised territories, thereby increasing market share in currently unfranchised markets and enhancing royalty and paper sale revenues. The plan included five years’ projected financial statements (fiscal 2003-2007). The plan was prepared by Mr. Hull, BCTI’s chief financial officer, based on information available to him and his judgment, with assistance, review and approval by Mr. Wilkerson and Mr. Johnson, BCTI’s president and chief operating officer. The plan was provided to Capitalink in February 2003.

On October 18, 2002, BCTI received from New Valley Corporation (“New Valley”) a letter expressing an interest in acquiring all of the common stock of BCTI at a price within a range of $1.25 to $1.75 per share. In response to this inquiry, Jeffrey Hewson, Chairman of the Special Committee, met and spoke by telephone with Richard Lampen, Executive Vice President of New Valley, and in January 2003 the Special Committee retained Capitalink to conduct certain financial analyses in order to assist the Special Committee in determining whether or not it would be in the best interest of BCTI to proceed toward negotiating a possible transaction with New Valley. On February 24, 2003, the Special Committee, Gardner, Carlton and Capitalink met at the offices of Gardner Carlton and Chicago to discuss, in light of BCTI’s new business plan, New Valley’s offer and other alternatives for BCTI, including payment of a special dividend, an issuer tender offer, seeking renewed interest from Phoenix and Mr. Wilkerson to acquire the BCTI shares not owned by them, and exercise of some or all of the option granted in August 2001 to BCTI by Mr. Wilkerson and Phoenix to repurchase the shares of BCTI common stock acquired with the loan guaranteed by BCTI. The option was due to expire in April 2003, and the Special Committee believed that the expiration of the option without its exercise by BCTI might lesson BCTI’s attractiveness to a potential acquiror. Capitalink presented its financial analysis to the Special Committee, which indicated a range of per share values for BCTI’s shares in excess of the high end of the range proposed by New Valley. On March 4, 2003, the Special Committee informed New Valley that it believed that the fair value of BCTI’s shares was higher than the range indicated by New Valley and that therefore further negotiations would require an offer from New Valley at a higher price. New Valley did not make such an offer.

In late March 2003, Wilkerson considered renewing his interest in acquiring all of the shares of BCTI’s common stock not owned by him through Phoenix at a price in excess of $1.75 per share, in response to certain communications from the Special Committee. Mr. Wilkerson’s renewed interest was based on a communication from a representative of the Special Committee suggesting a price per share in the range which he believed to be feasible given his belief as to BCTI’s value and his financial resources. Although Mr. Wilkerson’s intention to go forward with the acquisition had not been sufficiently formulated, negotiations with the Special Committee did ensue, and on May 12, 2003, Wilkerson presented to BCTI a proposed form of merger agreement reflecting a price of $2.00 per share in cash.

On May 20, 2003, the Special Committee, Gardner, Carton and Capitalink had a telephonic conference at which Capitalink presented its analysis and informed the Special Committee that, subject to the terms of a definitive agreement to be executed by the parties and no material changes in BCTI’s financial condition and results of operations and in market conditions, it would be in a position to render a opinion that the $2.00 price to be received by BCTI’s unaffiliated stockholders was fair to such stockholders from a financial point of view. Capitalink noted that its analysis was based in part on the projections contained in the fiscal 2004 business plan as well as a collectability schedule regarding BCTI’s notes and accounts receivable from franchisees, which had been prepared by Mr. Hull based on the information available to him and his judgment, with assistance, review and approval by Messrs. Wilkerson and Johnson. The factors considered by the Special Committee throughout its process, including the potential benefits to BCTI’s public stockholders of a going private transaction and the lack of alternatives to the proposed transaction, were then reviewed by Gardner, Carton and the Special Committee. The Special Committee members then considered that in their judgment the $2.00 price was fair and that the proposed transaction was the best alternative for BCTI’s unaffiliated stockholders. Gardner Carton also reviewed with the Special Committee the terms of the draft merger agreement that had been circulated to the Special Committee and the respects in which the draft differed from the 2001 merger agreement. Gardner Carton was directed to negotiate a definitive merger agreement and report back to the Special Committee on its progress.

The terms of the definitive merger agreement negotiated by the parties in May 2003 was substantially equivalent to the 2001 merger agreement, except for (i) an increase in the price from $1.13 to $2.00 per share, (ii) a requirement that the merger agreement be approved by not only a majority of outstanding shares of the Company’s common stock, but also by a majority of the Minority Shares, and (iii) Phoenix’s agreement to grant a proxy (the “Proxy”) to the Special Committee with respect to 454,036 shares of BCTI’s common stock (8.9% of BCTI’s issued and outstanding shares) owned by Phoenix (the shares bought for $.90 per share with funds from the bank loan guaranteed by the Company) permitting the Special Committee to vote those shares in its discretion in the event that a competing proposal were made to acquire BCTI’s shares on terms better than those offered by Phoenix. The Proxy was designed to prevent Phoenix from being able to block approval of a competing proposal by voting its majority interest in BCTI’s common stock against the proposal.

On May 27, 2003, the Special Committee, Gardner, Carton and Capitalink had a telephonic meeting at which Capitalink gave a detailed presentation based on materials furnished to the Special Committee, which summarized Capitalink’s financial analysis and assessed the fairness of the $2.00 price under various valuation methods. The Special Committee was informed by Gardner Carton of the final changes to the merger agreement negotiated since the May 20, 2003, draft. Capitalink issued its oral fairness opinion and subsequently delivered its final written opinion. The Special Committee then unanimously approved resolutions declaring the new merger agreement and the merger fair to and in the best interests of BCTI and its unaffiliated stockholders; recommending that the full BCTI Board approve and declare advisable the merger agreement and the merger; and resolving to recommend subject to the terms and conditions of the merger agreement, that BCTI stockholders approve and adopt the merger agreement and the merger.

On May 28, 2003, the Special Committee, together with the members of BCTI’s Board of Directors, met with Messrs. James Cassel and Scott Salpeter of Capitalink and BCTI’s counsel. Some of the participants attended this the meeting by conference call. Robert Macaulay of Mitrani, Rynor discussed the fiduciary duties owed by the Board of Directors to BCTI’s stockholders and the conflicts of interest in the proposed transaction with Mr. Wilkerson and Phoenix. Capitalink then gave an oral review and summary of its opinion. The Special Committee then reported to the BCTI Board of Directors that it had concluded that the

$2.00 per share merger consideration was fair to and in the best interests of BCTI’s unaffiliated stockholders and recommended that the merger agreement and the merger be approved by the Board of Directors and submitted to the holders of BCTI common stock for their adoption and approval. The members of the Board of Directors then unanimously approved the merger agreement and the merger and determined to recommend that the BCTI common stock holders vote to adopt and approve the merger agreement and the merger.

On June 10, 2003, Bank of America issued to Phoenix a commitment letter for a $4,000,000 term loan to finance the merger and repayment of Phoenix’s $2,000,000 debt under the 2001 agreement as well as a $500,000 working capital line of credit to take effect upon closing of the merger. The merger agreement does not contain a financing contingency.

OPINION OF CAPITALINK

In connection with the proposed merger, the Special Committee of BCTI’s Board of Directors engaged Capitalink to render an opinion as to the fairness, from a financial point of view, to BCTI’s unaffiliated shareholders, of the proposal by Phoenix. After interviewing Capitalink, the Special Committee determined to engage Capitalink based primarily upon Capitalink’s familiarity with BCTI and its business, as well as Capitalink’s reputation with respect to transactions of the type contemplated by the Merger Agreement. Since its retention by the Special Committee in 2001, Capitalink has received compensation totaling $155,000 from BCTI: $70,000 in connection with the 2001-02 merger proposal; $25,000 for services relating to analysis of strategic alternatives after the first proposed Phoenix merger was terminated and before the second Phoenix merger was proposed; and $60,000 in connection with the second Phoenix merger proposal. Capitalink’s compensation was determined by negotiations between the Special Committee and Capitalink.

On May 20, 2003, Capitalink made an oral presentation to the Special Committee and delivered its oral opinion that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the consideration to be received in the merger is fair to BCTI’s unaffiliated shareholders, from a financial point of view.

On May 27, 2003, at a meeting of the Special Committee, Capitalink updated its May 20 presentation by adjusting those analyses that were based on daily stock prices (which did not reflect any material change) and again delivered its oral opinion that, as of such date, the consideration to be received in the merger is fair to BCTI’s unaffiliated shareholders, from a financial point of view. Subsequently, Capitalink delivered its written fairness opinion.

The following table presents indicated reference ranges—based on multiples, percentages, per share or dollar values—suggested by each valuation methodology employed by Capitalink in reaching its fairness opinion:

Indicated Reference Range Summary
($ in thousands, except per shares)
Methodology (1)	Statistic	Selected Multiple Range	TIC/Enterprise Value	Indicated Share Price
Discounted Cash Flow Analysis

Revenue Terminal Multiple			$3,381 - $4,638	$1.88 - $2.10
EBITDA Terminal Multiple			$3,972 - $4,808	$1.99 - $2.13
Perpetual Growth Terminal Value			$2,809 - $3,645	$1.78 - $1.93
Indicated Reference Range				$1.88 - $2.06
Comparable Company Analysis

Total Invested capital as Multiple of:
LTM Revenue	$18,381	0.32x - 0.59x		$5,961 - $10,852	$0.90 - $1.76
LTM EBITDA	$988	5.4x - 7.7x		$5,309 - $ 7,628	$0.79 - $1.20
Enterprise Value as Multiple of:
LTM Revenue	$18,381	0.32x - 0.58x		$5,943 - $10,669	$2.38 - $3.21
LTM EBITDA	$988	5.3x - 7.4x		$5,220 - $ 7,295	$2.25 - $2.62
Indicated Reference Range					$1.58 - $2.20

Minority Interest Acquisitions Premiums	Paid Analysis
Prior One Day	$1.00	33.3	% - 54.8%		$1.33 - $1.55
Prior Five Day	$1.00	40.5	% - 64.0%		$1.40 - $1.64
Prior 30 Day	$0.95	40.8	% - 63.9%		$1.34 - $1.56
Indicated Reference Range					$1.36 - $1.58
Premiums Paid Analysis
Closing Price as of May 23, 2003	100.0%
Prior Day Closing Price	100.0%
Prior 5 Trading Day Average Closing Price	107.9%
Prior 10 Trading Day Average Closing Price	104.9%
Prior 20 Trading Day Average Closing Price	103.5%
Prior 30 Trading Day Average Closing Price	107.2%
Prior 60 Trading Day Average Closing Price	112.0%
Prior 90 Trading Day Average Closing Price	111.0%
Prior Six Month Average Closing Price	120.7%
Prior Year Average Closing Price	137.9%

Adjusted Net Book Value Analysis					$2.02
As of February 28, 2003

THE FULL TEXT OF THE WRITTEN OPINION OF CAPITALINK DATED AS OF MAY 27, 2003 (THE “CAPITALINK OPINION”) IS ATTACHED AS APPENDIX B AND IS INCORPORATED BY REFERENCE. BCTI’S SHAREHOLDERS ARE URGED TO READ THE CAPITALINK OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CAPITALINK IN RENDERING ITS OPINION. THE SUMMARY OF THE CAPITALINK OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

No limitations were imposed by BCTI on the scope of Capitalink’s investigation or the procedures to be followed by Capitalink in rendering its opinion. Capitalink was not requested to and did not make any recommendation to the Special Committee of the Board of Directors of BCTI as to the form or amount of consideration received in the merger. The Capitalink Opinion was for the use and benefit of the Special Committee in connection with its consideration of the merger and was not intended to be and does not constitute a recommendation to any shareholder of BCTI as to how such shareholder should vote with respect to the merger. Capitalink was not requested to opine as to, and its opinion does not address, BCTI’s underlying business decision to proceed with or effect the merger. Further, Capitalink was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategy that might exist for BCTI.

In arriving at its opinion, Capitalink took into account the assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally and, among other things (i) reviewed documents relating to the merger, including the draft merger agreement; (ii) reviewed publicly available financial information and other data with respect to the Company, including the Annual Report on Form 10-K for the fiscal year ended February 28, 2002, and the Quarterly Report on Form 10-Q for the quarter ended November 30, 2002; (iii) reviewed draft financial information provided by the Company for the fiscal year ended February 28, 2003; (iv) reviewed and analyzed the Company’s projected unlevered free cash flows and prepared discounted cash flows; (v)

reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to those of the Company; (vi) reviewed and analyzed the premiums paid in transactions involving the acquisition of a minority ownership interest in publicly-traded companies; (vii) reviewed and analyzed the premiums implied by the per share consideration in the merger; (viii) reviewed and analyzed the Company’s adjusted book value; (ix) reviewed and analyzed the market value of certain notes receivable; (x) reviewed and discussed with representatives of the management of the Company certain financial and operating information furnished by them, including financial analyses and projections and related assumptions with respect to the business, operations and prospects of the Company; (xi) considered the historical financial results and present financial condition of the Company; (xii) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of the Company; (xiii) inquired about and discussed the merger and other matters related thereto with Company management, the Special Committee and its legal counsel; and (xiv) performed such other analyses and examinations as were deemed appropriate.

In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and further relied upon the assurances of Company management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections utilized, Capitalink assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which it could form an opinion. Capitalink did not make a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of the Company. Capitalink assumed that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with the Company, it is assumed that the merger will be a taxable event to the Company’s stockholders. The Capitalink Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, May 27, 2003. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.

Each of the analyses conducted by Capitalink was carried out in order to provide a different perspective on the merger, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the merger to BCTI’s unaffiliated shareholders. Capitalink did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.

The summary of Capitalink’s analysis described below is not a complete description of the analysis underlying Capitalink’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factor that it considered. Accordingly, Capitalink believes that its analysis must be considered as a whole and that selecting portions of its analysis and factors, or focusing on information presented in tabular format, without considering all of the analysis and factors contained in the narrative description that follows, could result in an incomplete view of the processes underlying its analysis and opinion.

Capitalink analyzed the fairness of the merger using the following methodologies:

BCTI Financial Performance. Capitalink reviewed BCTI’s historical and estimated financial data for the five years ended February 28, 2003. In addition, Capitalink reviewed BCTI’s preliminary projections for the fiscal years (“FY”) ending February 29, 2004 through February 28, 2007. Capitalink noted the following:

Revenue remained constant over the historical and review period – with a low of $17.5 million and a high of $19.3 million. Of the total revenue, approximately 28% is derived from royalties and franchise fees and approximately 64% from paper and printing sales. For FY2003, BCTI also derived revenue of approximately $1.8 million from the operation of two company-owned plants and one plant 50% owned by BCTI.

Over the past five fiscal years, BCTI’s gross margin for paper and printing sales has remained constant at approximately 15%. However, BCTI’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) has gradually fallen from a high of $3.0 million in FY1999 to $791,000 in FY2002, primarily as a result of rising selling, general and administrative costs. These increased costs have resulted primarily from increased personnel costs due to staff increases and severance costs for terminated employees, increased bad debt expense, costs relating to Orderprinting.com and, effective in fiscal 2003, a $150,000 increase in Mr. Wilkerson’s annual salary. In addition, FY2002 EBITDA was negatively impacted from the downturn in the U.S. economy as a result of the events of September 11th. For FY2003, EBITDA increased slightly to approximately $1.2 million.

Despite little growth in BCTI’s underlying business, its capital position has improved significantly over the past five years, with rising cash balances of approximately $1.1 million in FY1999 to $4.2 million in FY2003. This is primarily a result of the repayment of notes owed to BCTI by franchisees. Of BCTI’s approximately $10.6 million of total receivables as of February 28, 2003, approximately $6.8 million are represented by such notes. As of February 28, 2003, BCTI had approximately $523,000 in interest-bearing debt, the majority of which relates to equipment leases on plant operations.

Given the limited growth seen in the core franchising business, BCTI has begun several new initiatives, which include the addition of company-owned plants and the development of a plan for satellite stores. The satellite store plan involves the franchising of smaller franchise regions to individuals who contract to provide business cards and other forms to customers within that region.

Capitalink had all data points necessary to perform this analysis.

BCTI Market Performance. Capitalink reviewed the daily closing market price and trading volume of the BCTI common stock over the period commencing May 23, 2002 through May 23, 2003. Capitalink compared the daily closing market price performance of the common stock for such period to both the Comparable Companies (as defined below) and the Russell 3000 Index. Capitalink also calculated total trading volumes at various closing price ranges of the common stock. In addition, the number of trading days, and the respective percentages, at certain trading volumes, were set forth.

Capitalink noted the following characteristics of the BCTI common stock:

•	The stock has experienced limited liquidity with the average and median daily number of shares traded equal to 5,279 and 200 respectively. It was further noted that there was no volume on 115 trading days or approximately 45.5% of the available trading days.

•	During the twelve months ended May 23, 2003 the share price has ranged from as high as $1.05 to as low as $0.67. The common stock closed at $1.00 on May 23, 2003.

•	Capitalink noted that during the twelve months ended May 19, 2003, the common stock increased 17.6%, while the Comparable Companies index fell slightly by 1.2% and the Russell 3000 Index declined 14.7%.

Capitalink had all data points necessary to perform this analysis.

Discounted Cash Flow. Capitalink performed discounted cash flow analyses based on the preliminary projected cash flows for the Company’s (i) base case franchising operations, (ii) Company-owned plants, and (iii) satellite stores concept. A set of projected cash flows was derived for each operation, as differing sets of assumptions were applied to each given the specific risks of each operation. The range of terminal values represents the residual value of the operation at the end of the forecast period. Capitalink presented a range of terminal values by applying a range of multiples to each of the operations’ FY2007 projected revenue and EBITDA. In addition, Capitalink presented a perpetual growth scenario whereby ranges of growth rates were applied to the operation’s FY2007 free cash flows in order to determine a terminal value, rather than multiples.

In each of the scenarios noted in (i) to (iii) above, ranges of enterprise values (“EV”) were derived. These operation value ranges were added together to derive the total estimated enterprise value of the Company. The total enterprise value range was reduced by the Company’s net debt to arrive at an equity value range. The Company’s estimated net debt as of February 28, 2003 was approximately ($7.3) million, which includes approximately $523,000 in interest bearing debt, $4.2 million in cash, an estimated $1.0 million from the exercise of in the money (“ITM”) options and an assumed $2.6 million market value of the Notes (as defined and described below).

Base Case Operations. The Company’s base case operations include the Company’s core franchising revenues and expenses and the Company’s general and administration expenses. Capitalink utilized the forecasts provided by Company management, which show little growth in revenues, constant margins, and a gradual increase in salaries and other general and administration expenses. For the forecast period, the Company projects a gradual decrease in EBITDA from approximately $1.4 million for FY2004, to approximately $615,000 for FY2007.

In order to arrive at a present value, Capitalink utilized discount rates ranging from 16.0% to 18.5%. This was based on an estimated weighted average cost of capital (“WACC”) of 17.4% (based on the Company’s existing debt and an 18.8% estimated cost of equity). The results of the base case discounted cash flow analysis under the three terminal value scenarios were as follows:

•	Utilizing the revenue terminal value scenario (range of 0.15 times to 0.2 times), Capitalink calculated a range of indicated enterprise values of $3.4 million to $4.1 million.

•	Utilizing the EBITDA terminal value scenario (range of 3.5 times to 4.0 times), Capitalink calculated a range of indicated enterprise values of $3.1 million to $3.5 million.

•	Utilizing a perpetual growth scenario (growth rates of 2.75% to 3.00%), Capitalink calculated a range of indicated enterprise values of $2.9 million to $3.3 million.

Company-owned Plant Operations. The Company’s plant operations include the associated revenues and expenses related to the operation of the Company-owned plants. The Company currently owns plants in San Francisco and Tampa, as well as a 50% interest in a Hawaii plant, and expects to purchase an additional three plants over the next three years. Capitalink utilized the forecasts provided by Company management, which show an increase in revenue from $3.7 million for FY2004 to $7.8 million for FY2007, and EBITDA from $180,000 in FY2004 to $1.1 million in FY2007.

In order to arrive at a present value, Capitalink utilized discount rates ranging from 23.0% to 25.5%. This was based on an estimated WACC of 24.6% (based on the Company’s existing debt and a 26.8% estimated cost of equity). The results of the Company plant discounted cash flow analysis under the three terminal value scenarios were as follows:

•	Utilizing the revenue terminal value scenario (range of 0.4 times to 0.5 times), Capitalink calculated a range of indicated enterprise values of $(290,000) to $195,000.

•	Utilizing the EBITDA terminal value scenario (range of 4.5 times to 5.0 times), Capitalink calculated a range of indicated enterprise values of $490,000 to $913,000.

•	Utilizing a perpetual growth scenario (growth rates of 4.50% to 4.75%), Capitalink calculated a range of indicated enterprise values of $(357,000) to $(35,000).

Satellite Store Operations. The Company’s satellite store operations include the associated revenues and expenses related to the franchising of satellite stores in regions that are currently underserved by the Company or are not profitable enough to justify the existence of a full plant. The Company is currently testing the concept in Tampa. The Company expects to roll out this new line of stores across the country gradually over the next five years and projects a total of 14 satellite stores in operation by FY2007.

In order to arrive at a present value, Capitalink utilized discount rates ranging from 20.5% to 23.0%. This was based on an estimated WACC of 21.9% (based on the Company’s existing debt and a 23.8% estimated cost of equity). The results of the satellite store discounted cash flow analysis under the three terminal value scenarios were as follows:

•	Utilizing the revenue terminal value scenario (range of 0.9 times to 1.0 times), Capitalink calculated a range of indicated enterprise values of $234,000 and $315,000.

•	Utilizing the EBITDA terminal value scenario (range of 6.0 times to 6.5 times), Capitalink calculated a range of indicated enterprise values of $308,000 to $389,000.

•	Utilizing a perpetual growth scenario (with growth rates of 10.50% to 10.75%), Capitalink calculated a range of indicated enterprise values of $257,000 to $428,000.

Taking into account the enterprise value ranges for all three operations, and the Company’s net debt and common stock share equivalents of 5.68 million, Capitalink calculated a range of indicated shares prices under each of the revenue, EBITDA and perpetual growth terminal values. For the revenue terminal value, the range was between $1.88 and $2.10; for the EBITDA terminal value, the range was between $1.99 and $2.13; and for the perpetual growth terminal value, the range was between $1.78 and $1.93. Capitalink calculated the indicated valuation range to be between $1.88 and $2.06, and noted that the offer price in the merger was within this indicated valuation range. Capitalink had all data points necessary to perform this analysis.

Selected Comparable Company Analysis. The selected comparable company analysis compares the trading multiples of the Company with those of other publicly traded companies that are similar with respect to business and revenue model, operating sector, size and target customer base. Capitalink located five companies that it deemed comparable to the Company with respect to their industry sector and market served (the “Comparable Companies”). However, none of the Comparable Companies are involved in franchising. All provide commercial printing services including business forms and labels, and the supply of paper and related products as their primary business. The Comparable Companies utilized were: Consolidated Graphics, Inc.; Mail-Well, Inc.; Impresso, Inc.; Moore Corporation; and Wallace Computer Services. Based on size (in terms of enterprise value and revenues), BCTI is in the lower range of the Comparable Companies. Capitalink also noted that the EBITDA margin for BCTI (5.4%) was lower than for all of the Comparable Companies (the median of which was 9.4%) with the exception of Impresso, Inc. (3.1%).

Capitalink reviewed certain financial information relating to BCTI in the context of the corresponding financial information, ratios and public market multiples for the Comparable Companies. No company used in Capitalink’s analysis was deemed to be identical or directly comparable to BCTI; accordingly, Capitalink considered the multiples for the Comparable Companies, taken as a whole, to be more relevant than the multiples of any single company.

Based on publicly available information, Capitalink reviewed the following financial information for each of the Comparable Companies: market value, total invested capital (“TIC”), EBITDA, latest twelve months

(“LTM”) revenue, LTM earnings per share (“EPS”), LTM net income, common equity, net tangible equity, total assets, and selected financial ratios. Subsequent to such review and based on the respective market value, total invested capital or enterprise value as of May 23, 2003, Capitalink calculated and compared multiples for each of the Comparable Companies. Capitalink also calculated and compared the implied multiples for BCTI based on the consideration in the merger. Capitalink expects BCTI’s valuation multiples to be below the Comparable Companies due to its smaller size, lower historical growth and limited future growth.

	Comparable Companies				BCTI
Multiples	High	Mean	Median	Low	5/23/03	Merger
Market Value
LTM EPS	18.2x	13.0x	15.2x	1.9x	11.1x	24.7x
Common Equity	3.4	2.0	2.3	0.7	0.3	0.7
Net Tang. Equity	4.6	2.8	2.9	0.7	0.3	0.8

TIC
LTM Revenue	1.26	0.72	0.59	0.32	0.32	0.66
LTM EBITDA	13.3	8.7	7.7	5.4	6.0	12.3
Total Assets	1.4	1.0	0.8	0.7	0.3	0.7

Enterprise Value
LTM revenue	1.2	0.7	0.58	0.32	0.06	0.21
LTM EBITDA	12.7	8.5	7.4	5.3	1.2	3.8
Assets	1.4	0.9	0.8	0.7	0.1	0.2

Utilizing BCTI’s historical financial data, Capitalink derived BCTI’s indicated TIC and EV values based on selected multiple ranges with respect to the LTM revenue and LTM EBITDA. In order to determine the indicated equity value from the TIC multiples, Capitalink adjusted BCTI’s financial data to account for $828,000 in debt. In order to determine the indicated equity value from the EV multiples, Capitalink adjusted BCTI’s financial data to account for the net debt. Capitalink noted that BCTI’s debt ratio (5.1%) is significantly lower than any of the Comparable Companies (the mean of which was 60.7%).

Based on the selected multiple ranges, Capitalink calculated an indicated range of $1.58 to $2.20, and noted that the offer price of the merger was within this indicated valuation range.

As noted above, none of the Comparable Companies is identical or directly comparable to BCTI. Accordingly, Capitalink considered the multiples for such companies, taken as a whole, to be more relevant than the multiples of any single company. Further, an analysis of publicly-traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading of the Comparable Companies. Capitalink had all data points necessary to perform this analysis.

Minority Interest Acquisition Premiums Analysis.

The minority interest acquisition premiums analysis involves the comparison of the premium derived in the merger to premiums in other transactions where a minority interest of a public company was acquired. Capitalink reviewed the one-day, five-day and 30-day premiums for all minority interest transactions where (i) the acquiring party previously had greater than 50% shareholding in the target company; (ii) the transaction was announced on or after January 2001; and (iii) the transaction value is less than or equal to $25.0 million.

Capitalink believes an examination of the premiums paid in minority acquisitions are more appropriate than transactions involving a control acquisition and are more comparable to the proposed merger. The premium in such a scenario should not be as high as a situation where control is acquired.

Based on the premiums paid in the scenario set forth above, Capitalink derived an indicated range of per share market values for BCTI using the prior one-day, five-day and 30-day share price as of May 23, 2003. Based on the selected multiple ranges, Capitalink calculated a range of indicated share prices of $1.36 to $1.58, and noted that the offer price in the merger was in excess of such range.

None of the transactions in the minority interest acquisition premiums analysis is identical to the merger. Accordingly, an analysis of comparable business combinations is not mathematical, rather it involves complex considerations and judgements concerning differences in financial and operating characteristics and other factors that could affect the respective acquisition values. Capitalink had all data points necessary to perform this analysis.

Premiums Paid Analysis. The premiums paid analysis involves the comparison of consideration in the merger to the average closing price of the Company’s common stock over varying time periods prior to May 23, 2003. The analysis suggests that for the periods calculated, the consideration in the merger represents a significant premium (100.0% to 138.5%) over the average closing share price for each period. The premium as of May 23, 2003 was 100.0%. In addition, the daily premium or discount of the merger consideration over the period May 23, 2002 to May 23, 2003 was graphed. For the full prior one-year period, the merger consideration represented a significant premium over the prevailing daily share price. Capitalink had all data points necessary to perform this analysis.

Adjusted Net Book Value Analysis. Capitalink performed an adjusted book value analysis, based upon a going concern premise, to determine the value of BCTI assuming all of its assets were valued at market value. Under historical cost accounting most assets in the BCTI financial statements are generally not reflected at market value, but reflect historical acquisition costs.

For the purposes of this analysis, based upon discussions with BCTI management and utilizing BCTI’s balance sheet as of February 28, 2003, the following adjustments to market value were assumed:

•	Accounts receivable for collectability and timing issues.
•	Inventory to reflect spoilage, wastage, obsolete inventory and timing issues.
•	Property, plant and equipment to reflect obsolescence and current market value.
•	Notes to reflect market value (as defined and discussed below).
•	No market value for intangible assets.
•	Deferred taxes for timing issues.

The results of the analysis indicate that the market value of BCTI’s assets is approximately $12.8 million. After deducting total liabilities of approximately $2.3 million, the adjusted net book value of common equity is approximately $10.5 million. Taking into account the 565,000 assumed ITM options, Capitalink calculated an indicated equity value of approximately $11.5 million or $2.02 per share. Capitalink noted that the offer price in the merger was slightly below this indicated valuation range. Capitalink had all data points necessary to perform this analysis.

Notes Receivable Net Present Value Analysis. Capitalink performed a notes receivable analysis to estimate its current market value. As of February 29, 2003, BCTI had approximately 39 notes owed by franchisees that aggregate to approximately $6.8 million (the “Notes”). The Notes were primarily generated from overdue accounts receivable owed by franchisees as a result of royalty and paper product payments that were in default.

Based on discussions with BCTI management, Capitalink determined the payment probability for each of the Notes. Payment probability was based on a number of factors, including the franchisee’s performance record, debt balances, management quality, expected collateral, and local market growth. In the aggregate, the payment probability was approximately 55%, or receipt of approximately $3.7 million is expected, over the aggregate life of the Notes.

Based upon BCTI’s base case weighted average cost of capital as calculated in connection with the discounted cash flow analysis, Capitalink estimated the discounted value of the Notes to be approximately $2.6 million, which is the amount reflected in the adjusted net book value analysis, the discounted cash flow analysis, and the comparable company analysis. Capitalink had all data points necessary to perform this analysis.

Capitalink performed a variety of financial and comparative analyses for the purpose of rendering the Capitalink Opinion. While the foregoing summary describes all material analyses and factors reviewed by Capitalink with the Special Committee of BCTI’s Board, it does not purport to be a complete description of the presentations by Capitalink to the Special Committee of BCTI’s Board or the analyses performed by Capitalink in arriving at the Capitalink Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Capitalink Opinion. In addition, Capitalink may have given various analyses more or less weight that other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink’s view of the actual value of BCTI. In performing its analyses, Capitalink made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of BCTI. The analyses performed by Capitalink are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Capitalink’s analysis of the fairness of the consideration to be received in the merger, from a financial point of view, to the unaffiliated shareholders of BCTI, and were provided to the Special Committee of BCTI’s Board in connection with the delivery of the Capitalink Opinion.

In connection with advisory services related to the merger and the issuance of the Capitalink Opinion, Capitalink received a fee of $50,000. BCTI has agreed to reimburse Capitalink for its reasonable travel and other transaction expenses incurred in connection with its engagement and to indemnify Capitalink and its affiliates against certain liabilities that may arise out of the rendering of the Capitalink opinion. Further, as of the date of the Capitalink Opinion, a principal of Capitalink beneficially owned 4,000 shares of BCTI common stock.

Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, and private placements.

The full text of Capitalink’s findings dated May 27, 2003, which were presented to the Special Committee and our board of directors, has been included as Exhibit c(2) to the Schedule 13E-3 filed in connection with the merger, and is also available for inspection and copying at the corporate offices of BCTI during our regular business hours.

REASONS FOR THE RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS

The Special Committee and our board of directors unanimously recommend that BCTI’s common stockholders adopt and approve the currently proposed merger and the merger agreement dated May 29, 2003 (hereafter, the “merger” and the “merger agreement”). In considering whether to approve the merger and the merger agreement, the Special Committee and our board of directors considered a number of factors that they believed supported their recommendation. In view of the wide variety of factors considered in connection with the evaluation of Phoenix’s offer, the Special Committee and our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their recommendations. In reaching their recommendations, the Special Committee and our board of directors considered a number of factors both for and against recommending the merger, including the following factors which weighed in favor of the merger:

•	the merger will provide BCTI stockholders with a substantial premium for their shares compared to the market price of BCTI common stock prior to the announcement of the transaction;

•	Notwithstanding the recent improvement in BCTI’s results of operations and financial condition, BCTI stock is highly illiquid and BCTI’s growth prospects are limited, the latter due primarily to a substantial decline in BCTI’s core market of quick printers and increased competition from do-it-yourself technology available on the Internet;

•	the consideration to be received by BCTI stockholders in the merger will consist entirely of cash;

•	the likelihood of the consummation of the merger, and the prompt anticipated closing date of the merger, and the representation of Phoenix that it has funds available to complete the merger;

•	as a result of negotiations between the Special Committee and representatives of Phoenix, the price offered for the shares in the merger was increased;

•	the costs and factors previously identified as being associated with remaining a public company would likely not be offset by the benefits of providing stockholders with a liquid investment;

•	the presentation of Capitalink and the Special Committee at our board of directors meeting on May 28, 2003, including the opinion of Capitalink as to the fairness, from a financial point of view, of the merger consideration to the unaffiliated holders of BCTI common stock. BCTI stockholders are urged to read the Capitalink opinion in its entirety, the full text of which appears in Appendix B;

•	our board of directors’ knowledge of BCTI’s limited prospects for growth, which our board of directors considered in light of the premium to our stock price offered under the terms of the merger agreement and in light of the board’s recognition that BCTI’s book value of $3.10 per share is not an accurate measure of the real value of BCTI’s stock, as book value is an accounting concept based on historical cost rather than current value;

•	the limitations BCTI suffered and would likely continue to suffer as a small public company delisted from the Nasdaq Stock Market and now trading on the OTC Bulletin Board, including its limited trading volume, lack of institutional sponsorship and lack of research attention from analysts, all of which adversely affect the trading market and the value of the BCTI stock;

•	as discussed on pages 47-50 (The Merger—Appraisal Rights), the fact that Delaware law entitles BCTI common stockholders who do not vote in favor of the merger and who file a written objection with BCTI to obtain the “fair value” of their shares, as determined by a court, if the merger is completed;

•	the merger agreement permits BCTI to furnish information to, or to participate in discussions and negotiations with, any person or entity that makes an unsolicited acquisition proposal and to modify or withdraw its recommendation of the merger or recommend an alternative acquisition proposal and terminate the merger agreement, if to do so otherwise would constitute a breach of its fiduciary duties to stockholders under applicable law; and as a result of the Proxy granted by Phoenix to the Special Committee with respect to 454,036 of its shares, Phoenix cannot use its majority ownership of BCTI common stock to block a superior proposal;

•	our board of directors’ belief that the merger agreement, including the requirement of reimbursement of out-of-pocket expenses payable to Phoenix if the merger agreement is terminated for any of the reasons discussed on page 58 (The Merger Agreement—Fees, Expenses and Other Payments) should not unduly discourage superior third party offers and that BCTI, subject to certain conditions, may enter into a superior proposal with another party simultaneously with the termination of the merger agreement upon reasonable notice to Phoenix of its intent to enter into such negotiations and superior proposal;

•	the Special Committee’s belief that, after extensive negotiations by and on behalf of the Special Committee with Phoenix and its representatives, BCTI has obtained the highest price per share that Phoenix is willing to pay;

•	although BCTI did not actively solicit any third party bids, the fact that no third party other than New Valley, whose price range was substantially below the price offered by Phoenix, has expressed any interest in acquiring BCTI or its assets despite ample publicity regarding the proposed merger transaction, and the board’s and Special Committee’s belief that no other buyer would be likely to provide a superior value to the stockholders; and

•	our board of directors’ concern that the debt and equity markets could deteriorate further in the future, with the effect that the per share price offered to BCTI’s stockholders in the merger may not be available in the foreseeable future.

The Special Committee and our board of directors also considered a variety of risks and other potentially negative factors concerning the merger. These included the following:

•	that the cash consideration to be received by a BCTI stockholder will generally be taxable to the stockholder in an amount equal to the excess of the amount of the merger consideration over the stockholder’s tax basis in his or her shares of BCTI’s stock;

•	that the cash consideration per share to be received by our stockholders in the merger is less than the $3.03 book value per share of such shares;

•	in order for a superior proposal to be approved over Phoenix’s objection, the proposal would have to win the vote of 2,106,701 of the 2,431,189 Minority Shares, i.e., 86. 7% of those shares;

•	following the merger, BCTI stockholders will cease to participate in any future earnings growth of BCTI, or benefit from any increase in the value of BCTI; and

•	should the merger not be consummated at BCTI’s request, BCTI will have significant unrecouped expenses related to the failed transaction, including, in all likelihood, the payment of Phoenix’s expenses up to a maximum of $125,000.

•	the Special Committee may not be deemed completely independent due to certain conflicts of interest affecting the Special Committee members. See page 43 (Conflicts of Interest).

In considering the merger, the Special Committee and our board of directors took into account Capitalink’s analysis of the value per share of BCTI common stock. While the Special Committee and our board of directors reviewed with Capitalink its financial analysis and reviewed with officers of BCTI its historical and projected results, the Special Committee and our board of directors did not independently generate their own separate financial analysis of the merger transaction.

While the Special Committee and the board recognized that certain of the Capitalink analyses yielded implied per share equity values greater than the per share merger consideration, the Special Committee and the board understood that the analyses must be viewed as a whole, and that particular emphasis should not be placed on any individual analysis or even a selected number of individual analyses. For example, the greater implied per share equity values yielded by certain scenarios of the discounted cash flow analysis were based on future projected cash flows and were subject to variables and uncertainties not in BCTI’s control. The Special Committee and the board considered such analysis, in addition to the analyses based on BCTI’s historical performance.

After considering these factors, the Special Committee and our board of directors concluded that the positive factors outweighed the negative factors. Because of the variety of factors considered, the Special Committee and our board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching their determination. In considering the factors described above, individual members of the Special Committee and our board of directors may have given different weight to different factors. The Special Committee and our board of directors relied on the experience and expertise of Capitalink for quantitative analysis of the financial terms of the merger. For additional information about the Capitalink opinion, see pages 23-31 (Special Factors—Opinion of Capitalink). The determination was made after consideration of all of the factors together.

While BCTI has recently reversed certain negative trends which it faced in its business and financial condition largely due to the success of BCTI’s Internet-based ordering system, Orderprinting.com™, the system has not been able to place BCTI on a path of substantial growth and has required significant and ongoing capital investment. Given the limited success of Orderprinting.com™ and the absence of any other source of substantial growth for BCTI, the board and the Special Committee believe that the proposed merger transaction at this time is in the best interests of BCTI’s unaffiliated stockholders.

The Special Committee and our board of directors have approved the merger and the merger agreement and have determined that it is fair to, and in the best interests of, BCTI’s unaffiliated stockholders; accordingly, the Special Committee and our board of directors unanimously recommend that you vote “FOR” the adoption and approval of the merger and the merger agreement.

RECOMMENDATION OF THE SPECIAL COMMITTEE

On May 27, 2003, the Special Committee: (1) determined that the Merger Agreement and the terms of the Merger are substantively fair to and in the best interests of BCTI’s unaffiliated stockholders, (2) determined that the Merger Agreement and the Merger should be approved and declared advisable by the BCTI Board and (3) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that BCTI’s stockholders approve and adopt the Merger Agreement and the Merger.

In reaching the recommendations described above, the Special Committee considered a number of factors. In the judgment of the Special Committee it is not practicable to quantify the weight assigned to each factor by the Special Committee in its consideration. Among the factors considered were the following:

1. BCTI’s Operating and Financial Condition. The Special Committee took into account the current and historical financial condition and results of operations of BCTI, as well as the prospects and strategic objectives of BCTI, including the risks involved in achieving those prospects and objectives, and the current and expected conditions in the wholesale printing industry.

2. Capitalink Fairness Opinion. The Special Committee took into account presentations from Capitalink and the oral opinion of Capitalink given on May 27, 2003, subsequently confirmed in writing, that, as of the date of the opinion and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger price is fair from a financial point of view to BCTI’s unaffiliated stockholders, and the Special Committee adopted the analyses prepared by Capitalink, which were based on BCT’s going concern value. A copy of the opinion rendered by Capitalink is attached to this Proxy Statement as Appendix B and is incorporated herein by reference. Stockholders should read this opinion in its entirety.

3. Transaction Financial Terms/Premium to Market Price. The Special Committee considered the relationship of the merger price to be received by the unaffiliated stockholders of BCTI in the merger pursuant to the merger agreement to the historical market prices for the Shares. The merger price represents a premium of 117.4% over the reported closing sale price on the last full trading day prior to the announcement of the proposed transaction, a premium of 106.2% over the 30-day average closing sale price prior to such date and a premium of 77% over the price in the 2001 merger agreement.

The Special Committee took into account the fact that the terms of the Merger were determined through negotiations between the acquisition group and the Special Committee and its financial and legal advisors, none of whom has a current relationship with the acquisition group. The Special Committee also concluded that, based upon the negotiations between the Special Committee and the acquisition group that had occurred, BCTI’s limited growth potential and Mr. Wilkerson’s apparent inability to finance a higher price, it was not likely that a price higher than $2.00 could be obtained and that, based upon statements made by Mr. Wilkerson to members of the Special Committee, further negotiation could cause the acquisition group to abandon the transaction.

4. Stock Performance. The Special Committee took into account the historical and projected market price of BCTI’ shares of common stock, the small public float and low trading volume of such stock and the difficulty of a company of the size and type of BCT attracting market acceptance. The Special Committee also considered the effect of the recent delisting of BCTI’s common stock by Nasdaq.

5. Lack of Third Party Interest. The Special Committee considered the fact that, despite ample publicity regarding BCTI’s potential going private transaction, the only expression of an interest in acquiring BCTI came from New Valley at a price range substantially below the price now offered by Phoenix and New Valley had not expressed any willingness to make an offer above its initial range. Accordingly, the Special Committee concluded that an acquisition of BCTI by a third party was probably not a feasible alternative and that the $2.00 price was the best alternative for holders of BCTI Common Stock.

6. Limited Conditions to Consummation. The Special Committee considered the fact that the obligation of Phoenix to consummate the merger is subject to a limited number of conditions, with no financing condition.

7. Ability of Special Committee to Withdraw Recommendation. The Special Committee took into account that fact the merger agreement allows the BCTI Board to withdraw its recommendation regarding the merger agreement if it determines in good faith, that such withdrawal is required in order to satisfy its fiduciary duties under applicable law, and the fact that, due to the Proxy, Phoenix cannot use its majority ownership of BCTI stock to block a superior proposal.

8. Appraisal Rights. The Special Committee considered the fact that holders of BCTI common stock who do not vote in favor of the Merger will have the right to dissent from the Merger and to demand appraisal of the fair value of their shares under the Delaware General Corporation Law (as described under “Special Meeting – Appraisal Rights”).

9. Liquidation value. The Special Committee did not perform any specific liquidation analysis; however, given that liquidation of BCTI would involve a shutdown of BCTI operations and a breach by BCTI of its franchise agreements, thereby impeding collection of debts owed by franchisees and causing a substantial loss on specialized inventories acquired for sale to franchisees, the Special Committee believes that BCT’s liquidation value is less than $2.00 per share.

10. Prior Purchases. The Special Committee noted that the $2.00 per share merger consideration is higher than the $.90-$1.75 per share range of prices paid by Phoenix to acquire BCTI shares privately in 2001.

The Special Committee determined that the Merger Agreement and the Merger are procedurally fair because, among other things: (1) the Special Committee consisted of independent directors appointed to represent the interests of holders of BCTI’s common stock (other than Phoenix and its affiliates), (2) the Special Committee retained and was advised by its own independent legal counsel, (3) the Special Committee retained Capitalink, an independent party, to deliver a fairness opinion, (4) of the nature of the deliberations pursuant to which the Special Committee carefully evaluated the Merger and alternatives thereto, (5) the $2.00 per share offer price resulted from bargaining between the Special Committee and its financial and legal advisors, on the one hand, and the acquisition group and its legal advisor, on the other, and (6) the merger agreement must be approved by the holders of a majority of the Minority Shares. The Special Committee determination as to procedural fairness was not affected by the lack of an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the merger and/or preparing a report concerning the fairness of the merger.

The Special Committee also recognized that the Merger Agreement permits BCTI to furnish information to, or to participate in discussions and negotiations with, any person or entity that makes an unsolicited acquisition proposal and permits the Board of Directors to modify or withdraw its recommendation of the merger or recommend an alternative acquisition proposal and terminate the merger agreement, if to do otherwise would constitute a breach of its fiduciary duties under applicable law and that, due to the Proxy, Phoenix cannot use its majority ownership of BCTI to block a superior proposal. In such an event, BCTI would only be required to pay the acquisition group an amount equal to its reasonable expenses, not to exceed $125,000. The Special Committee concluded that the terms of the Merger Agreement would not unduly discourage a superior third-party offer.

BCTI’S POSITION AS TO THE FAIRNESS OF THE MERGER

Our Board believes that the consideration to be received in the merger by our unaffiliated stockholders is substantively fair to such holders. This belief is based on the Special Committee’s analyses and conclusion, which the Board adopted, and the following:

•	the merger consideration represents a 117.4% premium over $.92, the closing price of our common stock on the last full trading day prior to BCTI’s May 29, 2003 announcement of the proposed merger; our board of directors considered the fact that the merger consideration of $2.00 per share represents a 138.1% premium over the average closing price of $.84 per share of our common stock for the one year period prior to May 29, 2003. For additional information, see page 11 (Comparative Market Price Data);

•	the merger consideration to be paid in the merger agreement represents a multiple of 13.3 times our earnings per share for the 12-month period ended February 28, 2003;

•	our common stock has not been paid any dividends in the last five years, nor is there a means to compel the payment of dividends. As a result, the merger provides a means by which our common stockholders can have each share of common stock converted into $2.00 per share in cash;

•	we have only limited growth prospects, and based on our knowledge of our industry and economic trends, we believe that there are significant risks to our common stockholders with respect to such stockholders’ ability, in the future, to realize as much as $2.00 per share for their shares, since a third party acquisition is unlikely and our estimated liquidation value is less than $2.00;

•	the opinion of Capitalink, which was based on BCTI’s going concern value, that the merger consideration to be received by our unaffiliated common stockholders was fair from a financial point of view to such common stockholders;

•	the merger agreement was extensively negotiated between the representatives of the Special Committee and the representatives of Phoenix;

•	The Board noted that the $2.00 per share merger consideration is higher than the $.90-$1.75 per share range of prices paid by Phoenix to acquire BCTI shares privately in 2001.

•	the factors considered by the Special Committee and our board of directors, and the analysis of the Special Committee and our board of directors referred to in pages 32-35 (Special Factors—Reasons for the Recommendations of the Special Committee and Our Board of Directors) and pages 35-36 (Special Factors – Recommendation of the Special Committee).

No specific liquidation value calculations were made by BCTI; however, given that liquidation of BCTI would involve a shutdown of BCTI operations and a breach by BCTI of its franchise agreements, thereby impeding collection of debts owed by franchisees and causing a substantial loss on specialized inventories acquired for sale to franchisees, BCTI management believes that BCTI’s liquidation value is less than $2.00 per share.

In addition, we believe that the merger is procedurally fair to our unaffiliated stockholders. In reaching this conclusion, we considered the fact that that there are no provisions in the merger agreement to grant unaffiliated stockholders access to the corporate files of the acquisition group or to obtain counsel or appraisal services at the expense of the acquisition group. It was our belief in the procedural fairness of the merger is based on the following factors:

•	the opinion of Capitalink that the merger consideration to be received by our unaffiliated common stockholders was fair from a financial point of view to such common stockholders;

•	the approval of the merger by all of the members of the Special Committee and the fact that the members of the Special Committee, based on the factors described in pages 31-34 (Special Factors—Reasons for the Recommendations of the Special Committee and Our Board of Directors) and pages 34-36 (Special Factors – Recommendation of the Special Committee), determined that the merger is fair and in the best interests of BCTI and our unaffiliated common stockholders and declared that the merger agreement is desirable;

•	the members of the Special Committee, who negotiated the transaction on behalf of our stockholders, are not officers or employees of BCTI and are not affiliated with Phoenix;

•	the merger was unanimously approved by our board of directors, including all of the members of our board of directors who are neither employees nor affiliates of Phoenix; William A. Wilkerson abstained from the vote to approve the merger;

•	the Special Committee retained Capitalink, which is not affiliated with Phoenix’s or BCTI’s management, to render a fairness opinion with respect to the merger consideration;

•	the Special Committee engaged the Chicago law firm of Gardner, Carton and Douglas, which is not affiliated with Phoenix’s or our management, to serve as the independent legal advisor to the Special Committee;

•	the merger agreement must be approved by the affirmative vote of the holders of a majority of the Minority Shares;

•	holders of BCTI Common Stock who do not vote in favor of the merger will have the right to dissent from the merger and to demand appraisal of the fair value of their shares under the Delaware General Corporation Law;

•	unaffiliated stockholders have free and convenient access to extensive information regarding BCTI, Mr. Wilkerson and Phoenix through the U.S. Securities and Exchange Commission website located at www.SEC.gov; and

•	the unaffiliated stockholders also have significant statutory rights to review the BCTI corporate records pursuant to the Delaware General Corporation Law.

The Board’s determination as to procedural fairness was not affected by the lack of an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the merger and/or preparing a report concerning the fairness of the merger.

After considering the foregoing, we believe the merger consideration to be fair to our unaffiliated common stockholders. In reaching this determination we have not assigned specific weights to particular factors, and have considered all factors as a whole. None of the factors that we considered led us to believe that the merger was unfair to our unaffiliated stockholders.

None of the members of our board of directors, in their respective capacity as such, received any reports, opinions or appraisals from any outside party relating to the merger or the fairness of the consideration to be received by our unaffiliated common stockholders, other than the opinion and related analyses received from Capitalink. See page 43 (Conflicts of Interest).

THE ACQUISITION GROUP’S POSITION AS TO THE FAIRNESS OF THE MERGER

Each member of the acquisition group, which includes Phoenix, Phoenix Acquisition Corp., and Mr. Wilkerson, believes that the consideration to be received in the merger by BCTI’s unaffiliated stockholders is substantively fair to such holders. This belief is based on the following factors:

•	the Special Committee and its advisors successfully negotiated an increase in the merger consideration to be paid to the BCTI common stockholders from $1.13 to $2.00 per share;

•	the merger will provide consideration to the holders of BCTI common stock entirely in cash and is not subject to any financing conditions;

•	the per share price to be paid in the merger represents an 117.4% premium over the reported closing price of $.92 for shares of BCTI common stock on May 28, 2003, which was the last full day on which shares of BCTI common stock traded prior to BCTI’s May 29, 2003 announcement of the execution of the merger agreement; the acquisition group considered the fact that the merger consideration of $2.00 per share represents a 138.1% premium over the average closing price of $.84 per share for the shares of BCTI common stock for the one year period prior to May 29, 2003;

•	the consideration to be paid in the merger agreement represents a multiple of 13.3 times BCTI’s earnings per share for the 12-month period ended February 28, 2003;

•	the common stock has not been paid any dividends in the last five years, nor is there a means to compel the payment of dividends. As a result, the merger provides a means by which BCTI’s common stockholders can have each share of common stock converted into $2.00 per share in cash;

•	the $2.00 per share merger consideration is higher that the $.90-$1.75 per share range of prices paid by Phoenix to acquire BCTI shares privately in 2001.

•	BCTI has only limited growth prospects, and based on the acquisition group’s knowledge of the wholesale printing industry and economic trends, the acquisition group believes that there are significant risks to BCTI common stockholders with respect to such stockholders’ ability, in the future, to realize as much as $2.00 per share for their shares; and

•	the acquisition group believes that BCTI is too small to continue to support the expenses of being a public company, which include the cost of securities counsel and independent accountants for securities compliance, preparing, printing and mailing certain corporate reports, directors’ and officers’ insurance and the cost of investor relations activities.

Independently, the acquisition group considered various factors with respect to the substantive fairness of the proposed merger transaction to the unaffiliated shareholders. The acquisition group arrived at a conclusion similar to that of the Special Committee based on the acquisition group’s general belief as to BCTI’s going concern value, which was based on Mr. Wilkerson’s knowledge of the financial condition and operations of BCTI; however, the acquisition group did not specifically quantify this going concern value. The acquisition group did not engage a financial advisor to review this transaction, and it did not rely on any separate valuation, opinion or report regarding the fairness of the transaction to the unaffiliated shareholders of BCTI. Because Wilkerson is the Chief Executive Officer of BCTI, the acquisition group was aware of management’s financial projections as well as the overall financial condition of BCTI. In this regard, the acquisition group deemed the consideration offered to the unaffiliated shareholders to be fair. The acquisition group did not conduct a separate liquidation analysis for BCTI. The acquisition group is not aware of any firm offers within the past two years (other than its own offers) to purchase control of BCTI or all or substantially all of its assets.

In reaching its conclusion that the merger consideration is substantively fair to the unaffiliated shareholders, the acquisition group placed little weight on BCTI’s net book value and did not deem the net book value of BCTI common stock shares to be a determinative factor, because net book value is considered an accounting concept and just one component of, rather than determinative of, a valuation of a company’s shares.

In addition, the acquisition group believes that the merger is procedurally fair to BCTI’s unaffiliated stockholders. In reaching this conclusion, the acquisition group considered the fact that there are no provisions in the merger agreement to grant unaffiliated stockholders access to the corporate files of the acquisition group or to obtain counsel or appraisal services at the expense of the acquisition group. The acquisition group’s belief in the procedural fairness of the merger is based on the following factors:

•	the opinion of Capitalink that the merger consideration to be received by BCTI’s unaffiliated common stockholders was fair from a financial point of view to BCTI’s unaffiliated common stockholders;

•	the merger consideration and the other terms and conditions of the merger agreement were the result of good faith negotiations between the acquisition group and the Special Committee. Because the Special Committee consists of directors who are neither officers nor employees of BCTI or affiliated with the acquisition group, and who have no financial interests in the proposed merger different from BCTI’s stockholders, the Special Committee has been able to effectively represent the interests of the BCTI stockholders;

•	the merger was unanimously approved by BCTI’s directors who are neither employees nor affiliates of Phoenix;

•	the Special Committee retained and received an opinion from Capitalink, which is not affiliated with the acquisition group;

•	the Special Committee engaged the law firm of Gardner, Carton & Douglas, which is not affiliated with the acquisition group, to serve as an independent legal advisor to the Special Committee;

•	the merger agreement provides the Special Committee with the right to solicit other offers for the purchase of BCTI prior to the common stockholders’ meeting to which this proxy statement relates, and, subject to the payment of Phoenix’s reasonable expenses (not to exceed $125,000), the right to accept such offer if, in the exercise of its fiduciary duties, the Special Committee determines that the acceptance of the better offer would be in the best interest of the BCTI stockholders, which information was made available in the press release of BCTI announcing the execution of the merger agreement and in an advertisement in trade and financial publications at the request of counsel to the Special Committee;

•	the merger must be approved by the affirmative vote of the holders of a majority of the Minority Shares;

•	holders of BCTI Common Stock who do not vote in favor of the merger will have the right to dissent from the merger and to demand appraisal of the fair value of their shares under the Delaware General Corporation Law;

•	unaffiliated stockholders have free and convenient access to extensive information regarding BCTI, Mr. Wilkerson and Phoenix through the U.S. Securities and Exchange Commission website located at www.SEC.gov; and

•	the unaffiliated stockholders also have significant statutory rights to review the BCTI corporate records pursuant to the Delaware General Corporation Law.

The acquisition group’s determination as to procedural fairness was not affected by the lack of an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the merger and/or preparing a report concerning the fairness of the merger.

The acquisition group considered each of the foregoing factors to support its determination as to the fairness of the merger. The acquisition group did not find it practicable to assign, nor did it assign relative weights to the individual factors considered in reaching its conclusion as to fairness. Moreover, although Capitalink provided the Special Committee and BCTI’s board of directors with a fairness opinion with respect to the merger consideration, the acquisition group did not rely on the analysis in such opinion since it was specifically addressed to the Special Committee and BCTI’s board of directors and Capitalink was not retained by the acquisition group.

PURPOSES AND STRUCTURE OF THE MERGER

The purposes of the proposed transaction are (i) to permit BCTI stockholders to realize a premium over the market price at which their shares traded prior to the announcement of the signing of the merger agreement, (ii) to permit the acquisition group to increase their ownership of BCTI from approximately 52.5% to 100% and (iii) to permit BCTI to become a privately held corporation.

The proposed transaction has been structured as a going private cash merger of Phoenix Acquisition Corp. into BCTI. BCTI will be the surviving corporation in the merger and, upon completion of the merger will be a privately held wholly-owned subsidiary of Phoenix. The transaction has been structured as a going private transaction to permit the acquisition group to own 100% of a privately held corporation, as a cash merger to provide the unaffiliated holders of common stock, with cash for all of their shares and to provide for an orderly transfer of majority ownership of BCTI with reduced transaction costs.

CERTAIN EFFECTS OF THE MERGER

As a result of the Merger, all of the common stock of BCTI will be owned by Phoenix. Consequently, Phoenix’s interest in BCTI’s net book value and net earnings will increase from approximately 52.5% to 100%. After adjusting for the effect of the merger, Phoenix’s ownership interest in BCTI’s net book value, as of February 28, 2003, will increase from $8,159,025 to $15,541,000 and Phoenix’s ownership interest in BCTI’s net income for the year ended February 28, 2003, will increase from $412,356 to $785,000. The remaining shareholders of BCTI’s common stock will have no further interest in BCTI except their right to receive cash consideration of $2.00 per share. The receipt of the cash consideration pursuant to the merger will be a taxable transaction (see Special Factors – Material U.S. Federal Income Tax Consequences of the merger to our Stockholders).

Certain Effects of the Merger on the Acquisition Group

Following the merger, the surviving corporation will be 100% owned by the acquisition group. Accordingly, upon consummation of the merger, the interest of the acquisition group in BCTI’s net book value and net income will increase from approximately 52.5% to 100%. Because each of Phoenix and William A. Wilkerson could be deemed to control all of these ownership interests, each of Phoenix and Mr. Wilkerson could be deemed, upon consummation of the merger, to have a direct interest in and ability to access 100% of BCTI’s net book value and net income, thereby entitling each of them to all of the benefits, if any, resulting from such interest, including all income generated by BCTI’s operations, any future increases in BCTI’s value and the right to vote all of BCTI’s common stock. Similarly, each of Phoenix and Mr. Wilkerson could be deemed, upon consummation of the merger, to also bear the risk of all of the losses, if any, generated by BCTI’s operations and any decrease in the value of BCTI.

Certain Effects of the Merger on BCTI

Upon consummation of the merger, BCTI will be a privately held corporation. Accordingly, BCTI unaffiliated stockholders, will not have the opportunity to participate in the earnings and growth of BCTI after the merger and will not have any right to vote on corporate matters. Similarly, BCTI unaffiliated stockholders, will not face the risk of losses generated by BCTI’s operations or decline in the value of BCTI after the merger.

Following completion of the merger, BCTI’s common stock will no longer be authorized to be quoted on the Over-The-Counter Bulletin Board. In addition, the registration of BCTI common stock will be terminated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), upon application by BCTI to the Securities and Exchange Commission. Accordingly, following the merger, there will be no publicly traded BCTI stock outstanding and BCTI’s obligation to file reports under Section 15(d) of the Exchange Act will be suspended. BCTI spent approximately $120,000 per year on compliance with Section 15(d) during fiscal year 2002 and 2003.

BCTI does not have, and BCTI has been advised by Phoenix that the acquisition group does not have, any intentions or plans to take the company public in the future nor any specific plans or proposals for any extraordinary corporate transaction involving the surviving corporation after the completion of the merger, or for any sale or transfer of all or substantially all of the assets held by BCTI after the completion of the merger, other than the assets currently held for sale; however, the surviving corporation and Phoenix will continue to evaluate BCTI’s business and operations after the consummation of the merger and make such changes as are deemed appropriate from time to time.

BCTI has been advised by Phoenix that BCTI’s executive officers immediately before the merger will remain as the executive officers of the surviving corporation immediately after the merger; however, all of BCTI’s directors other than Mr. Wilkerson will be removed.

It is expected that, if the merger is not consummated, BCTI’s current management, under the general direction of our board of directors, will continue to manage BCTI as an ongoing business.

We do not believe that any material regulatory approvals are required to permit completion of the merger from U.S. regulatory authorities, including the antitrust authorities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS

The following is a description of the material U.S. federal income tax consequences of the merger to holders of shares who dispose of such shares in the merger, who are United States Persons (as defined below), and who, on the date of disposition, hold such shares as capital assets as defined in the Internal Revenue Code (each, a “United States Holder”). This discussion is based on the Internal Revenue Code, proposed and final income tax regulations issued under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and regulations, each as in effect and available on the date of this proxy statement. These income tax laws, regulations and interpretations, however, may change at any time, and any change could be retroactive to the date of this proxy statement. Although we will not seek any rulings from the Internal Revenue Service or an opinion of counsel with respect to the transactions contemplated by the merger agreement, we believe that the merger will have the U.S. federal income tax consequences described below to the United States Holders.

We urge all holders to consult their own tax advisors regarding the specific tax consequences that may result from their individual circumstances as well as foreign, state and local tax consequences of the disposition of shares in the merger. Except as specifically noted otherwise, the following discussion does not address potential foreign, state, local and other tax consequences, nor does it address special tax consequences that may be applicable to particular classes of taxpayers, including financial institutions, REITS, regulated investment companies, brokers and dealers or traders in securities or currencies, persons whose functional currency is not the U.S. dollar, insurance companies, tax-exempt organizations, persons who hold common stock as part of a position in a straddle or as part of a hedging or conversion transaction or persons who acquired common stock pursuant to an exercise of employee stock options.

A “United States Person” is a beneficial owner of common stock, who for U.S. federal income tax purposes is: (1) a citizen or resident of the U.S., including certain former citizens or residents of the U.S.; (2) a partnership or corporation created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia; (3) an estate if its income is subject to U.S. federal income taxation regardless of its source; or (4) a trust if such trust validly has elected to be treated as a United States person for U.S. federal income tax purposes or if (a) a U.S. court can exercise primary supervision over its administration and (b) one or more U.S. persons have the authority to control all of its substantial decisions.

A United States Holder generally will realize gain or loss upon the surrender of such holder’s shares pursuant to the merger in an amount equal to the difference, if any, between the amount of cash received and such holder’s aggregate adjusted tax basis in the shares surrendered therefor. Basis is usually equal to cost, but may also be derived from other sources such as the date of death with respect to inherited shares.

In general, any gain or loss realized by a United States Holder in the merger will be eligible for capital gain or loss treatment. Any capital gain or loss recognized by a United States Holder will be long term capital gain or loss if the shares giving rise to such recognized gain or loss have been held for more than one year; otherwise, such capital gain or loss will be short term. A non-corporate United States Holder’s long term capital gain generally is subject to U.S. federal income tax at a maximum rate of 20% while any capital loss can be offset only against other capital gains plus $3,000 ($1,500 in the case of a married individual filing a separate return) of other income in any tax year. Any unutilized capital loss will carry over as a capital loss to succeeding years for an unlimited time until the loss is exhausted.

For corporations, a capital gain is subject to U.S. federal income tax at a maximum rate of 35% while any capital loss can be offset only against other capital gains. Any unutilized capital loss generally can be carried back three years and forward five years to be offset against net capital gains generated in such years.

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent, will be required to withhold, and will withhold, 31% of all cash payments to which a holder of shares or other payee is entitled pursuant to the merger agreement, unless the stockholder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with such backup withholding tax rules. Each of our stockholders, and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Each holder of shares is urged to consult his or her own tax advisor to determine the particular tax consequences to such stockholder of the merger, including the applicability and effect of foreign, state, local and other tax laws.

CONFLICTS OF INTEREST

In considering the recommendation of the Special Committee and our board of directors with respect to the merger and the merger agreement, you should be aware that, in addition to the matters discussed above, certain directors (including members of the Special Committee), executive officers and controlling persons of BCTI have interests in the merger that are different from or in addition to, the interests of our stockholders generally, and which present actual, apparent or potential conflicts of interests in connection with the merger. In particular, Jeffrey Hewson, chairman of the Special Committee, has provided consulting services to BCTI since fiscal 2002 at a rate of $3,500 per month in fiscal 2002-2003 and $5,000 per month in fiscal 2004. Mr. Hewson and Philip Pisciotta, the other member of the Special Committee, will be removed as directors of BCTI upon consummation of the merger.

Messrs. Hewson and Pisciotta were selected to serve on the Special Committee despite these conflicts of interest because of their business and financial experience and because of the Board’s belief that they would exercise independent judgment in performing their duties notwithstanding the conflicts of interest. BCTI’s executive officers, including Henry A. Johnson, President and a BCTI director, Michael R. Hull, Chief Financial Officer, and Mr. Wilkerson, Chairman and Chief Executive Officer, will remain as executive officers of BCTI after the merger.

The Special Committee and our board of directors were aware of these conflicts of interest and considered them, along with the other matters described in pages 31-34 (Special Factors—Reasons for the Recommendations of the Special Committee and Our Board of Directors).

DIRECTORS, OFFICERS AND CONTROLLING PERSONS

William A. Wilkerson

William A. Wilkerson serves as the Chairman of the board of directors and the Chief Executive Officer of BCTI while also serving as the Chairman of the board of directors and the Chief Executive Officer of Phoenix, of which he is the sole shareholder. As of the record date, William A. Wilkerson and his affiliates owned 2,690,282 shares of BCTI common stock, which represents approximately 52.5% of BCTI’s outstanding common stock.

The Acquisition Group

The acquisition group consists of Phoenix, Phoenix Acquisition Corp. and William A. Wilkerson. Phoenix’s sole director and executive officer, William A. Wilkerson, is also a director and executive officer of BCTI.

As of the record date, the acquisition group owned 2,690,282 shares of BCTI common stock, which represents approximately 52.5% of BCTI’s common stock. Upon completion of the merger, pursuant to which Phoenix’s wholly-owned subsidiary, Phoenix Acquisition Corp., will merge into BCTI, the certificate of incorporation, bylaws, directors and officers of Phoenix’s wholly-owned subsidiary will become BCTI’s certificate of incorporation, bylaws, directors and officers, and, the ownership of BCTI’s common stock by the acquisition group, will increase from approximately 52.5% to 100%.

Members of the Special Committee

The Special Committee consists of two non-employee, non-officer directors of BCTI, Jeff Hewson and Phil Pisciotta who are not affiliated with Phoenix.

Jeffrey Hewson has over 30 years of experience in the manufacture and distribution of office and computer supplies. In 1989 Mr. Hewson become President and Director of United Stationers Inc., a leading wholesale distributor of office and computer-related products. He retired as President of United Stationers at the end of 1995, but stayed on the United Stationers’ Board of Directors until November 1997. Mr. Hewson was also the master license franchisee for BCT Canada, which he successfully developed to nine franchised plants which were sold back to BCTI in 1989. Mr. Hewson currently serves as director or consultant to numerous companies in the computer and office supply industry.

Philip Pisciotta joined the BCTI Board of Directors in June of 2001. He brings experience in the areas of franchising facilities management, manufacturing, construction, and development. Since 1986, Mr. Pisciotta has been CEO and Chairman of The Cove Group, Denver, Colorado, as well as a major stockholder of that company. He is a member of the board of directors of the Galardi Group, a national fast food franchising company whose president and principal shareholder is BCTI director John Galardi.

Compensation of the Members of the Special Committee

The members of the Special Committee have received or will receive fees aggregating $20,000 from BCTI for services rendered in connection with the merger and the Special Committee itself is projected to have expenses of approximately $75,000, including fees and expenses of its special counsel and financial advisors, which will be paid by BCTI.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, as of the effective time, the certificate of incorporation of the surviving corporation shall contain provisions no less favorable with respect to indemnification than are set forth in BCTI’s certification of incorporation and by-laws prior to the effective time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights thereunder of individuals who at the effective time were directors, officers, employees or agents of BCTI. The merger agreement further provides that from and after the effective time, for a period of six years, Phoenix shall indemnify the directors and officers of BCTI on terms no less favorable than the provisions with respect to indemnification that are set forth in the certificate of incorporation and by-laws of BCTI as of the effective time. Phoenix and BCTI agree that the directors, officers and employees of BCTI covered by these provisions are intended to be third party beneficiaries of these provisions and shall have the right to enforce the obligations of the surviving corporation and of Phoenix under these provisions. The surviving corporation shall maintain in effect from the effective time until their expiration the current policies of the directors’ and officers’ liability insurance maintained by BCTI.

Employment Arrangements and Compensation Plans

Effective as of March 1, 1993, BCTI entered into an employment agreement with William A. Wilkerson. Such agreement contains provisions providing for, among other things, an initial seven year term. In June 1997, Mr. Wilkerson’s employment agreement was extended for an additional three years through fiscal year 2003. In August 2001, in connection with BCTI’s guaranty of Phoenix’s bank loan, the final year of Mr. Wilkerson’s employment agreement was eliminated, so that the agreement was terminated on February 28, 2002.

WILLIAM A. WILKERSON—CHIEF EXECUTIVE OFFICER

Salary—Mr. Wilkerson’s employment agreement provided for an initial annual base salary of $300,000, which was increased to $315,000 in May 2000. Mr. Wilkerson’s salary is subject to annual increases at the discretion of BCTI’s board of directors. In addition, Mr. Wilkerson may be given an annual bonus, which is to be paid in accordance with the Management Incentive Plan, as adopted by BCTI, and as otherwise determined by the board of directors in its discretion. In fiscal 2003, Mr. Wilkerson received a salary of $465,000 and a bonus of $133,000.

Benefits—Mr. Wilkerson’s employment agreement provides him with certain benefits, including a term life insurance policy generally providing for a benefit of no less than $300,000 and eligibility to participate in all benefit plans created by BCTI including, but not limited to, medical, bonus and stock option programs.

The fact that BCTI’s current executive officers, including our President, Henry A. Johnson, who is also a director of BCTI, will continue in their executive positions following the Merger may create a conflict of interest; however, each of these persons will continue to serve BCTI solely at the pleasure of its controlling shareholder, Wilkerson.

CERTAIN RELATIONSHIPS BETWEEN BCTI AND THE ACQUISITION GROUP

On August 9, 2001, in connection with the $2,000,000 bank loan to Phoenix (the “Loan”), BCTI entered into an agreement with Phoenix and Wilkerson providing the following conditions to the guarantee of the loan by BCTI and its subsidiary BCT (which included a pledge of substantially all of the assets of BCTI and BCT to secure the Loan): (i) the last year of Wilkerson’s employment agreement with BCTI was eliminated, so that the agreement terminated on February 28, 2002; (ii) Wilkerson and Phoenix, jointly and severally, agreed to (A) grant BCTI an assignable one-year option to repurchase all of the shares of BCTI common stock bought with the borrowed funds at the same price paid by Phoenix and (B) pay BCTI’s expenses incurred in connection with the transaction, unless (1) Wilkerson and/or Phoenix made an offer on or before September 30, 2001, to purchase for cash all of BCTI’s shares held by public shareholders, and providing for a closing of that transaction on or before April 15, 2002 and (2) such transaction closes on terms deemed “fair” to BCTI and its shareholders by the Special Committee; and (iii) Wilkerson and Phoenix, jointly and severally, agreed to immediately reimburse BCTI and BCT for all payments made pursuant to the corporate guaranty. As collateral for their reimbursement obligations, Wilkerson and Phoenix granted to BCTI a first priority security interest in any and all shares of BCTI common stock which Phoenix purchases with the borrowed funds and a subordinated security interest in the 935,382 shares of BCTI common stock already owned by Phoenix and pledged to the bank (these 935,382 shares had been transferred to Phoenix on August 15, 2001 in connection with the loan described above; Phoenix did not pay any material consideration for this transfer). Through July 30, 2002, in connection with Phoenix’s initial attempt to acquire BCTI pursuant to the November 2001 merger agreement, BCT advanced a total of $209,000 to cover the acquisition group’s legal fees and expenses for that proposed transaction.

THE MERGER

The following information describes certain material aspects of the merger. This description is not complete and is qualified in its entirety by reference to the appendices, including the merger agreement which is attached to this proxy statement as Appendix A and is incorporated herein by reference. You are urged to read Appendix A in its entirety. See also pages 50-58 (The Merger Agreement).

Our board of directors has determined, based on the unanimous recommendation of the Special Committee, that the merger is fair to and in the best interests of BCTI and our unaffiliated common stockholders, and has declared that the merger agreement is advisable and has recommended adoption and approval of the merger agreement by our stockholders. See pages 31-34 (Special Factors—Reasons for the Recommendations of the Special Committee and Our Board of Directors).

Our board of directors unanimously recommends a vote “FOR” adoption and approval of the merger agreement.

EFFECTIVE TIME OF THE MERGER

The merger will be consummated and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as specified in the certificate of merger. We refer to this time as the “effective time”. If the merger agreement is adopted by our stockholders and the other conditions to the merger agreement are satisfied (or waived to the extent permitted by law), we expect to complete the merger on or about             , 2003, and in any event, no later than two business days after the satisfaction or waiver (to the extent permitted by law) of the other conditions. The acquisition group possesses sufficient voting power to adopt and approve the merger and the merger agreement, and intends to do so.

The merger agreement may be terminated prior to the effective time of the merger by BCTI or Phoenix in certain circumstances, whether before or after the adoption and approval of the merger agreement by our common stockholders. See pages 57-58 (The Merger Agreement—Termination of the Merger Agreement).

PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES

Phoenix has designated Mellon Investor Services to act as payment agent for purposes of making the cash payments contemplated by the merger agreement. Immediately prior to the effective time of the merger, Phoenix will deposit in trust with the payment agent cash in U.S. dollars in an aggregate amount equal to the merger consideration for all BCTI stockholders. The payment agent will, pursuant to irrevocable instructions, deliver to you your merger consideration according to the procedure summarized below.

At the close of business on the day of the effective time of the merger, our stock ledger will be closed. As soon as reasonably practicable after the effective time of the merger, Phoenix will cause the payment agent to mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the payment agent your certificates in exchange for the merger consideration. Upon the surrender for cancellation to the paying agent of your certificates, together with a letter of transmittal, executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the payment agent will promptly pay to you your merger consideration. No interest will be paid or accrued in respect of cash payments of merger consideration. Payments of merger consideration also will be reduced by applicable withholding taxes. In the event that you have lost or misplaced a certificate, you will have to send an affidavit of loss in lieu of the applicable certificate along with your transmittal letter.

If the merger consideration (or any portion of it) is to be delivered to a person other than you, it will be a condition to the payment of the merger consideration that your certificates be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that the transfer otherwise be proper and not violate any applicable federal or state securities laws, and that you pay to the payment agent any transfer or other taxes payable by reason of the transfer or establish to the satisfaction of the payment agent that the taxes have been paid or are not required to be paid.

You should not forward your stock certificates to the payment agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

At and after the effective time of the merger, you will cease to have any rights as our stockholder, except for the right to surrender your certificate in exchange for payment of the merger consideration, or, if you exercise your appraisal rights, the right to perfect your right to receive payment for your shares pursuant to Delaware law, and no transfer of BCTI common will be made on the stock transfer books of BCTI.

Certificates presented to BCTI after the effective time will be canceled and exchanged for cash as described above.

Promptly following the date which is nine months after the effective date of the merger, the payment agent will return to BCTI all cash, certificates and other instruments in its possession that constitute any portion of the merger consideration, and the payment agent’s duties will terminate. Thereafter, stockholders may surrender their certificates to BCTI and (subject to applicable abandoned property laws, laws regarding property which is not accounted for by the laws of intestacy and similar laws) receive the merger consideration without interest, but will have no greater rights against BCTI or Phoenix than may be accorded to general creditors of BCTI or Phoenix under applicable law. None of the payment agent, BCTI, Phoenix, or Phoenix Acquisition Corp. will be liable to stockholders for any merger consideration delivered to a public official pursuant to applicable abandoned property laws, laws regarding property which is not accounted for by the laws of intestacy and similar laws.

ACCOUNTING TREATMENT

The merger will be accounted for under the purchase method of accounting as prescribed by statement of Financial Accounting Standards No. 141, Business Combinations and Emerging Issues Task Force Abstract 88-16, Basis in Leveraged Buyout Transactions.

FINANCING OF THE MERGER; FEES AND EXPENSES OF THE MERGER

The total amount of funds required to consummate the merger and to pay related fees and expenses is estimated to be approximately $5,043,000. If the merger is consummated, all costs, fees and expenses incurred in connection with the merger shall be borne entirely by the party that has incurred such costs, fees and expenses. If the merger fails to close at BCTI’s election or due to a breach of the merger agreement by BCTI or for any reason other than a breach of the merger agreement by the acquisition group, a failure to obtain shareholder approval of the merger agreement, or exercise of appraisal rights by holders of more than 25% of the BCTI common stock, then BCTI will be required to pay Phoenix an amount equal to all of Phoenix’s reasonable expenses incurred in connection with the merger, not to exceed $125,000. If the merger fails to close by December 31, 2003, due to a breach by the acquisition group, then Phoenix and Wilkerson, jointly and severally, will be required to reimburse BCTI for all of its reasonable expenses incurred in connection with the proposed merger. The acquisition group has sufficient funds available, including a loan commitment from Bank of America for a $4,000,000, four-year term loan bearing interest at LIBOR plus 2.65% and BCTI funds which will be available at the effective time of the merger, to pay the merger consideration and to pay its portion of the fees and expenses to be incurred in connection with the merger. The $4,000,000 loan will be secured by substantially all of BCTI’s assets and Mr. Wilkerson’s personal guarantee and will also be used to repay the $2,000,000 Loan to Phoenix used to acquire certain BCTI shares in 2001. See page 45 (Certain Relationships Between BCTI and the Acquisition Group). The acquisition group does not have any alternative financing plan. The merger agreement is not conditioned on any financing arrangements. The estimated fees and expenses of BCTI in connection with the merger are set forth in the table below:

Capitalink’s Fees $60,000

Legal, Accounting and Other Professional Fees $75,000

Printing, Proxy Solicitation and Mailing Costs $10,000

Special Committee Fees $20,000

Filing Fees $1,000

Miscellaneous $14,000

Total $180,000

APPRAISAL RIGHTS

Pursuant to Delaware law, if (1) you properly file a demand for appraisal of your BCTI common stock in writing prior to the vote taken at the special meeting and (2) your shares of BCTI common stock are not voted in favor of the merger, you will be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

Section 262 is reprinted in its entirety as Appendix C to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. This discussion and Appendix C should be reviewed carefully by you if you wish to exercise statutory appraisal rights or you wish to preserve the right to do so, as failure to comply with the procedures set forth in Section 262 will result in the loss of your appraisal rights.

If you make the demand described below with respect to your shares, and

•	are continuously the record holder of your shares through the effective time of the merger;

•	otherwise comply with the statutory requirements of Section 262 of the General Delaware Corporation Law of the State of Delaware;

•	do not vote your shares of common stock in favor of the merger agreement; and

•	do not consent, with respect to your shares of common stock, to the merger in writing;

you shall be entitled to an appraisal by the Delaware Court of Chancery of the “fair value” of your shares, exclusive of any element of value which might arise from either the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

Under Section 262, where a merger is to be submitted for adoption and approval at a meeting of stockholders, as in the special meeting, not less than 20 days prior to the meeting we must notify you that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes your notice of your appraisal rights, and the applicable statutory provisions are attached to this proxy statement as Appendix C.

As a holder of BCTI common stock, if you desire to exercise your appraisal rights you must not vote in favor of the merger agreement or the merger and you must deliver a separate written demand for appraisal to us prior to the vote on the merger agreement and the merger at the special meeting. If you sign and return a proxy without expressly directing by checking the applicable boxes on the reverse side of the enclosed proxy card that your shares be voted against the proposal or that an abstention be registered with respect to your shares in connection with the proposal, you will effectively have waived your appraisal rights as to those shares because, in the absence of express contrary instructions, your shares will be voted in favor of the proposal. See page 11 (Special Meeting—Voting and Revocation of Proxies). Accordingly, if you desire to perfect appraisal rights with respect to any of your shares you must, as one of the procedural steps involved in such perfection, either (1) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to adopt the merger agreement or (2) check either the “AGAINST” or the “ABSTAIN” box next to the proposal on the proxy card or affirmatively vote in person against the proposal or register in person an abstention with respect to the proposal.

Only a holder of record is entitled to assert appraisal rights for the shares of our common registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the holders of record and must reasonably inform us of the holder of record’s identity and that the holder of record intends to demand appraisal of the holder’s shares. If you have a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, you must act promptly to cause the record holder to follow properly and in a timely manner to perfect whatever appraisal rights are available, and your demand must be executed by or for the record owner. If your shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner.

A record owner, such as a broker, fiduciary or other nominee, who holds shares as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares in the name of such record owner.

If you elect to exercise appraisal rights, you should mail or deliver your written demand to:

BCT International, Inc.

3000 Northeast 30th Place

Fifth Floor

Fort Lauderdale, FL 33306

Attention: Michael Hull, Chief Financial Officer

The written demand for appraisal should specify your name and mailing address, the number of shares owned, and that you are demanding appraisal of your shares. A proxy or vote against the merger agreement will not by itself constitute a demand. Within ten days after the effective date, BCTI, as the surviving corporation, must provide notice of the effective time of the merger to you if you have complied with Section 262.

Within 120 days after the effective date, either BCTI or you, if you have complied with the required conditions of Section 262 and are otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery, and if you file a petition you must serve a copy on BCTI, demanding a determination of the fair value of the shares of all stockholders demanding an appraisal. BCTI does not have any present intention to file any such petition in the event that a stockholder makes a proper written demand for appraisal of BCTI common stock. Accordingly, if you desire to have your shares appraised you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262. If appraisal rights are available and if you have complied with the applicable provisions of Section 262, within 120 days after the effective date of the merger, you will be entitled, upon written request, to receive from BCTI a statement setting forth the aggregate number of shares not voting in favor of the merger agreement and with respect to which we received demands for appraisal, and the aggregate number of holders of such shares. The statement must be mailed within ten days after the written request for the statement has been received by BCTI or within ten days after the expiration of the period for delivery of demands for appraisal rights whichever is later.

If a petition for an appraisal is timely filed by a holder of our shares and a copy thereof is served upon BCTI, BCTI will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of BCTI common stock and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. If you have demanded an appraisal, the Delaware Court of Chancery may require you to submit your certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceeding; and if you fail to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to you. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares owned by stockholders demanding an appraisal, determining the “fair value” of such shares, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In such event, the Delaware Court of Chancery’s appraisal may be more than, less than, or equal to the merger consideration and stockholders should be aware that financial advisors’ opinions as to fairness from a financial point of view are not opinions as to “fair value” under Section 262. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In relevant case law, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on future prospects of the merged corporation. The Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Section 262, however, provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties, as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder who has demanded an appraisal, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

If you have demanded appraisal in compliance with Section 262 you will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to your demand or to receive payment of dividends or other distributions on your shares, except for dividends or distributions payable to holders of record as of a date prior to the effective time of the merger.

At any time within 60 days after the effective date of the merger, you will have the right to withdraw your demand for appraisal; after this period, you may withdraw your demand for appraisal only with the consent of BCTI. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective date of the merger, your rights to appraisal shall cease. You may withdraw your demand for appraisal by delivering to BCTI a written withdrawal of your demand for appraisal and an acceptance of the merger, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of BCTI, and (2) no appraisal proceeding in the Delaware Court of Chancery shall be dismissed without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

If you fail to comply fully with the statutory procedure set forth in Section 262 you will forfeit your rights of appraisal and will be entitled to receive the merger consideration for your shares.

THE MERGER AGREEMENT

The following discussion of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is included in this proxy statement as Appendix A (exclusive of all schedules) and is incorporated herein by reference.

GENERALLY

The merger agreement provides for Phoenix Acquisition Corp. to merge with and into us. BCTI will be the surviving corporation in the merger, and, as a result of the merger, the acquisition group will own 100% of BCTI’s stock.

In the merger, Phoenix Acquisition Corp.’s certificate of incorporation as in effect immediately prior to the effective time, shall be the certificate of incorporation of the surviving corporation, provided, that Phoenix Acquisition Corp.’s certificate of incorporation will be amended by the certificate of merger to read as follows: “The name of the corporation is: BCT International, Inc.” As of the completion of the merger, the bylaws of Phoenix Acquisition Corp. will be the bylaws of BCTI.

CONSIDERATION TO BE OFFERED TO OUR STOCKHOLDERS

At the effective time of the merger each outstanding share of common stock will be canceled and converted into the right to receive $2.00 in cash, other than any outstanding share of common stock that is held by stockholders who perfect their appraisal rights under Delaware law, any outstanding share of common stock that is held by the acquisition group and any outstanding share of common stock held in our treasury.

Each share of common stock of Phoenix Acquisition Corp. then issued and outstanding will, by virtue of the merger and without any action on the part of Phoenix Acquisition Corp. become one fully paid and nonassessable share of common stock of the surviving corporation.

STOCK OPTIONS

All outstanding BCTI stock options will be canceled at the effective time of the merger.

REPRESENTATIONS AND WARRANTIES

Our Representations and Warranties to Phoenix and Phoenix Acquisition Corp.

We have made various representations and warranties in the merger agreement to Phoenix and Phoenix Acquisition Corp. relating to, among other matters:

•	our and our subsidiary’s organization, standing and power;

•	our and our subsidiary’s capital structure;

•	our corporate authority to enter into and consummate our obligations under the merger agreement and the enforceability of the merger agreement;

•	the vote required by our stockholders to adopt the merger agreement;

•	the required consents and approvals of governmental entities and absence of conflict with our governing documents and certain agreements and permits;

•	the making and accuracy of SEC filings (including our financial statements);

•	the accuracy of this proxy statement and the Schedule 13E-3;

•	the absence of certain material changes since February 28, 2003, that may reasonably be expected to have a material adverse effect on BCTI and our subsidiary;

•	the absence of material litigation;

•	the inapplicability of any state takeover statute or any anti-takeover provision in our certificate of incorporation or bylaws and inapplicability of our stockholder rights plan; and

•	the receipt by the Special Committee of the opinion of Capitalink.

Phoenix and Phoenix Acquisition Corp.’s Representations and Warranties to Us

The merger agreement also contains various representations and warranties by Phoenix and Phoenix Acquisition Corp. to us, relating to, among other matters:

•	their organization, standing and power;

•	their corporate authority to enter and consummate their obligations under the merger agreement and the enforceability of the merger agreement;

•	the veracity and completeness of information provided by them in connection with the preparation of this proxy statement;

•	the interim operations of Phoenix Acquisition Corp.; and

•	the availability of sufficient funds to complete the merger and related transactions.

Please see Article III of the merger agreement for a full statement of the representations and warranties of the parties. The representations and warranties terminate upon the completion of the merger.

COVENANTS

We agreed that we and our subsidiary will, except as expressly contemplated by the merger agreement or consented to in writing by Phoenix, conduct our respective businesses and operations only according to our ordinary course of business, consistent with past practice, and use reasonable best efforts to preserve intact our respective business organization, keep available the services of our present officers, employees and consultants and maintain existing relationships with suppliers, creditors, business associates and others having business dealings with us.

We also agreed that, except as expressly contemplated by the merger agreement or consented to in writing by Phoenix, until the effective time of the merger, we will not and will not permit our subsidiary to:

Dividends; Changes In Stock

•	declare or pay any dividends on or make other distributions in respect of any of our own our subsidiaries’ capital stock, other than cash dividends payable by a subsidiary to us or one of our subsidiaries;

•	split, combine or reclassify any of our capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for our shares of capital stock; or

•	repurchase, redeem or otherwise acquire any shares of our capital stock or permit any subsidiary to acquire any shares of our capital stock or any securities convertible into or exercisable for any of our capital stock;

Issuance of Securities

•	issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of our capital stock of any class, any debt securities having the right to vote or any securities convertible into or exercisable for or any rights, warrants or options to acquire any such shares or debt securities having the right to vote, or enter into any agreement with respect to the foregoing, other than issuances of our common stock pursuant to exercises of stock options or common stock awards listed in our disclosure letter;

Governing Documents

•	amend or propose to amend our certificate of incorporation, bylaws or other governing documents;

No Acquisitions

•	acquire or agree to acquire (by merger, consolidation, purchase of a substantial equity interest in or purchase of a substantial portion of the assets of, or by any other manner) any business or any corporation, limited liability company, partnership, association or other business organization or division thereof; or

•	other than in the ordinary course of business, otherwise acquire any assets which are material, individually or in the aggregate, to us;

No Dispositions

•	sell, lease, encumber or otherwise dispose of any of or agree to sell, lease, encumber or otherwise dispose of our assets, except as disclosed in our disclosure letter and for dispositions in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as dispositions in the past;

Indebtedness

•	incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any of our or our subsidiaries’ long term debt securities, or guarantee any long term debt securities of others or enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing, other than in replacement for existing or maturing debt, indebtedness of any of our subsidiaries or other borrowing under existing lines of credit in the ordinary course of business consistent with prior practice; or

•	make any loans, advances or capital contributions to any person;

Benefits Plans

•	o enter into, adopt, amend (except as may be required by law) or terminate any employee benefit plan or any agreement, arrangement, plan or policy between us or any of our subsidiaries, on the one hand, and one or more of our directors or officers, on the other hand;

•	except for normal increases in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as increases in the past that in the aggregate, do not result in a material increase in benefits or compensation expense to us or any of our subsidiaries, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date of the merger agreement, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

•	enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any of our or our subsidiaries’ directors, officers or employees of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any transaction contemplated by the merger agreement;

Other Covenants

•	change our methods of accounting in effect at March 1, 2003, except as required by changes in generally accepted accounting principles as concurred by our independent auditors;

•	except in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as elections made in the past, make any material tax election or settle or compromise any material federal, state, local or foreign income tax claim or liability or amend any previously filed tax return in any respect;

•	take any action that would or is reasonably likely to result in any of the conditions to the merger not being satisfied or that would materially impair the ability of us, Phoenix or Phoenix Acquisition Corp. to consummate the merger or materially delay the merger; or

SPECIAL MEETING

The merger agreement provides that as promptly as practicable after the date of the merger agreement we must call a special meeting to be held, for the purpose of voting upon the adoption and approval of the merger and the merger agreement. Through our board of directors and the Special Committee, we will recommend to our common stockholders adoption and approval of such matters, unless the taking of such action would be inconsistent with the board of directors’ or the Special Committee’s fiduciary duties to stockholders under applicable law. We shall, at the direction of Phoenix, solicit from you proxies in favor of adoption and approval of the merger agreement, and shall cooperate and coordinate with Phoenix with respect to the timing of such meeting.

COMPETING TRANSACTIONS

Nothing contained in the merger agreement shall prohibit us from, prior to the date of the common stockholders’ meeting, doing any of the following:

•	furnishing information or entering into discussions with any person that makes an unsolicited written proposal to us with respect to a competing transaction, which could reasonably be expected to result in a superior proposal, if the failure to take such action would be inconsistent with our board of directors’ and the Special Committee’s fiduciary duties to BCTI stockholders. Prior to furnishing information to, or entering into negotiations with, such person, we will provide reasonable notice to Phoenix that we are furnishing information or negotiating with such person, and will have received from such person a fully executed confidentiality agreement;

•	complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act with regard to a tender offer or exchange offer;

•	failing to make or withdrawing or modifying our board of director’s or the Special Committee’s recommendation to the common stockholders that they adopt and approve the merger agreement; or

•	recommending an unsolicited, bona fide proposal with respect to a competing transaction which could reasonably be expected to result in a superior proposal, if the failure to take such action would be inconsistent with the board of directors’ or the Special Committee’s fiduciary duties to the stockholders.

“A competing transaction” means:

•	any merger, consolidation, share exchange, exchange offer, business combination, recapitalization, liquidation, dissolution or other similar transaction involving us or any of our subsidiaries;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 20% or more of our total assets;

•	any tender offer or exchange offer for 20% or more of our outstanding shares of capital stock or the filing of a registration statement in connection therewith;

•	any person or group having acquired beneficial ownership of 15% or more of our outstanding shares of capital stock or such person or group having increased its beneficial ownership beyond 15% of such shares; or

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“A superior proposal” means any bona fide written proposal to acquire, directly or indirectly, for cash and/or securities, all of our common stock or all or substantially all of our assets and the assumption of our liabilities and obligations to be followed by a pro rata distribution of the sale proceeds to our stockholders, that:

•	is not subject to any financing conditions or contingencies;

•	provides stockholders with consideration that the Special Committee determined in good faith, after receipt of advice of its financial advisor, is more favorable from a financial point of view than the consideration to be received by stockholders in the merger;

•	is determined by the Special Committee in its good faith judgment, after receipt of advice of its financial advisor and outside legal counsel, to be likely of being completed (taking into account the aspects and timing of the proposal, and the person making the proposal);

•	does not, in the definitive acquisition agreement, contain any “due diligence” conditions; and

•	has not been obtained in violation of our conditions with respect to competing transactions.

Phoenix has granted to our Special Committee a Proxy with respect to 454,036 shares of BCTI common stock owned by Phoenix permitting the Special Committee to vote those shares in its discretion with respect to a superior proposal. This Proxy was designed to prevent Phoenix from being able to block approval of a superior proposal by voting its majority interest in BCTI’s common stock against the proposal.

ACCESS TO EMPLOYEES AND FACILITIES

Upon reasonable notice, we shall provide Phoenix access to our employees and facilities.

INDEMNIFICATION; DIRECTORS’ AND OFFICERS’ INSURANCE

As of the effective time, the certificate of incorporation of the surviving corporation shall contain provisions no less favorable with respect to indemnification than are set forth in BCTI’s certification of incorporation and by-laws prior to the effective time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights thereunder of individuals who at the effective time were directors, officers, employees or agents of BCTI. From and after the effective time, for a period of six years, Phoenix shall indemnify the directors and officers of BCTI on terms no less favorable than the provisions with respect to indemnification that are set forth in the certificate of incorporation and by-laws of BCTI as of the effective time. Phoenix and BCTI agree that the directors, officers and employees of BCTI covered by these provisions are intended to be third party beneficiaries of these provisions and shall have the right to enforce the obligations of the surviving corporation and of the Phoenix under these provisions. BCTI shall maintain in effect from the effective time until their expiration the current policies of the directors’ and officers’ liability insurance maintained by BCTI.

CONDITIONS TO THE MERGER

Each party’s obligation to effect the merger is subject to a number of conditions, including the following:

•	the adoption and approval of the merger agreement by the affirmative vote of the holders of a majority of our outstanding shares entitled to vote thereon as well as the affirmative vote of the holders of a majority of the Minority Shares.;

•	the absence of any actual or pending temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger agreement;

•	the absence of any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger, which makes consummation of the merger illegal; and

•	all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by any governmental entity, which are necessary for consummation of the merger shall have been filed, occurred or been obtained and in full force and effect.

Our obligation to effect the merger is subject to a number of conditions, including the following:

•	the representations and warranties of Phoenix and Phoenix Acquisition Corp. shall be true and correct, except for such breaches and warranties as would not have a material adverse effect on Phoenix; and

•	Phoenix and Phoenix Acquisition Corp. shall have performed and complied in all material respects with all obligations under the merger agreement, and we shall have received a certificate signed on behalf of Phoenix to such effect.

The obligation of Phoenix and Phoenix Acquisition Corp. to effect the merger is subject to a number of conditions, including the following:

•	our representations and warranties shall be true and correct, except for such breaches as would not have a material adverse effect (as such term is defined in the merger agreement) on us;

•	we shall have performed and complied in all material respects with all of our obligations under the merger agreement, and Phoenix shall have received a certificate signed on our behalf to such effect;

•	the BCTI stockholders asserting their appraisal rights shall constitute less than 25% of all shares of BCTI common stock outstanding immediately prior to the effective time;

•	there has been no action taken, or any regulation enacted or deemed applicable to the merger by any governmental entity which would impose requirements upon Phoenix, the surviving corporation or their subsidiaries that would materially adversely impact the economic or business benefits of the merger agreement or that would require Phoenix or any of its subsidiaries to dispose of any asset that is material to Phoenix prior to the effective time;

•	a material adverse effect with respect to our operations has not occurred, and no facts or circumstances arising after February 28, 2003 have occurred which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on us;

•	all proceedings to be taken on our part in connection with the merger agreement and all documents incident to the merger agreement shall be reasonably satisfactory to Phoenix, and Phoenix shall have received copies of all such documents and other evidences as Phoenix may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith;

•	there has been no action, suit or proceeding instituted, pending or threatened seeking to materially restrain the merger or seeking to obtain from us, Phoenix or Phoenix Acquisition Corp. damages which would have a materially adverse effect with respect to us; and

•	except for those consents or approvals for which failure to obtain could not, in the aggregate or individually, reasonably be expected to have a material adverse effect on us, each person whose consent or approval is required in order to permit the succession pursuant to the merger to any of our or our subsidiaries’ obligations, rights or interests under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, shall have been obtained and shall be in full force and effect.

TERMINATION OF THE MERGER AGREEMENT

Either we or Phoenix may terminate the merger agreement at any time prior to the effective time, whether before or after approval of the matters presented to our common stockholders in connection with the merger if:

•	consented to by both parties in writing;

•	the merger does not occur on or before to December 31, 2003 and the terminating party has not caused the failure of the merger to occur by such date;

•	a governmental entity issues a non-appealable permanent injunction or action that prevents the consummation of the merger; or

•	any approval of our common stockholders required for the consummation of the merger is not obtained by reason of the failure to obtain the required vote at the special meeting.

Phoenix may terminate the merger agreement if:

•	there is a material breach by us of any of our representations, warranties, covenants or agreements set forth in the merger agreement, or, any of our representations or warranties set forth in the merger agreement shall have become untrue, such that we would be incapable of satisfying Phoenix and Phoenix Acquisition Corp.’s conditions precedent to the merger agreement by December 31, 2003;

•	the Special Committee or our board of directors shall have (a) withdrawn, modified or changed its approval or recommendation of the merger agreement in any manner which is adverse to Phoenix or Phoenix Acquisition Corp.; or (b) approved or recommended to our stockholders a competing transaction or a superior proposal or entered into an agreement with respect thereto or have resolved to do so; or

•	a tender offer or exchange offer or a proposal by a third party to acquire us or our shares pursuant to a merger, share exchange, business combination, tender or exchange offer or similar transaction is commenced or proposed and such offer contains a proposal as to price, and we shall have not rejected such proposal within ten business days of its commencement or the date such proposal becomes publicly disclosed, if sooner.

We may terminate the merger agreement if:

•	there is a material breach by Phoenix or Phoenix Acquisition Corp. of any of their representations, warranties, covenants or agreements set forth in the merger agreement, or, any of their representations or warranties set forth in the merger agreement shall have become untrue, such that Phoenix and Phoenix Acquisition Corp. would be incapable of satisfying our conditions precedent to the merger agreement by December 31, 2003; or

•	if the Special Committee and the board of directors authorize us to enter into a written agreement with respect to a competing transaction that the Special Committee and the board of directors have determined to be a superior proposal, provided, that we do not terminate the agreement and enter into an agreement for a competing transaction until the expiration of five business days following Phoenix’s receipt of a written notice advising them that we have received a superior proposal specifying the material terms and conditions of such proposal. After providing Phoenix with notice, we will provide a reasonable opportunity to Phoenix during the five business day period to make adjustments in the terms and conditions of the merger agreement, which would enable Phoenix to proceed with the merger on such adjusted terms.

Upon termination, the merger agreement will become void and there shall be no liability or obligation on the part of any party except as set forth in page 59 (The Merger Agreement—Fees, Expenses and Other Payments). However, no party shall be relieved from any liability for any breach of the merger agreement.

FEES, EXPENSES AND OTHER PAYMENTS

We have agreed to pay Phoenix an amount equal to all of Phoenix’s reasonable expenses, not to exceed $125,000, if the merger agreement is terminated:

•	as a result of a material breach of any of our representations, warranties, covenants or agreements, or if any of our representations or warranties shall have become untrue such that we would be incapable of satisfying the conditions precedent of Phoenix and Phoenix Acquisition Corp. to the merger agreement by December 31, 2003;

•	because our common stockholders do not adopt and approve the merger agreement and the merger at the common stockholders’ meeting and at the time of the common stockholders’ meeting there exists (1) a proposal with respect to a competing transaction which either our board of directors or the Special Committee has not publicly opposed or is consummated or (2) a definitive agreement providing for such competing transaction is entered into at any time before or within twelve months after the termination of the merger agreement;

•	by Phoenix, if the Special Committee or our board of directors has withdrawn, modified or adversely changed its approval or recommendation of the merger agreement or any of the transactions contemplated by the merger agreement or recommended or approved a competing transaction or superior proposal, entered into an agreement with respect to a competing transaction or superior proposal, or shall have resolved to do any of the foregoing;

•	by Phoenix, if we fail to reject a tender offer or exchange offer proposal by a third party within ten days of its commencement or the date such proposal is first publicly disclosed, if earlier;

•	by us, upon the Special Committee’s and our board of directors’ authorizing us to enter into a written agreement with respect to a competing transaction that the Special Committee and our board have determined to be a superior proposal; or

•	by us, if the merger shall not have been completed on or prior to December 31, 2003, and we enter into a definitive agreement providing for a competing transaction within 12 months after the date of the termination of the merger agreement.

•	By Phoenix, if the merger fails to close by December 31, 2003, for any reason other than a breach of the merger agreement by Phoenix, a failure to obtain shareholder approval or the exercise of appraisal rights by shareholders holding 25% or more of the BCTI common stock.

If the merger fails to close by December 31, 2003, due to a breach of the merger agreement by the acquisition group, then Phoenix and Wilkerson, jointly and severally, are required to reimburse BCTI for all of its reasonable expenses incurred in connection with the proposed transaction.

AMENDMENT TO THE MERGER AGREEMENT

The merger agreement may be amended by the parties to the merger agreement in writing, by action taken by their respective boards of directors and by the Special Committee, at any time before or after the adoption and approval by our common stockholders of the merger. However, once our common stockholders have adopted and approved the merger, no amendment shall be made to the merger agreement which, by law, requires the further approval of stockholders, without obtaining that further approval.

BCT INTERNATIONAL, INC.

BUSINESS OF BCTI

BCT International, Inc. (the “Company”) is a holding company with one direct wholly-owned subsidiary: Business Cards Tomorrow, Inc., a Florida corporation (“BCT”). BCT operates the Business Cards Tomorrow franchise system. Since its founding in 1975, the system has grown to include 82 “Business Cards Tomorrow Franchises” (the “Franchises”) specializing in thermography products, labels, rubber stamps and business announcements for resale by retail printing providers in 36 states and Canada.

The Company adopted a plan effective February 28, 1999 for the disposition of all Company owned Franchises. Under the plan, the Company intended to sell the three Company owned Franchises in fiscal 2000. All but the franchise located in Merrimack, New Hampshire were sold in fiscal 2000. In October 2000, the Company sold the Merrimack, New Hampshire franchise in exchange for a $150,000 promissory note. In January 2001, as a result of the purchaser’s default on its obligations to the Company, the Company took back the franchise, ceased operations of the franchise and liquidated the assets.

In fiscal 2003, the Company began operating a Company owned franchise in San Carlos, California. This franchise replaced a franchise in San Francisco, whose franchise agreement was terminated. In addition, the Company exercised its option to acquire an additional 37.15% interest in TBDS, Inc., the BCT franchise in Tampa, Florida. After exercising its option, the Company owns 56.15% of TBDS, Inc. and has taken over operation of the franchise.

BCT’s operations also include the Pelican Paper Products Division (“PPP”) which supplies paper products, press supplies and press parts to the BCT Franchises. The Company operates in three operating segments of a single industry. The segments include 1) operations as a franchisor of printing franchises, 2) sale of paper products and supplies to the BCT Franchises, and 3) other operations.

The Franchises typically operate through the placement of business card, stationery, rubber stamp and labels catalogs with commercial and retail “quick” printers, office superstores, forms brokers, office supply companies and stationers in the Franchises’ trade areas (collectively, the “Dealers”). The Dealers secure orders from their customers for thermographed printed products and other printed matter which are normally picked up daily by the Franchises’ route drivers, who also deliver products previously ordered. Thermography is a specialized printing process that gives a raised printing effect similar to engraving and requires specialized equipment and operating techniques which commercial printers, quick printers, office superstores and other retail dealers choose not to invest in. The Franchises specialize in the “fast turnaround” of their products, delivering many items, such as business cards, in one business day, with most products being delivered within two days of the date of order. Increasingly, the Franchises receive orders by fax and electronic communications via the Internet using Orderprinting.com™, an Internet-based ordering system.

In January 1999, the Company introduced Orderprinting.com™ which is targeted toward the print broker market. Orderprinting.com™ consists of a custom web-based ordering system which allows end users to log-in to a personalized Internet site which has the end user company’s business card and business stationery product layouts. The end user selects the product and layout desired and enters the required employee and location information, previews the finished stationery product on-line and approves the order for processing. The order is transmitted electronically to the BCT Franchise that will process the order. In addition, the print broker associated with the end user is notified of the order via e-mail.

BCT supplies business stationery and rubber stamp and label catalogs to its Franchises and also sells them paper products featured in the catalogs through PPP. The catalogs are printed at the Company’s catalog printing facility which is located in the Company’s warehouse and paper conversion facility in Menasha, Wisconsin.

PPP is a primary supplier of paper products for the BCT Franchises. PPP purchases raw paper directly from paper mills and paper brokers and utilizes the services of converters to convert the raw material to finished paper products. In addition, certain conversion functions are performed “in house”. PPP also performs converting and handling services for third parties. PPP utilizes three public storage facilities located strategically throughout the United States to house and ship out paper products to the Franchises.

BCT derives revenues from six principal sources: (i) royalties, which are based on a percentage of sales from the BCT Franchises; (ii) resale fees from the resale of operating Franchises; (iii) sales of paper products to franchisees; (iv) catalog and miscellaneous equipment and parts sales classified as printing sales; (v) interest income from financing franchise acquisitions (primarily resales) and receivables; and (vi) software licensing fees related to Orderprinting.com™.

As of May 27, 2003, 82 BCT Franchises are in operation in 36 states and Canada (eight Franchises). In addition, one Company-owned BCT Satellite is in operation in Fort Myers, Florida. In August 2001, the Company reached agreement with the Franchise located in Buenos Aires, Argentina. Under the agreement, both parties released the other party from any further obligation under the then existing Franchise Agreement The current number of Franchises compares with 82 and 84 Franchises in operation on May 22, 2002 and May 25, 2001, respectively. The decrease in the number of franchises in fiscal 2002 is the result of the closing of one Franchise location and the agreement with the Buenos Aires Franchise described above.

BCT receives either a 5% or 6% royalty fee based on gross franchisee sales for original 15—25 year contracts. The royalty fee is dependent on the initial franchise agreement date. Generally, agreements dated through mid-1986 carry 5% royalties. Thereafter, the 6% royalty applies. Certain Franchises were granted a sliding scale of decreasing royalty rates based upon meeting specified quarterly sales plateaus in connection with the renewal of their franchise agreement. No franchise agreements are up for renewal in fiscal 2004. For fiscal years ended 2003, 2002, and 2001, continuing franchise royalties comprised approximately 27%, 28% and 27% of total revenue, respectively. PPP sales to the franchisees for fiscal years ended 2003, 2002, and 2001 were approximately 63%, 67%, and 69%, of total revenue, respectively.

Raw Materials

The primary raw materials of the BCT Franchises are paper products which are readily available from numerous industry suppliers. It is common practice within the paper industry to place minimum order levels when ordering specific materials. In addition, the need to maintain a complete stock of raw materials for all items listed in BCT’s catalogs requires significant continuing inventory investment. While BCT, through PPP, sells paper products to its Franchises, the Franchises are under no obligation to purchase these products from BCT and all such products are available from other suppliers.

The paper industry does suffer periodic shortages of specific paper products as well as price fluctuations caused by supply and demand changes, but these shortages and price fluctuations typically affect all similar types of printers in an industry such as “trade” thermographers and can generally be mitigated through the use of alternate supply sources in the industry and substitution with similar products. Any increases in the cost of paper from the mills is generally passed on to the Franchises. It is not considered by BCT as very likely that any of its Franchises would be out of operation for any significant period of time due to an unavailability of raw materials resulting from major supply or price changes in the paper industry.

Franchises

BCT’s franchise agreements with individual Franchises are typically for a 15-to-25 year period and are renewable for additional 10-year periods. The right to renew is contingent upon the Franchise not being in default under any material term of the franchise agreement. BCT may terminate a franchise agreement under certain circumstances where the Franchisee is in material default under the franchise agreement and has not cured such default(s) after notice from BCT. BCT’s existing franchise agreements with individual Franchises have an average remaining term of approximately 15 years. No Franchises come up for renewal in fiscal 2004, and in the subsequent 10 years, 16 Franchises come up for renewal.

In April 2003, the Company opened a Satellite to its Company-owned Tampa, Florida franchise in Ft. Myers, Florida. The Satellite consists of a storefront location which performs the customer service, typesetting and delivery function of a BCT without the production capabilities. Production for Ft. Myers is done in Tampa. The Company is exploring this concept as a means to better penetrate smaller franchise territories and as an alternative to a full production plant start-up. Production for other Satellite locations would be done by either a Company-owned Franchise or if a Satellite territory is purchased by an existing BCT Franchise, that Franchise would perform production.

Competition

The Company and its franchisees compete with other franchisors, franchisees and independent operators in the graphic arts industry. While the Company believes that its BCT franchise system is the leading supplier of thermographed business cards to printers throughout the United States, there can be no assurance that competitors will not imitate or improve upon the Company’s business strategy. BCT’s major national competitors are Regency Thermographers, Carlson Craft, and American Wholesale Thermographers, Inc.; however, BCT’s franchisees also compete with numerous local and regional operations. BCT’s franchisees compete primarily on the basis of turnaround time, quality and close customer contact and, more recently with Orderprinting.com™ Internet technology.

Trade and Service Marks

The Company has received federal registration of the names “Business Cards Tomorrow”, “BCT International, Inc.”, “Orderprinting.com” and the BCT commercial logo, as well as the names and commercial marks for “Typesetting Express”, “Engraving Tomorrow”, “Thrift-T-Cards”, “Thermo-Rite” and “Rubber Stamps Tomorrow”.

Research and Development

The Company performs ongoing research and development, seeking improvements in the operating procedures and products of its Franchises and development of proprietary software. These activities are primarily done at the Company’s corporate headquarters. Also, the Company often requests individual franchisees to perform tests of various equipment, materials or techniques in an actual production environment. The Company has invested significant amounts in the research and development of Orderprinting.com™, an Internet-based order entry and distribution system. Additional investment will be required to enhance the system and to provide for the increasing volume of orders being processed in this manner.

Government Regulation

The Federal Trade Commission has adopted rules relating to the sales of franchises and disclosure requirements to potential franchise purchasers. Additionally, various states have adopted laws regulating franchise sales and operations. As a franchisor, the Company is required to comply with these federal and state regulations and believes that it is not operating in violation of any of these regulations.

Employees

As of August 8, 2003, the Company has 42 employees, all of whom are located at either (i) the Company’s corporate headquarters in Fort Lauderdale, Florida, or (ii) the Company’s paper distribution warehouse and paper converting facility in Menasha, Wisconsin, none of which are subject to collective bargaining agreements.

DESCRIPTION OF PROPERTIES

The Company’s corporate headquarters are located at 3000 NE 30th Place, Fifth Floor, Fort Lauderdale, Florida, and occupy approximately 7,500 square feet. The lease on this facility continues to October 2007 at a monthly rental of approximately $13,000.

The Company’s primary paper warehouse is located at 772 Specialists Avenue, Menasha, Wisconsin utilizing approximately 49,000 square feet. This facility also accommodates the Company’s printing and paper converting operations and is leased at a monthly rental of approximately $12,000 through January 2005.

The Company leases office/warehouse space located at 6201 Johns Road, Suite 3, for the Company-owned Franchise in Tampa, Florida, utilizing 7,200 square feet at a monthly rental of $4,900 through August 2007.

The Company leases office/warehouse space located at 837 Industrial, Unit A, for the Company-owned Franchise in San Carlos, California, utilizing 5,165 square feet at a monthly rental of $4,700 through July 14, 2004.

The Company leases 1,200 square feet in a retail strip center located at 1939 Park Meadows Drive, #5(E), Ft. Myers, Florida 33907, for the Company-owned Satellite location at a monthly rental of $1,050 through March 2006.

Management believes that existing warehouse facilities are adequate for the foreseeable future.

LEGAL PROCEEDINGS

No material matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth on the following table is furnished as of August 1, 2003, with respect to any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act), who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, and as to those shares of our equity securities beneficially owned by each of our directors and nominees for director, our named executive officers, and all of our directors and executive officers as a group. There are no options, warrants or other rights held by any of the persons listed in the table below which are exercisable within 60 days of the date of the filing of this proxy statement, other than as set forth herein.

Title of Class	Name of Beneficial Owners (1)	No. of Shares		Percent of Class (%) (2)
Common Stock	William A. Wilkerson	3,017,782	(3)	55.38
Common Stock	Michael R. Hull	11,000	(4)	*
Common Stock	Jeff Hewson	70,541	(5)	1.37
Common Stock	Henry Johnson	96,007	(6)	1.86
Common Stock	John Galardi	20,000	(7)	*
Common Stock	Phil Pisciotta	0		*
Common Stock	Total Officers and Directors as a Group (6 persons)	3,215,330		58.25

*	Less than 1%.
(1)	The address of each of the indicated stockholders is c/o BCT International, Inc., 3000 Northeast 30th Place, Fort Lauderdale, Florida 33306.
(2)	Based on 5,121,471 shares of common stock outstanding as of the record date (net of treasury shares).
(3)	Includes a currently exercisable option to purchase 327,500 shares of common stock, at exercise prices of $1.48 - $1.87 per share. Includes (a) 2,651,682 shares of BCTI common stock owned by Phoenix and (b) 38,600 shares of BCTI common stock owned personally by William A. Wilkerson. Therefore, William A. Wilkerson has the power to vote and dispose of the 2,690,282 shares and, as a result of such power, is deemed to own all of the 2,690,282 shares. William A. Wilkerson is the sole director, executive officer and stockholder of Phoenix and, therefore, may be deemed to be an owner of the shares of BCTI common stock owned by Phoenix.
(4)	Includes a currently exercisable option to purchase 10,500 shares of common stock, at an exercise price of $1.63 per share.
(5)	Includes a currently exercisable option to purchase 30,000 shares of common stock, at exercise prices of $1.09 - $1.87 per share.
(6)	Includes a currently exercisable option to purchase 27,500 shares of common stock, at exercise prices of $1.25 - $1.87 per share.
(7)	Includes a currently exercisable option to purchase 20,000 shares of common stock, at exercise prices of $1.25 - $1.87 per share.

PRIOR STOCK PURCHASES

The following table sets forth the purchases by BCTI, the acquisition group and each of their directors, executive officers and affiliates, as applicable, of BCTI’s common stock during the past two years, or the date that the individual or company became an affiliate, if this date is later, including: (1) the date the individual or the company purchased shares; (2) the number of shares purchased; (3) the price per share the individual paid for the shares; (4) the average closing sales price per share for the quarter as reported by the Nasdaq National Market through September 9, 2001and the Over-The-Counter Bulletin Board thereafter; and (5) the average closing price of the 20-day period prior to the date of each purchase as reported by the Nasdaq National Market through September 9, 2001 and the Over-The-Counter Bulletin Board thereafter.

Purchaser	Transaction Type	Date of Transaction	Number of Shares	Purchase Price Per Share ($)	Avg. Closing Price Per Quarter ($)	Avg. Closing Price 20 days ($)
Wilkerson	Purchase	06/20/01	5,000	1.68	1.52	1.50
Wilkerson	Purchase	07/24/00	10,000	2.00	1.52	1.46
BCTI	Treasury purchase	12/18/00	10,000	1.44	1.32	1.42
BCTI	Treasury purchase	12/19/00	30,000	1.44	1.32	1.40
BCTI	Treasury purchase	12/22/00	30,000	1.44	1.32	1.39
BCTI	Treasury purchase	12/28/99	20,000	1,44	1,32	1.37
BCTI	Treasury purchase	12/29/00	5,000	1.43	1.32	1.36
Wilkerson	Option exercise	03/17/01	6,250	1.25	1.26	1.39
Wilkerson / Phoenix	Capital Contribution	08/15/01	274,750	—	0.96	0.92
Wilkerson / Phoenix	Capital Contribution	08/17/01	670,632	—	0.96	0.90
Wilkerson / Phoenix	Purchase	08/20/01	623,782	1.75	0.96	0.89
Phoenix	Purchase	08/20/01	212,222	0.90	0.96	0.89
Phoenix	Purchase	08/20/01	15,000	0.90	0.96	0.89
Phoenix	Purchase	09/06/01	10,626	0.90	0.65	0.85
Phoenix	Purchase	09/06/01	25,125	0.90	0.65	0.85
Phoenix	Purchase	09/09/01	112,683	0.90	0.65	0.89
Phoenix	Purchase	09/20/01	25,000	0.90	0.65	0.78
Phoenix	Purchase	09/24/01	14,600	0.90	0.65	0.76
Phoenix	Capital Contribution	09/26/01	10,000	—	0.65	0.75
Wilkerson / Phoenix	Purchase	09/26/01	618,482	1.50	0.65	0.75
Phoenix	Purchase	10/04/01	27,730	0.90	0.65	0.67
Phoenix	Purchase	10/18/01	11,050	0.90	0.65	0.67
TOTAL			2,651,682

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

Our board of directors is not aware of any matters to be presented for action at the special meeting other than described herein and does not intend to bring any other matters before the special meeting; however, if other matters should come before the special meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

PROPOSALS BY HOLDERS OF SHARES OF COMMON STOCK

Due to the contemplated consummation of the merger, we do not currently expect to hold a fiscal year 2003 annual meeting of stockholders because, following the merger, we will not be a publicly held company. In the event the merger is not consummated for any reason, we must receive proposals of stockholders intended to be presented at the 2004 annual meeting of stockholders at our principal executive offices no later than the tenth day following our public announcement of the date of our 2004 annual meeting, for inclusion in our proxy statement and form of proxy relating to that meeting.

EXPENSES OF SOLICITATION

BCTI will bear the cost of preparing, mailing, and soliciting the proxy statement. In addition to our solicitations by mail, our directors, officers, and regular employees may solicit proxies personally and by telephone, facsimile, or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we may reimburse them for their reasonable transaction and clerical expenses.

INDEPENDENT AUDITORS

Our consolidated financial statements for the fiscal years ended February 28, 2003, 2002 and 2001 have been audited by PricewaterhouseCoopers, LLP, independent auditors, as stated in their report incorporated by reference.

AVAILABLE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act and in accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the SEC at its Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of such material may also be accessed through the SEC’s web site at www.SEC.gov. Our common stock is currently listed on the OTC Bulletin Board under the symbol “BCTI”.

We have filed a Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of such documents prior to the special meeting.

Information Incorporated by Reference

Our Annual Reports on Form 10-K for the years ended February 28, 2001, February 28, 2002, February 28, 2003, as well as our Quarterly Report on Form 10-Q for the three months ended May 31, 2003, are incorporated by reference into this proxy statement. Our 10-Ks and 10-Qs are not presented in this proxy statement or delivered with it, but are available (without exhibits, unless the exhibits are specifically incorporated in this proxy statement by reference) to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written request directed to us at 3000 N.E. 30th Place, Fifth Floor, Fort Lauderdale, Florida 33306, Attention: Chief Financial Officer. Copies of our 10-Ks and 10-Qs so requested will be sent, within one business day of receipt of such request, by first class mail, postage paid. All documents BCTI files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting shall be deemed to be incorporated by reference in this proxy statement and to be a of this proxy statement hereof from the respective dates of filing of such documents. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference in this proxy shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. Any references to Private Securities Litigation Reform Act in BCTI’s publicly-filed documents which are incorporated by reference into this proxy statement are specifically not incorporated by reference into this proxy statement.

No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement, and if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated             , 2003.

You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

By Order of the Board of Directors,

/s/ William A. Wilkerson
William A. Wilkerson
Chairman of the Board and Chief Executive Officer

APPENDIX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF May 29, 2003

AMONG

PHOENIX GROUP OF FLORIDA, INC., PHOENIX ACQUISITION CORP. and

WILLIAM A. WILKERSON

AND BCT INTERNATIONAL, INC.

ARTICLE I THE MERGER	2
1.1 The Merger	2
1.2 Closing	2
1.3 Effective Time of the Merger	2
1.4 Effects of the Merger	3
1.5 Certificate of Incorporation; Bylaws	3
1.6 Directors; Officers	3

ARTICLE II CANCELLATION OF THE CAPITAL STOCK OF THE COMPANY AND PAYMENT WITH RESPECT THERETO	3
2.1 Effect on Capital Stock	3
2.2 Delivery of Merger Consideration	4
2.3 Stock Options with Respect to Company Common Stock	6

ARTICLE III REPRESENTATIONS AND WARRANTIES	6
3.1 Representations and Warranties of the Company	6
3.2 Representations and Warranties of Wilkerson, Phoenix and Merger Sub	14

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS	16
4.1 Covenants of Company	16
4.2 Covenants of Wilkerson, Phoenix and Merger Sub	19
4.3 Competing Transactions	19

ARTICLE V ADDITIONAL AGREEMENTS	20
5.1 Preparation of the Proxy Statement and Schedule 13E-3	20
5.2 Stockholders’ Meeting	20
5.3 Legal Conditions to Merger	21
5.4 Brokers or Finders	21
5.5 Indemnification; Directors’ and Officers’ Insurance	21
5.6 Shareholder Lists	22
5.7 Shareholder Litigation	22
5.8 Communication to Employees	22
5.9 Vote of the Acquisition Group	22
5.10 Agreement with Respect to Certain Option Shares	22

ARTICLE VI CONDITIONS PRECEDENT	22
6.1 Conditions to Each Party’s Obligation To Effect the Merger	22
6.2 Conditions to Obligations of Wilkerson, Phoenix and Merger Sub	23
6.3 Conditions to Obligations of Company	24

ARTICLE VII TERMINATION AND AMENDMENT	25
7.1 Termination	25

7.2 Effect of Termination	26
7.3 Fees, Expenses and Other Payments	27
7.4 Amendment	28
7.5 Extension; Waiver	28

ARTICLE VIII GENERAL PROVISIONS	28
8.1 Survival of Representations, Warranties and Agreements	28
8.2 Notices	28
8.3 Certain Definitions	29
8.4 Interpretation	31
8.5 Counterparts	32
8.6 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership	32
8.7 Governing Law; Consent to Jurisdiction	32
8.8 Severability; No Remedy in Certain Circumstances	32
8.9 Publicity	33
8.10 Assignment	33
8.11 Adjustment	33
8.12 Headings	33
8.13 Waiver	33
8.14 Enforcement of Agreement	33

EXHIBIT A Certificate of Incorporation of Merger Sub	A-1

EXHIBIT B Bylaws of Merger Sub	B-1

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 29, 2003, among Phoenix Group of Florida, Inc., a Nevada corporation (“Phoenix”), Phoenix Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Phoenix (“Merger Sub”), William A. Wilkerson (“Wilkerson”) and BCT International, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Phoenix together with its affiliates, including Wilkerson, are the beneficial owners of 2,690,282 shares of Common Stock, par value $.04 per share, of the Company (the “Company Common Stock”), which represents approximately 52.6% of the outstanding shares of Company Common Stock (not including outstanding shares held by the Company in its treasury or by its Subsidiaries).

WHEREAS, Phoenix has proposed that Phoenix acquire (the “Acquisition”) all of the issued and outstanding shares of Company Common Stock not beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act (as defined below)) (the “Shares”) by Phoenix, Merger Sub, Wilkerson or any other Affiliate (as hereinafter defined), other than the Company, of Phoenix (collectively, the “Acquisition Group”).

WHEREAS, in furtherance of the Acquisition, it is proposed that Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth herein.

WHEREAS, a special committee of the Board of Directors of the Company (the “Board”), consisting entirely of non-management directors of the Company who are not Affiliates (as defined below) of the Acquisition Group (the “Independent Committee”), was established for, among other purposes, the purpose of evaluating the Acquisition and making a recommendation to the Board with regard to the Acquisition.

WHEREAS, the Independent Committee has received the opinion of Capitalink, L.C. (the “Independent Advisor”) an independent financial advisor to the Independent Committee, which was selected by it, that, as of May 27, 2003, the consideration to be received by the holders of Shares pursuant to the Merger is fair to such holders from a financial point of view.

WHEREAS, the Independent Committee, has, after consultation with the Independent Advisor and independent legal counsel selected by the Independent Committee, and in light of and subject to the terms and conditions set forth herein, (i) determined that (x) the Merger Consideration (as defined below), is fair to the holders of Shares and (y) the Merger is advisable and in the best interests of the Company and the holders of Shares; (ii) approved, and declared the advisability of, this Agreement and (iii) determined to recommend that the Board and the stockholders of the Company vote to adopt this Agreement.

WHEREAS, the Board, based on the unanimous recommendation and approval of the

Independent Committee, has, in light of and subject to the terms and conditions set forth herein, (i) determined that (x) the Merger Consideration (as defined below), is fair to the holders of Shares and (y) the Merger is advisable and in the best interests of the Company and the holders of Shares; (ii) approved, and declared the advisability of, this Agreement and (iii) determined to recommend that the stockholders of the Company vote to adopt this Agreement. The Board also has consulted with Mitrani, Rynor, Adamsky & Macaulay, P.A., as counsel for the Company.

WHEREAS, the respective boards of directors of Phoenix and Merger Sub have approved this Agreement; and Phoenix as the sole stockholder of Merger Sub, has adopted this Agreement.

WHEREAS, the Company, Phoenix and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue under the name “BCT International, Inc.”

1.2    Closing. Unless this Agreement shall have been terminated pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) will take place as promptly as practicable (and in any event within five business days) following satisfaction or waiver of the conditions set forth in Article VI (the “Closing Date”), at the offices of Adorno & Yoss, P.A., 2601 S. Bayshore Drive, Suite 1600, Miami, Florida 33133, unless another date, time or place is agreed to in writing by the parties hereto.

1.3    Effective Time of the Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the Surviving Corporation shall file a certificate of merger conforming to the requirements of Subchapter IX of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such other time thereafter as is provided in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

1.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement

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and in the applicable provisions of the DGCL.

1.5    Certificate of Incorporation; Bylaws. (a) The certificate of incorporation of Merger Sub which is attached as Exhibit A hereto, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided that Article I of the certificate of incorporation of the Surviving Corporation shall be amended by the Certificate of Merger to read as follows: “The name of the corporation is: BCT International, Inc.”

(b)    The bylaws of Merger Sub which are attached as Exhibit B hereto shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.6    Directors; Officers. (a) The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)    The officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

CANCELLATION OF THE CAPITAL STOCK OF THE COMPANY AND PAYMENT

WITH RESPECT THERETO

2.1    Effect on Capital Stock. At the Effective Time, by virtue of the Merger, and without any action on the part of the holder thereof:

(a)    subject to Section 2.1(e), each Share issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive an amount in cash, without interest, equal to $2.00 (the “Merger Consideration”) in the manner provided in Section 2.2 hereof;

(b)    each share of Company Common Stock issued and held in the Company’s treasury or held by any Subsidiary of the Company immediately prior to the Effective Time, shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor;

(c)    each share of Company Common Stock held by any member of the Acquisition Group immediately prior to the Effective Time shall remain outstanding;

(d)    each share of common stock, par value $.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving

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Corporation; and

(e)    notwithstanding anything in this Agreement to the contrary, to the extent provided by the DGCL, Phoenix will not make any payment of Merger Consideration with respect to Shares held by any person (a “Dissenting Stockholder”) who elects to demand appraisal of such Dissenting Stockholder’s Shares and duly and timely complies with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of their shares (“Dissenting Shares”), but such Dissenting Stockholders shall have the right to receive such consideration as may be determined to be due such Dissenting Stockholders pursuant to the laws of the State of Delaware. If, after the Effective Time, a Dissenting Stockholder withdraws such Dissenting Stockholder’s demand for appraisal or fails to perfect or otherwise loses such Dissenting Stockholder’s right of appraisal, in any case pursuant to the DGCL, such Dissenting Stockholder’s Shares will be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration pursuant to Section 2.1(a). The Company will give Phoenix (i) prompt notice of any demands for appraisal of Dissenting Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company will not, without the prior written consent of Phoenix, make any payment with respect to, or enter into any negotiations or discussions or a binding settlement agreement or make an offer, written or oral, to settle, any such demands.

2.2    Delivery of Merger Consideration.

(a)    Payment Agent. As of the Effective Time, Phoenix shall deposit, or shall cause to be deposited, with a bank or trust company designated by Phoenix and satisfactory to the Independent Committee (the “Payment Agent”), for the benefit of the holders of Shares, for payment in accordance with this Article II through the Payment Agent, the Merger Consideration to be paid in respect of all Shares (such funds deposited with the Payment Agent, the “Payment Fund”).

(b)    Payment Procedures. As soon as reasonably practicable after the Effective Time, the Payment Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”), the following documents: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Phoenix may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment with respect thereto. Upon surrender of a Certificate for cancellation to the Payment Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable with respect to the Shares represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. In the event that a holder has lost or misplaced a Certificate, an affidavit of loss thereof (together with an appropriate indemnity and/or bond if Phoenix so requires by notice in writing to the holder of such Certificate) satisfactory in form and substance to the Company’s transfer agent and the Payment Agent shall accompany such letter of transmittal in lieu of the applicable Certificate. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the

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Company, payment of the applicable Merger Consideration may be made to a transferee if the Certificate representing such Shares is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration with respect thereto as contemplated by this Section 2.2. No interest shall accrue or be paid to any beneficial owner of Shares or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate.

(c)    No Further Ownership Rights in the Shares. The Merger Consideration paid with respect to the cancellation of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

(d)    Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration. Upon termination of the Payment Fund pursuant to this subsection and upon delivery to the Surviving Corporation of the balance thereof, the Surviving Corporation shall have the right to invest any such amount delivered to it in its sole discretion.

(e)    No Liability. If any Certificates shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), any cash or other property payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Phoenix or the Payment Agent shall be liable to any holder of a Certificate or the shares represented thereby for any Merger Consideration delivered in respect of such Certificate or the shares represented thereby to a public official pursuant to any abandoned property, escheat or other similar law.

(f)    Investment of Payment Fund. The Payment Agent shall invest any cash included in the Payment Fund as directed by the Surviving Corporation, in (i) obligations of or guaranteed by the United States, and (ii) certificates of deposit, bank repurchase agreements and bankers’ acceptances of any bank or trust company organized under federal law or under the law of any state of the United States or of the District of Columbia that has capital, surplus and undivided profits of at least $500 million or in money market funds which are invested substantially in such investments, none of which shall have maturities of greater than one year. Any interest or other income resulting from

5

such investments shall be paid to the Surviving Corporation. The Surviving Corporation shall replace any net losses incurred by the Payment Fund as a result of investments made pursuant to this Section 2.2(f).

(g)    Withholding Rights. Phoenix or the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates or Shares represented thereby such amounts (if any) as Phoenix or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Phoenix or the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Phoenix or the Payment Agent.

2.3    Stock Options with Respect to Company Common Stock. The Company shall take all actions necessary pursuant to the terms and provisions of any outstanding options to acquire shares of Company Common Stock, to cause the following: all outstanding options to acquire shares of Company Common Stock granted under the 1995 Stock Option Plan (the “Company Stock Plan”) or otherwise (the “Company Stock Options”) will terminate and expire as of the Effective Time. The Company shall give written notice to the holders of all Company Stock Options of the foregoing and each such Company Stock Option shall thereafter be canceled. All actions required to be taken pursuant to this Section 2.3(a) with respect to Company Stock Options has been, or prior to the Effective Time will be, taken by the Company. Notwithstanding the foregoing no consideration shall be paid with respect to Company Stock Options beneficially owned by Wilkerson.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of the Company. The Company represents and warrants to Phoenix and Merger Sub that, except as specifically disclosed in the letter dated the date hereof and delivered by the Company to Phoenix simultaneously with the execution and delivery of this Agreement (the “Company Disclosure Letter”):

(a)    Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company. The Company has made available to Phoenix true and complete copies of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company, each as amended to date. Such certificates of incorporation,

6

bylaws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary of the Company is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

(b)    Subsidiaries. The Company owns, directly or indirectly, all of the outstanding capital stock or other equity interests in each of its Subsidiaries free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. Other than the capital stock or other interests held by the Company in such Subsidiaries, neither the Company nor any such Subsidiary owns any direct or indirect equity interest in any person, domestic or foreign. All of the outstanding shares of capital stock in each of its corporate Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable securities laws and regulations. There are no irrevocable proxies or similar obligations with respect to such capital stock of such Subsidiaries and no equity securities or other interests of any of its Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock or any other equity interest of any such Subsidiary, and there are no agreements, contracts, commitments, understandings or arrangements by which any such Subsidiary is bound to issue additional shares of its capital stock or other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity interests or securities convertible into or exchangeable for such shares or other equity interests.

(c)    Capital Structure. (i) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock. As of the date hereof, (A) 5,121,471 shares of Company Common Stock were outstanding, (B) 813,960 Company Stock Options were outstanding, each such option entitling the holder thereof to purchase one share of Company Common Stock, (C) 813,960 shares of Company Common Stock are authorized and reserved for issuance upon the exercise of outstanding Company Stock Options, and (D) 706,987 shares of Company Common Stock were held by the Company in its treasury or by its Subsidiaries.

(ii)     No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote (“Voting Debt”) of the Company are issued or outstanding.

(iii)    All outstanding shares of the Company’s capital stock are validly issued, fully paid and non-assessable and free of preemptive rights and were issued in compliance with applicable securities laws and regulations. All shares of Company Common Stock subject to issuance upon the exercise of Company Stock Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights and will be issued in compliance with applicable securities laws and regulations.

(iv)    Except for this Agreement and the Company Stock Plan and as set forth in the

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Company’s annual report on Form10-K for the fiscal year ended February 28, 2003, there are no options, warrants, calls, rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents, or other rights, commitments or agreements of any character to which the Company or any Subsidiary of the Company is a party or by which it is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement for consideration per share of less than the Merger Consideration. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(d)    Authority. (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, other than such approval by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The affirmative vote at a duly called and held meeting of stockholders (the “Stockholders’ Meeting”) of a majority of the outstanding shares of Company Common Stock entitled to vote (the “Company Shareholder Approval”) is the only vote of the Company’s stockholders necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement. The Independent Committee has been duly authorized and constituted and the Board, based on the approval and recommendation of the Independent Committee at a meeting duly called and held, has (1) determined that (x) the Merger Consideration is fair to the holders of Shares and (y) the Merger is advisable and in the best interests of the Company and the holders of Shares, and (2) approved and declared the advisability of this Agreement in accordance with the provisions of the DGCL. The Independent Committee has received the written opinion (the “Fairness Opinion”) of the Independent Advisor to the effect that, as of the date of this Agreement the Merger Consideration to be paid to holders of Shares is fair to such holders from a financial point of view, and, as of the date hereof, such Fairness Opinion has not been withdrawn.

(ii)    Subject to compliance with the applicable requirements of the Exchange Act and the filing of the Certificate of Merger as contemplated by Section 1.3, the execution and delivery of this Agreement and the Certificate of Merger, the consummation of the transactions contemplated hereby and thereby, and compliance of the Company with any of the provisions hereof or thereof will not breach, constitute an ultra vires act under, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such breach, ultra vires act, violation, default, right of termination, cancellation, acceleration, loss or creation, a “Violation”) pursuant to,

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(x) any provision of the certificate of incorporation or bylaws of the Company or the governing instruments of any Subsidiary of the Company or (y) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below or in the Company Disclosure Letter, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets except Violations under clause (y) which would not be reasonably expected to have a Material Adverse Effect on the Company.

(iii)    No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement and the Certificate of Merger by the Company, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance of the Company with any of the provisions hereof or thereof, the failure to obtain which would be reasonably expected to have a Material Adverse Effect on the Company, except for (A) the filing with the Securities and Exchange Commission (the “SEC”) of (1) a Proxy Statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with the Merger, (2) a Transaction Statement on Schedule 13E-3 (as hereinafter defined) and (3) such other filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger as contemplated by Section 1.1 and appropriate documents with the relevant authorities of states in which the Company is qualified to do business, and (c) filings pursuant to the rules of the OTC Bulletin Board System.

(e)    SEC Documents. All the documents (other than preliminary material) that the Company was required to file with the SEC for the past three years including, without limitation, each report, schedule, registration statement and definitive proxy statement filed by the Company (as such documents have since the time of their filing been amended, the “Company SEC Documents”), have been timely filed. As of their respective dates, (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the Company Disclosure Letter, the consolidated financial statements of the Company included in the Company SEC Documents (including, without limitation, the audited balance sheet and related statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year ended February 28, 2003, as audited by PricewaterhouseCoopers LLP (such balance sheet is referred to hereinafter as the “Balance Sheet” and the Balance Sheet and related statements are referred to hereinafter as the “Year-End Financial Statements”)), complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles

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(“GAAP”) applied on a consistent basis during the periods involved and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations, stockholders’ equity and cash flows for the periods then ended in accordance with GAAP. As of February 28, 2003, neither the Company nor any of its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto) and which were not reflected on the Balance Sheet. Since February 28, 2003, except as and to the extent set forth in the Company SEC Documents and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice and of substantially the same character, type and magnitude as incurred in the past, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be reasonably expected to have a Material Adverse Effect on the Company. All agreements, contracts and other documents required to be filed as exhibits to any of the Company SEC Documents have been so filed. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

(f)    Information Supplied. None of the information included or incorporated by reference in the Proxy Statement or the Schedule 13E-3 (other than information concerning Wilkerson, Phoenix or Merger Sub provided in writing by Phoenix or Merger Sub or their counsel specifically for inclusion or incorporation by reference therein) will, at the date of mailing to stockholders of the Company and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and Schedule 13E-3 (except for information concerning Wilkerson, Phoenix or Merger Sub provided in writing by Wilkerson, Phoenix or Merger Sub or their counsel specifically for inclusion or incorporation by reference therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(g)    Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in the Company Disclosure Letter or in the Company SEC Documents, since February 28, 2003, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been any event, occurrence, fact, condition, change, development or effect that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(h)    Compliance with Applicable Laws. The Company and its Subsidiaries have been operating at all times in compliance with all applicable laws and regulations, and are not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations to which the Company or any of its Subsidiaries is a party or by which any of their property or assets is bound, except where any such noncompliance, conflicts, defaults or violations would not have a Material Adverse Effect on the Company. As of the date hereof, no investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company’s best knowledge, threatened.

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(i)    Litigation. There are no material claims, actions, suits or legal or administrative arbitrations or other proceedings or investigations (“Litigation”) pending against the Company or any of its Subsidiaries, or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party, before or by any Federal, foreign, state, local or other governmental or non-governmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person or entity. There are no existing or, to the best knowledge of the Company, threatened material orders, judgments or decrees of any court or other Governmental Entity which specifically apply to the Company, any of its Subsidiaries or any of their respective properties or assets.

(j)    Environmental. Except for any matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries is and at all times has been in compliance with all applicable laws relating to Environmental Matters; (ii) the Company and each of its Subsidiaries has obtained, and is in compliance with, all permits, licenses or approvals required by applicable laws for the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances, including, without limitation, hazardous substances and wastes, used or produced by or otherwise relating to the operations of any of them; and (iii) there are no past or present events, conditions, activities or practices that would prevent compliance or continued compliance with any law or give rise to any Environmental Liability. There are no claims either by any Governmental Entity or any third party pending, or to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries arising from any Environmental Matter.

(k)    Taxes. Each Tax Entity has timely filed all Tax Returns required to be filed by any of them (subject to permitted extensions). All such Tax Returns were true, correct and complete when filed, except for such instances which individually or in the aggregate could not have a Material Adverse Effect on the Company. All Taxes of each Tax Entity which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the Company SEC Documents in accordance with GAAP. The Company does not know of any proposed or threatened Tax claims or assessments which, if upheld, could individually or in the aggregate have a Material Adverse Effect on the Company. Each Tax Entity has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties, except for such Taxes which individually or in the aggregate could not have a Material Adverse Effect on the Company. No material deficiencies for any Taxes have been proposed, asserted or assessed against any Tax Entity that are not adequately reserved for, no audit of any Tax Return of any Tax Entity is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any taxes has been granted to any Tax Entity and is currently in effect. For purposes of this Agreement, (a) “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty,

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governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity; (b) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax; and (c) “Tax Entity” means the Company, each of the Company’s Subsidiaries, and each consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is now, or within the preceding eight (8) years has been, a member.

(l)    Employee Benefit Plans. All employee benefit plans, compensation arrangements and other benefit arrangements covering employees of the Company or any of its subsidiaries (the “Company Benefit Plans”) and all employee agreements providing compensation, severance or other benefits to any employee or former employee of the Company or any of its Subsidiaries which are not disclosed in the Company SEC Documents and which exceed $50,000 per annum are set forth in the Company Disclosure Letter. True and complete copies of the Company Benefit Plans have been made available to Phoenix To the extent applicable, the terms of the Company Benefit Plans comply in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code, and any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter and, to the knowledge of the Company, continues to satisfy the requirements for such qualification. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate of the Company maintains, contributes to or is obligated to contribute to or has maintained or contributed or been obligated to contribute to in the past six (6) years to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code or a “multi-employer plan” within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of the Code. No Company Benefit Plan nor the Company nor any Subsidiary has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or, to the knowledge of the Company, engaged in any transaction that would reasonably be expected to result in any such liability or penalty. Each Company Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which individually or in the aggregate would not have a Material Adverse Effect on the Company. There is no pending or, to the knowledge of the Company, anticipated or threatened, Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan. All contributions required to be made as of the date hereof to the company Benefit Plans have been made or provided for. Except as described in the Company SEC Documents or as required by law, neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. No Company Benefit Plan is under investigation or audit by either the United States Department of Labor or the Internal Revenue Service. Except as provided of in this Agreement, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan,

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policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. No payment or benefit which will or may be made by the Company or any of its Subsidiaries with respect to any employee of the Company or any of its Subsidiaries will constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(m)    Section 203 of the DGCL and the Certificate of Incorporation. The Board and the Independent Committee has approved the Merger and this Agreement, and such approval is sufficient to comply with or render inapplicable to the Merger and this Agreement, and the transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or the transactions contemplated by this Agreement. No provision of the certificate of incorporation, bylaws and/or other governing instruments of the Company or any of its Subsidiaries would restrict or impair the ability of Phoenix to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and any of its Subsidiaries that may be acquired or controlled by Phoenix.

(n)    Opinion of Financial Advisor. The Independent Committee has received the opinion of the Independent Advisor dated as of May 27, 2003, to the effect that, as of such date, the consideration to be received by the holders of the Shares pursuant to this Agreement is fair to holders of the Shares from a financial point of view, a signed copy of which opinion has been delivered to Phoenix.

(o)    Disclosure. No representation or warranty by the Company in this Agreement, and no statement contained in any document, certificate, or other writing furnished or to be furnished by the Company to Phoenix pursuant to the provisions hereof or in connection with the transactions contemplated hereby, taken as a whole, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. To the best knowledge of the Company and its Affiliates (but without having undertaken any inquiry specifically for the purpose of this statement), there is no reason to believe that any of the representations or warranties of Phoenix set forth in this Agreement are not true and correct in all respects (ignoring for purposes of this statement any materiality or Material Adverse Effect qualifications contained within individual representations and warranties).

3.2    Representations and Warranties of Wilkerson, Phoenix and Merger Sub. Wilkerson, Phoenix and Merger Sub jointly and severally represent and warrant to the Company as follows:

(a)    Organization, Standing and Power. Each of Phoenix and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and

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is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Phoenix or Merger Sub.

(b)    Authority. (i) Phoenix and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Phoenix or Merger Sub, as the case may be. This Agreement has been duly executed and delivered by Wilkerson, Phoenix and Merger Sub and constitutes a valid and binding obligation of Wilkerson, Phoenix or Merger Sub, as the case may be, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(ii)    Subject to compliance with the applicable requirements of the Exchange Act and the filing of the Certificate of Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any Violation pursuant to (x) any provision of the certificate of incorporation or bylaws of Phoenix, any provision of the certificate of incorporation or bylaws of Merger Sub, or the governing instruments of any other Subsidiary of Phoenix or (y) except as disclosed in the letter dated the date hereof and delivered by Phoenix to the Company simultaneously with the execution and delivery of this Agreement (the “Phoenix Disclosure Letter”) and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below or in the Phoenix Disclosure Letter, any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Wilkerson, Phoenix, Merger Sub or any other Subsidiary of Phoenix or their respective properties or assets except Violations under clause (y) above which do not or would not reasonably be expected to have a Material Adverse Effect on Phoenix.

(iii)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Wilkerson, Phoenix, Merger Sub or any other Subsidiary of Phoenix in connection with the execution and delivery of this Agreement by Wilkerson, Phoenix and Merger Sub, the consummation by Wilkerson, Phoenix or Merger Sub, as the case may be, of the transactions contemplated hereby, and compliance by Wilkerson, Phoenix and Merger Sub with any of the provisions hereof, the failure to obtain which would reasonably be expected to have a Material Adverse Effect on Phoenix except for (A) such filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, including the filing of the Schedule 13E-3, and (B) the filing of the Certificate of Merger as contemplated by Section 1.3 and appropriate documents with the relevant authorities of states in which Phoenix and Merger Sub are qualified to do business.

(c)    Information Supplied. None of the information concerning Wilkerson, Phoenix or

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Merger Sub provided by or on behalf of Phoenix or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)    Interim Operations of Merger Sub. Merger Sub was incorporated on November 26, 2001, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(e)    Proceeds. Phoenix has sufficient funds available to pay the Merger Consideration.

(f)    Disclosure. No representation or warranty by Phoenix in this Agreement, and no statement contained in any document, certificate, or other writing furnished or to be furnished by Phoenix to the Company pursuant to the provisions hereof or in connection with the transactions contemplated hereby, taken as a whole, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. To the best knowledge of Phoenix and its Affiliates (but without having undertaken any inquiry specifically for the purpose of this statement), there is no reason to believe that any of the representations or warranties of the Company set forth in this Agreement are not true and correct in all respects (ignoring for purposes of this statement any materiality or Material Adverse Effect qualifications contained within individual representations and warranties).

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1    Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or to the extent that Phoenix shall otherwise consent in writing):

(a)    Ordinary Course. The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and use commercially reasonable efforts to preserve intact their present business organizations, maintain their rights and preserve their relationships with employees, officers, customers, suppliers and others having business dealings with them. The Company and its Subsidiaries shall maintain in force all insurance policies and Consents (as defined in Section 6.1) with respect to the Company and its Subsidiaries and shall maintain all assets and properties of the Company and its Subsidiaries in customary repair, order and condition, reasonable wear and tear excepted. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business or (ii) incur or commit to any significant capital

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expenditures or any obligations or liabilities other than capital expenditures and obligations or liabilities incurred or committed to as disclosed in the Company Disclosure Letter. The Company and its Subsidiaries will comply with all applicable laws and regulations wherever its business is conducted, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act, except where such noncompliance would not be reasonably expected to have a Material Adverse Effect on the Company.

(b)    Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall the Company propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than cash dividends payable by a Subsidiary of the Company to the Company or one of its Subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c)    Issuance of Securities. The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for (including any stock appreciation rights, phantom stock plans or stock equivalents), or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances of Company Common Stock pursuant to exercises of Company Stock Options or Company Common Stock awards to directors listed in the Company Disclosure Letter.

(d)    Governing Documents. The Company shall not amend or propose to amend, nor shall it permit any of its Subsidiaries to amend, their respective certificates of incorporation, bylaws or other governing instruments.

(e)    No Acquisitions. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or (ii) other than in the ordinary course of business, otherwise acquire or agree to acquire any assets which, in the case of this clause (ii), are material, individually or in the aggregate, to the Company.

(f)    No Dispositions. The Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of any of its assets (including capital stock of Subsidiaries), except as disclosed in the Company Disclosure Letter and for dispositions in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as dispositions in the past.

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(g)    Indebtedness. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any long-term debt securities of the Company or any of its Subsidiaries or guarantee any long-term debt securities of others or enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing, other than (x) in replacement for existing or maturing debt, (y) indebtedness of any Subsidiary of the Company to the Company or to another Subsidiary of the Company or (z) other borrowing under existing lines of credit in the ordinary course of business consistent with prior practice and of substantially the same character, type and magnitude as borrowings made in the past or (ii) make any loans, advances or capital contributions to any person.

(h)    Other Actions. The Company shall not, nor shall it permit any of its Subsidiaries to, take any action that would, or might reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or which would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(e) and the Company shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach of any of the representations and warranties set forth in this Agreement, the non-satisfaction of any of the conditions to the Merger set forth in Article VI or the failure to obtain the Requisite Regulatory Approvals, in each case at any time after the date hereof and through the Closing Date, give detailed notice thereof to Phoenix, and the Company shall use its best efforts to prevent or promptly to remedy such breach, non-satisfaction or failure, as the case may be.

(i)    Advice of Changes; Government Filings. The Company shall confer on a regular basis with Phoenix, report on operational matters and promptly advise Phoenix, orally and in writing, of any material change or event or any change or event which would cause or constitute a material breach of any of the representations, warranties or covenants of the Company contained herein. The Company shall file all reports required to be filed by the Company with the SEC between the date of this Agreement and the Effective Time and shall deliver to Phoenix copies of all such reports promptly after the same are filed. The Company shall cooperate with Phoenix in determining whether any filings are required to be made with, or consents required to be obtained from, or fees or expenses required to be paid to, any third party or Governmental Entity prior to the Effective Time in connection with this Agreement or the transactions contemplated hereby, and shall cooperate in making any such filings promptly and in seeking to obtain timely any such consents and, subject to Phoenix’s approval, paying any such fees or expenses. The Company shall promptly provide Phoenix with copies of all other filings made by the Company with any Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated hereby.

(j)    Accounting Methods. The Company shall not change its methods of accounting in effect at March 1, 2003, except as required by changes in GAAP as concurred in by the Company’s independent auditors.

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(k)    Benefit Plans. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that it will not, without the prior written consent of Phoenix except as set forth in the Company Disclosure Letter or contemplated by this Agreement, (i) enter into, adopt, amend (except as may be required by law) or terminate any employee benefit plan or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries, on the one hand, and one or more of its or their directors or officers, on the other hand, (ii) except for normal increases in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as increases in the past that in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its Subsidiaries, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of the Company or any of its Subsidiaries of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

(l)    Tax Elections. Except in the ordinary course of business and consistent with past practice and of substantially the same character, type and magnitude as elections made in the past, the Company shall not make any material tax election or settle or compromise any material federal, state, local or foreign income tax claim or liability or amend any previously filed tax return in any respect.

4.2    Covenants of Wilkerson, Phoenix and Merger Sub. Except as expressly contemplated by this Agreement, after the date hereof and prior to the Effective Time, without the prior written consent of the Company:

(a)    Other Actions. Neither Wilkerson, Phoenix nor Merger Sub shall, nor shall Phoenix or Merger Sub permit any of their respective Subsidiaries to, take any action that would, or might reasonably be expected to, result in any of their or the Company’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or which would adversely affect the ability of any of them or of the Company to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.2(e). Without limiting the generality of the foregoing, Phoenix and Wilkerson agree to vote all shares of Company Common Stock as required by Section 5.9, below.

(b)    Government Filings. Phoenix shall cooperate with the Company in determining

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whether any filings are required to be made with, or consents required to be obtained from, any third party or Governmental Entity prior to the Effective Time in connection with this Agreement or the transactions contemplated hereby, and shall cooperate in making any such filings promptly and in seeking to obtain timely any such consents. Phoenix shall promptly provide the Company with copies of all other filings made by the Phoenix with any state or Federal Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated hereby.

4.3    Competing Transactions. Nothing contained in this Agreement shall prohibit the Company from, prior to the date of the Stockholder’s Meeting (i) furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited written, bona fide proposal to the Company with respect to a Competing Transaction which could reasonably be expected to result in a Superior Proposal, if, (A) the failure to take such action would be inconsistent with the Board’s and the Independent Committee’s fiduciary duties to the Company’s stockholders under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company (x) provides reasonable notice to Phoenix to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and (y) receives from such person a fully executed confidentiality agreement, (ii) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 5.2, or recommending an unsolicited, bona fide proposal with respect to a Competing Transaction which could reasonably be expected to result in a Superior Proposal, following the receipt of such a proposal, if the failure to take such action would be inconsistent with the Board’s and the Independent Committee’s fiduciary duties to the Company’s stockholders under applicable law.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1    Preparation of the Proxy Statement and Schedule 13E-3. (a) The Company shall as promptly as practicable prepare and file a proxy or information statement relating to the Stockholders’ Meeting (together with all amendments, supplements and exhibits thereto, the “Proxy Statement”) with the SEC and will use its best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest practical time. The Company will notify Phoenix promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Phoenix with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders’?Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Phoenix reasonably objects. The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board described in Section 5.2, subject to any

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modification, amendment or withdrawal thereof, and represents that the Independent Advisor has, subject to the terms of its engagement letter with the Company, consented to the inclusion of references to its opinion in the Proxy Statement.

(b)    The Company, Phoenix, and Merger Sub shall together prepare and file a Transaction Statement on Schedule 13E-3 (together with all amendments and exhibits thereto, the “Schedule 13E-3”) under the Exchange Act. Each of Wilkerson, Phoenix and Merger Sub shall furnish all information concerning it, its affiliates and the holders of its capital stock required to be included in the Schedule 13E-3 and, after consultation with each other, shall respond promptly to any comments made by the SEC with respect to the Schedule 13E-3.

5.2    Stockholders’ Meeting. The Company shall call the Stockholders’ Meeting to be held as promptly as practicable for the purpose of voting upon the approval of this Agreement, the Merger and the other transactions contemplated hereby. The Company will, through its Board and the Independent Committee, recommend to its stockholders approval of such matters, unless the taking of such action would be inconsistent with the Board’s and the Independent Committee’s fiduciary duties to stockholders under applicable laws. The Company shall, at the direction of Phoenix, solicit from Company stockholders entitled to vote at the Stockholders’ Meeting proxies in favor of such approval and shall take all other action necessary or, in the judgment of Phoenix, helpful to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger. The Company shall coordinate and cooperate with Phoenix with respect to the timing of such meeting.

5.3    Legal Conditions to Merger. Each of the Company, Wilkerson and Phoenix shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the approval of stockholders of the Company described in Section 6.1 (a), and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and of any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption is likely, in such party’s reasonable opinion, (x) to be materially burdensome to such party and its Subsidiaries taken as a whole or to impact in a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement so as to render uneconomic the consummation of the Merger or (y) in the case of the Company, to result in the imposition of a condition or restriction on the Company, the Surviving Corporation or any of their respective Subsidiaries of the type referred to in Section 6.2(e). Each of the Company and Phoenix will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

5.4    Brokers or Finders. Except as disclosed to the other party in writing prior to the

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date hereof, each of Phoenix and the Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the Independent Advisor, whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such firm (a copy of which has been delivered by the Company to Phoenix prior to the date of this Agreement), and each party agrees to indemnify the other party and hold the other party harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such first party or its affiliates.

5.5    Indemnification; Directors’ and Officers’ Insurance. (a) As of the Effective Time, the certificate of incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the certification of incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company. From and after the Effective Time, for a period of six years, Phoenix and the Surviving Corporation, jointly and severally, shall indemnify the directors and officers of the Company on terms no less favorable than the provisions with respect to indemnification that are set forth in the certificate of incorporation of the Company as of the Effective Time. Phoenix and the Company agree that the directors, officers and employees of the Company covered thereby are intended to be third party beneficiaries under this Section 5.5 and shall have the right to enforce the obligations of the Surviving Corporation and the Phoenix.

(b)    The Surviving Corporation shall maintain in effect from the Effective Time until their expiration the current policies of the directors’ and officers’ liability insurance maintained by the Company.

5.6    Shareholder Lists. The Company shall promptly upon request of Phoenix, or shall cause its transfer agent to promptly, furnish Phoenix with mailing labels containing the names and addresses of all record holders of Company Common Stock and with security position listings of Company Common Stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Company Common Stock. The Company shall furnish Phoenix with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Phoenix or its agents may reasonably request.

5.7    Shareholder Litigation. The Company shall give Phoenix the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without the Company’s and Phoenix’s consent, which shall not be unreasonably withheld.

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5.8    Communication to Employees. The Company and Phoenix will cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written or oral communications or disclosure to employees of the Company or any of its Subsidiaries with respect to the Merger and any other transactions contemplated by this Agreement. Upon reasonable notice, the Company shall provide Phoenix access to the Company’s and its Subsidiaries’ employees and facilities.

5.9    Vote of the Acquisition Group. The Acquisition Group shall vote all of its shares of Company Common Stock at the Stockholders’ Meeting in accordance with the vote of the majority of the outstanding shares of Company Common Stock, not owned by any member of the Acquisition Group, entitled to vote at the Stockholders’ Meeting.

5.10    Agreement with Respect to Certain Option Shares. Prior to the Closing Date: (a) the members of the Acquisition Group shall not exercise any outstanding options to acquire additional shares of Company Common Stock, or otherwise acquire any additional shares of Company Common Stock; (b) the Company will not exercise any option to acquire any shares of Company Common Stock from any member of the Acquisition Group; and (c) if there is presented a Competing Proposal or a proposal that the Special Committee determines to be a Superior Proposal, Phoenix shall grant to the Independent Committee a proxy in the form attached as Exhibit C to vote 454,036 of the shares of Company Common Stock currently held by Phoenix (which are subject to an option held by the Company to purchase such shares at an exercise price of $0.90 per share pursuant to that certain Agreement dated August 9, 2001, as extended by that certain letter agreement dated April 25, 2003).

ARTICLE VI

CONDITIONS PRECEDENT

6.1    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)    Stockholder Approval. The Company Shareholder Approval shall have been obtained and the vote in favor of approval of this Agreement, the Merger and the other transactions contemplated by this Agreement, of a majority of the outstanding shares of Company Common Stock not owned by any member of the Acquisition Group and entitled to vote thereon shall have been obtained.

(b)    Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations or early terminations of waiting periods imposed by, any Governmental Entity (all the foregoing, “Consents”) which are necessary for the consummation of the Merger shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

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(c)    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

6.2    Conditions to Obligations of Wilkerson, Phoenix and Merger Sub. The obligations of Wilkerson, Phoenix and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Wilkerson, Phoenix and Merger Sub:

(a)    Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the Effective Time as though made on or as of such time (ignoring for purposes of this determination any materiality or Material Adverse Effect qualifiers contained within individual representations and warranties), except for (i) those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period, (ii) such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company and (iii) such failures to be true and correct that Wilkerson had actual knowledge of as of the date of this Agreement.

(b)    Performance of Obligations of Company. The Company shall have performed and complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Phoenix shall have received a certificate signed on behalf of the Company by the President and Chief Executive Officer of the Company and by the Chief Financial Officer of the Company to such effect.

(c)    Appraisal Rights. Dissenting Shares shall constitute less than 25% of all shares of Company Common Stock outstanding immediately prior to the Effective Time.

(d)    Consents Under Agreements. The Company shall have obtained the consent or approval of, except for those consents or approvals for which failure to obtain such consents or approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each Person (other than the Requisite Regulatory Approvals) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any Subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument.

(e)    Burdensome Condition. There shall not be any action taken, or any statute, rule,

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regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any requirement upon Phoenix, the Surviving Corporation or their respective Subsidiaries which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render uneconomic the consummation of the Merger, or which would require Phoenix or any of its Subsidiaries to dispose of any asset which is material to Phoenix prior to the Effective Time.

(f)    Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company and no facts or circumstances arising after the date of this Agreement shall have occurred which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company.

(g)    Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Phoenix, and Phoenix shall have received copies of all such documents and other evidences as Phoenix may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(h)    No Action. No action, suit or proceeding shall have been instituted, or shall be pending or threatened (i) seeking to restrain in any material respect or prohibit the consummation of the Merger, (ii) seeking to obtain from the Company, Phoenix or Merger Sub any damages which would reasonably be expected to result in a Material Adverse Effect or (iii) seeking to impose the restrictions, prohibitions or limitations referred to in subsection (e) above.

6.3    Conditions to Obligations of Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

(a)    Representations and Warranties. The representations and warranties of Wilkerson, Phoenix and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the Effective Time as though made on or as of such time (ignoring for purposes of this determination any materiality or Material Adverse Effect qualifiers contained within individual representations and warranties), except for (i) those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period and (ii) such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Phoenix.

(b)    Performance of Obligations of Wilkerson, Phoenix and Merger Sub. Wilkerson, Phoenix and Merger Sub shall have performed and complied in all material respects with all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Phoenix by the President and Chief Executive Officer of Phoenix or a Corporate Vice President of Phoenix, and by the Senior Vice President and Chief Financial Officer of Phoenix or the Corporate Vice President and Treasurer of Phoenix to such effect.

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ARTICLE VII

TERMINATION AND AMENDMENT

7.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a)    by mutual consent of Phoenix and the Company in a written instrument, whether or not the Merger has been approved by the stockholders of the Company;

(b)    by Phoenix on behalf of itself, Wilkerson and Merger Sub, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue such that the conditions set forth in Section 6.2, would be incapable of being satisfied by December 31, 2003 (or such later date as Phoenix may agree to in writing), in each case only if Wilkerson did not have actual knowledge of, and did not cause, such breach or untruth;

(c)    by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Phoenix or Merger Sub set forth in this Agreement, or if any representation or warranty of Phoenix or Merger Sub shall have become untrue such that the conditions set forth in Section 6.3, would be incapable of being satisfied by December 31, 2003;

(d)    by either Phoenix or the Company, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and non-appealable;

(e)    by either Phoenix or the Company if the Merger shall not have been consummated on or prior to December 31, 2003 (or such later date as may be agreed to in writing by the Company and Phoenix) (other than due to the circumstances described in Section 7.1(f) or the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

(f)    by either Phoenix or the Company, if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a Stockholders’ Meeting or at any adjournment thereof or by Phoenix if the condition set forth in Section 6.2(c) is not satisfied; provided that if the Acquisition Group has breached Section 5.9 hereof, Phoenix shall not have the right to terminate this Agreement under this Section 7.1(f);

(g)    by Phoenix, if the Independent Committee or the Board shall have (i) withdrawn,

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modified or changed its approval or recommendation of this Agreement, the Merger or any of the other transactions contemplated herein in any manner which is adverse to Phoenix or Merger Sub, or shall have resolved to do the foregoing; or (ii) approved or have recommended to the stockholders of the Company a Competing Transaction or a Superior Proposal, or entered into an agreement with respect to a Competing Transaction or Superior Proposal, or shall have resolved to do the foregoing;

(h)    by Phoenix, if (i) a tender offer or exchange offer or a proposal by a third party to acquire the Company or the Shares pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or similar transaction shall have been commenced or publicly proposed which contains a proposal as to price (without regard to the specificity of such price proposal) and (ii) the Company shall not have made a recommendation to the stockholders of the Company to reject such proposal within 10 business days of its commencement or the date such proposal first becomes publicly disclosed, if sooner;

(i)    by the Company, if the Independent Committee and the Board authorize the Company to enter into a written agreement with respect to a Competing Transaction that the Independent Committee and the Board have determined is a Superior Proposal; provided however, that, the Company shall not terminate this Agreement pursuant to this Section 7.1(i) and enter into an agreement for such a Competing Transaction until the expiration of five business days following Phoenix’s receipt of a written notice advising Phoenix that the Company has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying written documentation) and identifying the Person making such Superior Proposal. After providing such notice, the Company shall provide a reasonable opportunity to Phoenix during such five business day period to make such adjustments in the terms and conditions of this Agreement as would enable Phoenix to proceed with the Merger on such adjusted terms.

7.2    Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger by either the Company or Phoenix as provided in Section 7.1, this Agreement shall forthwith terminate and there shall be no liability or obligation on the part of Phoenix, Merger Sub, Wilkerson or the Company or their respective officers or directors except with respect to Sections 5.5 and 7.3; provided, however, that, subject to the provisions of Section 8.8, nothing herein shall relieve any party of liability for any breach hereof, except that in the event of a termination of this Agreement, no party shall have any right to the recovery of expenses except as provided in Section 7.3.

7.3    Fees, Expenses and Other Payments. (a) Except as otherwise provided in this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its “Expenses”).

(b)    The Company agrees that if this Agreement shall be terminated pursuant to:

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(i)    Section 7.1(b) and such termination is the result of material breach of any covenant, agreement, representation or warranty contained herein, or Section 7.1(e) if the Agreement shall have been terminated by the Company and in each such event at any time during the period commencing on the date hereof and ending twelve months after the date of termination of this Agreement, a Competing Transaction shall have been consummated or the Company shall have entered into a definitive agreement providing for a Competing Transaction;

(ii)    Section 7.1(f) because the Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at a meeting of the stockholders of the Company called to vote thereon, and at the time of such meeting there shall exist a proposal with respect to a Competing Transaction which either (x) the Board or the Independent Committee has not publicly opposed or (y) is consummated, or a definitive agreement with respect to which is entered into, at any time during the period commencing on the date hereof and ending twelve months after the date of termination of this Agreement; or

(iii)    Section 7.1(e), Section 7.1(g), Section 7.1(h) or Section 7.1(i);

then in each such event the Company shall pay to Phoenix an amount equal to all of Phoenix’s reasonable Expenses incurred in connection with the transactions contemplated hereby; provided, that in the event of a termination pursuant to Section 7.1(e), such Expenses shall not exceed $125,000.00.

(c)    The Company agrees that if this Agreement shall be terminated pursuant to Section 7.1(d), then the Company shall pay to Phoenix an amount equal to all of Phoenix’s reasonable Expenses; provided that the Company shall not be obligated to make any payment pursuant to this Section 7.3(c) if the Company shall be obligated to make a payment to Phoenix pursuant to Section 7.3(b).

(d)    Phoenix, Wilkerson and Merger Sub agree that if this Agreement shall be terminated pursuant to Section 7.1(c), then they shall pay to the Company an amount equal to its reasonable expenses.

(e)    Any payment required to be made pursuant to this Section 7.3 shall be made as promptly as practicable but not later than five business days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Phoenix, except that any payment to be made as the result of an event described in Section 7.3(b)(i) or clause (y) of Section 7.3(b)(ii) shall be made as promptly as practicable but not later than five business days after the date on which a Competing Transaction shall have been consummated.

7.4    Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors and the Independent Committee, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or of Phoenix, but, after any such approval, no amendment shall be made which by

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law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.5    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors and the Independent Committee, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Survival of Representations, Warranties and Agreements. The representations and warranties made by the parties contained in this Agreement and any other agreement delivered pursuant hereto or made in writing by or on behalf of the parties shall not survive beyond the Effective Time.

8.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Wilkerson, Phoenix or Merger Sub, to:

Phoenix Group of Florida, Inc.

3000 Northeast 30th Place, Fifth Floor

Fort Lauderdale, Florida 33306

Attention: William A. Wilkerson

Facsimile: 954-565-0742

With a copy to:

Adorno & Yoss, P.A.

2601 South Bayshore Drive, Suite 1600

Miami, Florida 33133

Attention: Dennis J. Olle, Esq.

Facsimile: 305-858-4777

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(b)	if to the Company, to:

BCT International, Inc.

3000 Northeast 30th Place, Fifth Floor

Fort Lauderdale, Florida 33306

Attention: Jeffrey Hewson

Facsimile: 954-565-0742

With a copy to:

Mitrani, Rynor, Adamsky & Macaulay, P.A.

One Southeast Third Avenue

Suite 2200

Miami, Florida 33131

Attention: Robert Macaulay

Facsimile: 305-358-9617

8.3    Certain Definitions. For purposes of this Agreement:

(a)    an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b)    “Beneficially Own” or “Beneficial Ownership” with respect to any securities, means having “beneficial ownership” of such securities in accordance with the provisions of Rule 13d-3 under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a person include securities beneficially owned by all other persons with whom such person would constitute a group;

(c)    “Competing Transaction” shall mean any of the following (other than the transactions contemplated by this Agreement) involving the Company: (i) any merger, consolidation, share exchange, exchange offer, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company resulting in the Company’s current shareholders owning less than a majority of the capital stock of the surviving corporation in such transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 20% or more of the total assets of the Company and its Subsidiaries, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person or group acquiring Beneficial Ownership of 15% or more, or such person or group having increased its Beneficial Ownership beyond 15%, of the outstanding Shares; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

(d)    “Environmental Matters” shall mean any matter arising out of or relating to pollution

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or protection of the environment, human safety or health, or sanitation, including, without limitation, matters relating to food preparation and handling, emissions, discharges, releases, exposures or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes including petroleum and its fractions, radiation, polychlorinated byphenols, biohazards and all toxic agents of whatever type or nature into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes including petroleum and its fractions, radiation, biohazards and all toxic agents of whatever type or nature. “Environmental Liability” means any liability or obligation arising under any law or under any other theory of law or equity (including, without limitation, any liability for personal injury, property damage or remediation) arising from or relating to any Environmental Matters.

(e)    “ERISA Affiliate” shall mean any business or entity which is a member of the same “controlled group of corporations,” under “common control” or an “affiliated service group” with the Company within the meaning of Sections 414(b), (c) or (m) of the Code, as required to be aggregated with the Company under Section 414(o) of the Code, or is under “common control” with the Company, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

(f)    “Group” means two or more persons acting together for the purpose of acquiring, holding, voting or disposing of any securities, which persons would be required to file a Schedule 13D or Schedule 13G with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such persons beneficially owned a sufficient amount of such securities to require such a filing under the Exchange Act;

(g)    “Material” with respect to any entity means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses or operations of such entity and its Subsidiaries taken as a whole;

(h)    “Material Adverse Effect” means, with respect to the Company or Phoenix, any change, event or effect shall have occurred that, when taken together with all other adverse changes, events or effects that have occurred would or would reasonably be expected to (i) be materially adverse to the business, assets, properties, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole, or (ii) prevent or materially delay the consummation, or increase the cost to Phoenix or Merger Sub, of the Merger;

(i)    “Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other legal entity;

(j)    a “Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

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(k)    “Superior Proposal” means any bona fide written proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company and the assumption of the liabilities and obligations of the Company to be followed by a pro rata distribution of the sale proceeds to stockholders of the Company, that (i) is not subject to any financing conditions or contingencies, (ii) provides holders of Company Common Stock with per share consideration that the Independent Committee determines in good faith, after receipt of advice of its financial advisor, is more favorable from a financial point of view than the consideration to be received by holders of Company Common Stock in the Merger, (iii) is determined by the Independent Committee in its good faith judgment, after receipt of advice of its financial advisor and outside legal counsel, to be likely of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal, the Person making the proposal and the expected timing to complete the proposal), (iv) does not, in the definitive agreement, contain any “due diligence” conditions, and (v) has not been obtained by or on behalf of the Company in violation of Section 4.3 hereof; and

(l)    Any accounting term that is used in the context of describing or referring to an accounting concept and that is not specifically defined herein shall be construed in accordance with GAAP as applied in the preparation of the financial statements of the Company included in the Company SEC Documents (including, without limitation, the Year-End Financial Statements and the Balance Sheet).

8.4    Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 29, 2003.

8.5    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.6    Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the letter agreement of April 25, 2003; and (b) except as provided in Sections 2.2, 2.3 and 5.5, is not intended to confer upon any person other than

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the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

8.7    Governing Law; Consent to Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to the principles of conflicts of laws thereof.

(b)    Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of any Florida state court or any federal court located in the State of Florida in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

8.8    Severability; No Remedy in Certain Circumstances. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

8.9    Publicity. Except as otherwise required by any applicable law or rules or regulations promulgated thereunder, so long as this Agreement is in effect, neither the Company, Wilkerson nor Phoenix shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

8.10    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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8.11    Adjustment. All dollar amounts and share numbers set forth herein, including without limitation the Merger Consideration, shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Company Common Stock, between the date of this Agreement and the Effective Time, to the extent appropriate.

8.12    Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

8.13    Waiver. All waivers must be in writing. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

8.14    Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Phoenix, Merger Sub, Wilkerson and the Company have caused this Agreement, to be signed by their respective officers thereunto duly authorized, all as of May 29, 2003.

PHOENIX GROUP OF FLORIDA, INC.

By:	/s/ WILLIAM A. WILKERSON
William A. Wilkerson
President

PHOENIX ACQUISITION CORP.

By:	/s/ WILLIAM A. WILKERSON
William A. Wilkerson
President

BCT INTERNATIONAL, INC.

By:	/s/ JEFFREY K. HEWSON
Name:	Jeffrey K. Hewson
Title:	Director

/s/ WILLIAM A. WILKERSON
William A. Wilkerson

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[GRAPHIC APPEARS HERE]	Capitalink, L.C. Member NASD|SIPC

Columbus Center One Alhambra Plaza, Suite 1410 Coral Gables, Florida 33134

Smart Investment Bankingsm	Phone 305-446-2026 Fax 305-446-2926 www.capitalinklc.com

May 27, 2003

Independent Committee of the Board of Directors

BCT International, Inc.

3000 N.E. 30th Place

5th floor

Fort Lauderdale, FL 33306

Gentlemen:

We have been advised that, pursuant to a draft Agreement and Plan of Merger, dated May 19, 2003, by and among the BCT International, Inc. (the “Company”), Phoenix Group of Florida, Inc. (“Phoenix”), Phoenix Acquisition Corp. and William A. Wilkerson (“Wilkerson”, and collectively with Phoenix, the “Phoenix Group”) (the “Draft Agreement”), Phoenix intends to purchase, by means of a merger, all of the Company’s outstanding common stock that is not beneficially owned by Phoenix or Wilkerson, or their respective affiliates (the “Acquisition Group”) in exchange for $2.00 in cash for each share of the Company’s common stock (the “Merger Consideration”).

The transaction described above is referred to as the “Proposed Transaction.” We have been retained to render an opinion as to whether, on the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company other than the Acquisition Group and officers, directors and affiliates of the Company (the “Non-Affiliated Stockholders”).

We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision of the Company to proceed with or effect the Proposed Transaction. In addition, we have not been requested to explore any alternatives to the Proposed Transaction. Further, our opinion does not address the relative merits of the Proposed Transaction as compared to any alternative business strategy that might exist for the Company.

In arriving at our opinion, we took into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things (i) reviewed documents relating to the Proposed Transaction, including the Draft Agreement; (ii) reviewed publicly available financial information and other data with respect to the Company, including the Annual Report on Form 10-K for the fiscal year ended February 28, 2002, and the Quarterly Report on Form 10-Q for the quarter ended November 30, 2002; (iii) reviewed draft financial information provided by the Company for the fiscal year ended February 28, 2003; (iv) reviewed and analyzed the Company’s projected unlevered free cash flows and prepared discounted cash flows; (v)

Mergers & Acquisitions |	Fairness Opinions & Valuations |	Restructuring |	Capital Raising |	Financial Advisory

Independent Committe of the Board of Directors	May 27, 2003
BCT International, Inc.	Page 2

reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to those of the Company; (vi) reviewed and analyzed the premiums paid in transactions involving the acquisition of a minority ownership interest in publicly-traded companies; (vii) reviewed and analyzed the premiums implied by the per share consideration in the Proposed Transaction; (viii) reviewed and analyzed the Company’s adjusted book value; (ix) reviewed and analyzed the market value of certain notes receivable; (x) reviewed and discussed with representatives of the management of the Company certain financial and operating information furnished by them, including financial analyses and projections and related assumptions with respect to the business, operations and prospects of the Company; (xi) considered the historical financial results and present financial condition of the Company; (xii) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of the Company; (xiii) inquired about and discussed the Proposed Transaction and other matters related thereto with Company management, the Independent Committee and its legal counsel; and (xiv) performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and we have further relied upon the assurances of Company management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections utilized, we assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which we could form an opinion. We have not made a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of the Company. We have assumed that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with the Company, it is assumed that the Proposed Transaction will be a taxable event to the Company’s stockholders.

We have also assumed, with your consent, that the Proposed Transaction will be consummated substantially in accordance with the terms set forth in the Draft Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Non-Affiliated Stockholders of the Company.

Our opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, May 27, 2003. Accordingly, although subsequent developments may affect our opinion, we have not assumed any obligation to update, review or reaffirm our opinion.

Our opinion is for the use and benefit of the Independent Committee and the Board of Directors in connection with its consideration of the Proposed Transaction and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote in connection with the Proposed Transaction. We do not express any

Independent Committe of the Board of Directors	May 27, 2003
BCT International, Inc.	Page 3

opinion as to the underlying valuation or future performance of the Company or the price at which the Company’s common stock would trade at any time in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the Non-Affiliated Stockholders of the Company.

In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

Our opinion is for the use and benefit of the Independent Committee and the Board of Directors and is rendered in connection with its consideration of the Proposed Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with the Company may be included in, any proxy statement or other materials relating to the Proposed Transaction that the Company files with the U.S. Securities and Exchange Commission.

Very truly yours,

CAPITALINK, L.C.

Appendix C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

APPRAISAL RIGHTS.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

(a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

(b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

(c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

(d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

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(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holders’ shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has

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demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceeding as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its

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discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or together distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however; that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (last amended by Ch. 339, L. ‘98. Eff. 7-1-98.)

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BCT INTERNATIONAL, INC.

PRELIMINARY FORM OF PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON             , 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints William A. Wilkerson, with the power of substitution, the proxies of the undersigned to vote with the same force and effect as the undersigned, all shares of common stock of BCT International, Inc. (“BCTI”) which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at the offices of BCTI at 3000 N.E. 30th Place, Fifth Floor, Fort Lauderdale, Florida 33306, on             , 2003, at 2:00 P.M. and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matter:

The approval and adoption of an Agreement and Plan of Merger, dated as of May             , 2003, by and among acquisition group of Florida, Inc., Phoenix Acquisition Corp. and BCTI, providing for the merger of Phoenix Acquisition Corp. with and into BCTI.

☐ FOR ☐ AGAINST ☐ ABSTAIN

To vote to adjourn the meeting.

☐ FOR ☐ AGAINST ☐ ABSTAIN

This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted for the approval and adoption of the Agreement and Plan of Merger. Shares cannot be voted unless this proxy card is signed and returned or shares are voted in person at the Special Meeting.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Common Stockholders to be held on         , 2003, and the Proxy Statement, dated             , 2003 prior to the signing of this proxy.

Dated             , 2003

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. When a proxy is given by a partnership, it should be signed in the partnership name by an authorized person.

PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY IN THE ENCLOSED ENVELOPE.